Filed with the U.S. Securities and Exchange Commission on November 15, 2024.

Registration No. 333-[●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STAK INC.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Cayman Islands	3533	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Building 11, 8th Floor, No. 6 Beitanghe East Road,

Tianning District, Changzhou, Jiangsu,

People’s Republic of China, 213000

Telephone: +86 519-8880 2609

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Lawrence S. Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Road Central Hong Kong SAR Telephone: +852-3923-1111	Richard I. Anslow, Esq. Lijia Sanchez, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Telephone: 212-370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)

Dated November 15, 2024

STAK INC.

1,250,000 Ordinary Shares

We are offering 1,250,000 Ordinary Shares, $0.001 par value per share (“Ordinary Shares”). This is the initial public offering of our Ordinary Shares (the “Offering”). Prior to this Offering, there has been no public market for Ordinary Shares. We expect the initial public offering price of the Ordinary Shares will be $4.00 per share.

We have applied to list our Ordinary Shares on the Nasdaq Capital Market (“Nasdaq”) under the symbol “STAK.” At this time, Nasdaq has not yet approved our application to list our Ordinary Shares. The closing of this Offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Ordinary Shares will be approved for listing on Nasdaq.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Our Being an ‘Emerging Growth Company’” and “Risk Factors” on pages 14 and 17, respectively.

Upon the completion of this Offering, we will be a “controlled company” as defined under the Nasdaq Stock Market Rules because our controlling shareholder will own 68.44% of our total issued and outstanding Ordinary Shares, representing 68.44% of the total voting power, assuming that the underwriters do not exercise the over-allotment option. Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules after the Offering, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent and our nominating and corporate governance and compensation committees might not consist entirely of independent directors.

We are not a Chinese operating company but a Cayman Islands holding company without material operations and this structure involves unique risks to investors. Investors in our Ordinary Shares should be aware that they are not holding equity interests in our Chinese operating companies directly. Investors are purchasing equity solely in STAK, Inc., our Cayman Islands holding company. The risks could result in a material change in the value of the securities we are registering for sale or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. Our Ordinary Shares offered in this prospectus are shares of our Cayman Islands holding company, which has no material operations of its own and conducts substantially all of its operations through the operating entities established in the People’s Republic of China, or the PRC, primarily YLAN Technology (Changzhou) Co., Ltd. (“YLAN”), our wholly-owned subsidiary and its subsidiaries. Because all of our operations are conducted in mainland China through our wholly-owned subsidiaries, we are subject to certain legal and operational risks associated with our operations in mainland China, including that changes in the legal, political and economic policies of the Chinese government, the relations between China and the United States, or Chinese or United States regulations may materially and adversely affect our business, financial condition and results of operations. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks could result in a material change in our operations and/or the value of our Ordinary Shares or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our Ordinary Shares to significantly decline or be worthless. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in mainland China, including cracking down on illegal activities in the securities market, enhancing supervision over mainland China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. See “Risk Factors” beginning on page 17 of this prospectus for a discussion of risks facing the Company and the Offering as a result of this structure.

On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued an announcement to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over mainland China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. On November 14, 2021, Cyberspace Administration of China (“CAC”) published the Administration Measures for Cyber Data Security (Draft for Public Comments), or the “Cyber Data Security Measure (Draft)”, and on December 28, 2021, Cybersecurity Review Measures were published by Cyberspace Administration of China, or the CAC, National Development and Reform Commission, Ministry of Industry and Information Technology, Ministry of Public Security, Ministry of State Security, Ministry of Finance, Ministry of Commerce, People’s Bank of China, State Administration for Market Regulation, State Administration of Radio and Television, China Securities Regulatory Commission, State Secrecy Administration and State Cryptography Administration, which became effective on February 15, 2022 and provides that critical information infrastructure operators that purchase internet products and services and data processing operators engaging in data processing activities that affect or may affect national security shall be subject to the cybersecurity review by the Cybersecurity Review Office. Cybersecurity Review Measures also requires cyberspace operators with personal information of more than 1 million users who want to list abroad to file a cybersecurity review with the Office of Cybersecurity Review. As of the date of this prospectus, these new laws and guidelines have not impacted the Company’s ability to conduct its business, accept foreign investments, or list and trade on a U.S. or other foreign exchange; however, there are uncertainties in the interpretation and enforcement of these new laws and guidelines, which could materially and adversely impact our business and financial outlook and may impact our ability to accept foreign investments or continue to list on a U.S. or other foreign exchange. Also as of the date of this prospectus, we do not believe we are in a monopolistic position in the manufacturing industry.

On February 17, 2023, China Securities Regulatory Commission (the “CSRC”) issued the Trial Measures for the Administration of Overseas Issuance and Listing of Securities by Domestic Enterprises and five supporting guidelines, which became effective on March 31, 2023 (the “Overseas Listing Regulations”). The Overseas Listing Regulations require that a PRC domestic enterprise seeking to issue and list its shares overseas shall complete the filing procedures with the CSRC, failing which we may be fined between RMB 1 million and RMB 10 million. Such overseas securities issuance and listing include direct and indirect issuance and listing. Where an enterprise, whose principal business activities are conducted in mainland China, seeks to issue and list its shares in the name of an overseas entity, such practice is deemed as an indirect overseas issuance and listing in the meaning of the Overseas Listing Regulations. Among other things, if an overseas company intends to issue and list its shares in an overseas market, it should, through its major operating entity incorporated in the PRC, submit filing materials to the CSRC within three working days after its initial filing of the application for issuance and listing to the overseas securities authorities. The required filing materials shall include but not be limited to: (1) filing report and relevant commitments; and (2) domestic legal opinions. According to the Overseas Listing Regulations, we are subject to the filing procedures and need to complete the filing procedures with CSRC before our listing on U.S. exchanges. We have completed the filing with the CSRC in connection with this Offering and our listing on the Nasdaq Capital Market, and the CSRC published the notification of its approval of our completion of the required filing procedures on August 9, 2024. In accordance with the CSRC notification, we are required to report the Offering and listing status to the CSRC within 15 business days from our completion of our Offering. If we fail to complete this Offering within 12 months from the issuance date of notification, and the Offering is still under progress, we are required to update the filing materials with the CSRC. Further, we are required to complete the filing procedure with the CSRC under the Trial Measures for any future offerings or any other capital raising activities once listed, and we cannot assure you that we will be able to complete such filings in a timely manner, or at all. Any failure by us to comply with such filing requirements under the Trial Measures may result in an order to rectify, warnings and fines against us and could materially hinder our ability to offer or to continue to offer our securities. The Overseas Listing Regulations may subject us to additional compliance requirements in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Overseas Listing Regulations on a timely basis, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our Ordinary Shares to significantly decline in value or become worthless.

Furthermore, as more stringent criteria have been imposed by the U.S. Securities and Exchange Commission (“SEC”) and the Public Company Accounting Oversight Board (the “PCAOB”) recently, our securities may be prohibited from trading if our auditor cannot be fully inspected. The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. The HFCA Act states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit such Ordinary Shares from being traded on a national securities exchange or in the over the counter trading market in the U.S. On December 23, 2022, the Accelerating Holding Foreign Companies Accountable Act (“AHFCA Act”) was enacted, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. See “Risk Factors — Risks Related to Doing Business in China — Our Ordinary Shares may be delisted under the HFCA Act if the PCAOB is unable to inspect our auditors for two consecutive years. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment” on page 29. On December 16, 2021, the PCAOB issued its determination (the “2021 Determinations”) that the PCAOB was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in the PRC or Hong Kong. This list does not include our auditor, HTL International, LLC. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in mainland China and Hong Kong. Pursuant to the Protocol, the PCAOB has independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. However, uncertainties still exist about whether this new framework will be fully complied with. While our auditor is based in the U.S. and is registered with PCAOB and subject to PCAOB inspection, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause our securities to be delisted from the Nasdaq Capital Market. On August 26, 2022, the PCAOB signed an agreement with the CSRC and the Ministry of Finance of the People’s Republic of China, allowing the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong completely, consistent with U.S. law. On December 15, 2022, the PCAOB issued a Determination Report which determined that the PCAOB (1) is able to select engagements, audit areas, and potential violations to be reviewed or investigated, (2) has timely access to, and the ability to retain and use, any document or information that the PCAOB considers relevant to an inspection or investigation, and (3) is able to conduct inspections and investigations in a manner consistent with the provisions of the Act and the rules of the PCAOB, as interpreted and applied by the PCAOB. Consequently, the PCAOB concluded that in the absence of any evidence that authorities in the PRC currently are taking any positions to impair the PCAOB’s ability to execute its statutory mandate with respect to inspections or investigations, the HFCA Act dictates that the PCAOB vacate the 2021 Determinations. As required by the HFCA Act, if in the future the PCAOB determines it no longer can inspect or investigate completely because of a position taken by an authority in the PRC, the PCAOB will act expeditiously to consider whether the PCAOB should issue a new determination.

As of the date of this prospectus, there were no cash flows between our Cayman Islands holding company and our subsidiaries. Funds are transferred among our PRC subsidiaries for working capital purposes, primarily between YLAN, our main operating subsidiary, and its subsidiaries. The transfer of funds among companies are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Revision, the “Provisions on Private Lending Cases”), which was implemented on August 20, 2020 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. For the fiscal years ended June 30, 2024 and 2023, no transfers, dividends or distributions from a subsidiary were made to STAK Inc. or other investors. As advised by our PRC counsel, DeHeng Law Offices (Shenzhen), the Provisions on Private Lending Cases do not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations. We have not been notified of any other restriction which could limit our PRC subsidiaries’ ability to transfer cash between subsidiaries.

Please see “Risk Factors” beginning on page 17 of this prospectus for additional information.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the disclosures beginning on page 35 of this prospectus for more information.

Neither the SEC nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 17 of this prospectus to read about factors you should consider before buying our Ordinary Shares.

	PER SHARE	TOTAL
Initial public offering price	$4.00	$5,000,000
Underwriting discounts and commissions(1)(2)	$0.30	$375,000
Proceeds, before expenses, to us	$3.70	$4,625,000

(1)	The underwriters will receive compensation in addition to the discounts and commissions. For a description of compensation payable to the underwriters, see “Underwriting” beginning on page 98.
(2)	Does not include a non-accountable expense allowance equal to $50,000, payable to the underwriters, or the reimbursement of certain expenses of the underwriters. For a description of other terms of compensation to be received by the underwriters, see “Underwriting” beginning on page 98.

We expect our total cash expenses for this Offering (including cash expenses payable to our underwriters for their out-of-pocket expenses) to be approximately $1,402,883, exclusive of the above discounts and commissions. These payments will further reduce proceeds available to us before expenses. See “Underwriting.”

This Offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the Ordinary Shares if any such Ordinary Shares are taken. We have granted the underwriters an option for a period of forty-five (45) days after the closing of this Offering to purchase up to 15% of the total number of our Ordinary Shares to be offered by us pursuant to this Offering (excluding shares subject to this option), solely for the purpose of covering over-allotments, at the initial public offering price less the underwriting discounts and commissions. If we complete this Offering, net proceeds will be delivered to us on the closing date.

The underwriters expect to deliver the Shares to purchasers against payment on                    , 2024.

Prospectus dated                   , 2024

For investors outside the United States: neither we nor the underwriters have done anything that would permit this Offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Ordinary Shares and the distribution of this prospectus outside the United States.

Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any amendment or supplement to this prospectus, or in any free writing prospectus we have prepared, and neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. Neither we nor the underwriters are making an offer to sell, or seeking offers to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date on the cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of shares. Our business, financial condition, results of operations and prospects may have changed since the date on the cover page of this prospectus.

1

Conventions Which Apply to this Prospectus

Throughout this prospectus, we use a number of key terms and provide a number of key performance indicators used by management. Unless the context otherwise requires, the following definitions apply throughout where the context so admits:

●	“CAGR” refers to compound average growth rate;

●	“Changzhou Zhongshan” refers Changzhou Zhongshan Intelligent Equipment Co., Ltd., one of our PRC subsidiaries.

●	“China” or the “PRC”, in each case, refers to the People’s Republic of China;

●	“Hong Kong” refers to Hong Kong Special Administrative Region in the PRC;

●	“mainland China” are to the People’s Republic of China, excluding, solely for the purpose of this prospectus, Hong Kong, Macau and Taiwan. The term “mainland Chinese” has a correlative meaning for the purpose of this prospectus;

●	“PRC Subsidiaries” refers to the Company’s subsidiaries incorporated in the mainland China, including STAK (Changzhou) Intelligent Technology Co., Ltd, YLAN Technology (Changzhou) Co., Ltd, and Changzhou Zhongshan Intelligent Equipment Co., Ltd;

●	“RMB” or “Chinese Yuan” refers to the legal currency of China;

●	“SEC” refers to the Securities and Exchange Commission;

●	“Shares” or “Ordinary Shares” refer to the Ordinary Shares of STAK, Inc., par value $0.001 per share;

●	“we,” “us,” “our,” the “Company” and the “Group” refer to STAK Inc., a Cayman Islands exempted company, together as a group with its subsidiaries;

●	“U.S. dollars,” “dollars,” “USD” or “$” refers to the legal currency of the United States; and

●	“YLAN” refers to YLAN Technology (Changzhou) Co., Ltd., as operating entity of STAK Inc. in mainland China;

All information in this prospectus assumes no exercise by the underwriters of their over-allotment option unless the context indicates otherwise. On May 20, 2024, the Company effected a one thousand-for-one subdivision of shares to shareholders, which increased the total number of authorized and issued Ordinary Shares from 50,000 to 50,000,000, and decreased the par value of Ordinary Shares from $1 to $0.001. Then the shareholders surrendered an aggregate of 40,000,000 Ordinary Shares to the Company for no consideration, which shares were cancelled thereafter. Following the surrender, the issued and outstanding Ordinary Shares are 10,000,000 of par value of $0.001 per share. Throughout this prospectus, each reference to a number of our Ordinary Shares selling in this Offering at $4.00 per share gives effect to the share reorganization, unless otherwise indicated.

Our business is conducted through our wholly-owned subsidiaries in mainland China and we do not operate in Hong Kong, Macau, or Taiwan. Our consolidated financial statements are presented in U.S. dollars. In this prospectus, we refer to assets, obligations, commitments, and liabilities in our consolidated financial statements in U.S. dollars. These dollar references are based on the exchange rate of RMB to U.S. dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of U.S. dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

The expressions “associated company”, “related corporation” and “subsidiary” shall have the respective meanings ascribed to them in the Cayman Companies Act (the “Companies Act”), as the case may be. Any discrepancies in tables included herein between the total sum of amounts listed and the totals thereof are due to rounding. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Certain of our customers and suppliers are referred to in this prospectus by their trade names. Our contracts with these customers and suppliers are typically with an entity or entities in the relevant customer or supplier’s group of companies.

Internet site addresses in this prospectus are included for reference only and the information contained in any website, including our website, is not incorporated by reference into, and does not form part of, this prospectus.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

In some cases, you can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “potential,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements about:

●	changes in political, social and economic conditions, the regulatory environment, laws and regulations and interpretation thereof in the jurisdictions where we conduct business or expect to conduct business;

●	the risk that we may be unable to realize our anticipated growth strategies and expected internal growth;

●	changes in the availability and cost of professional staff which we require to operate our business;

●	changes in customers’ preferences and needs;

●	changes in competitive conditions and our ability to compete under such conditions;

●	changes in our future capital needs and the availability of financing and capital to fund such needs;

●	changes in currency exchange rates or interest rates;

●	projections of revenue, profits, earnings, capital structure and other financial items;

●	changes in our plan to enter into certain new business sectors;

●	other factors beyond our control.

You should read this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

This prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable.

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Market and Industry Data

This prospectus contains estimates and information concerning our industry, including our market position and the size and growth rates of the markets in which we participate, that are based on industry publications and the reports. This prospectus contains statistical data and estimates issued by Beijing Bo Yan Zhishang Information Advise Co., Ltd., a research firm, in connection with this Offering, for which we paid a fee. This information involves a number of assumptions and limitations, and you are cautioned not to place undue reliance on these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry reports. While we believe that the information from these industry publications, surveys and studies is reliable, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Presentation of Financial and Other Information

Unless otherwise indicated, all financial information contained in this prospectus is prepared and presented in accordance with U.S. GAAP.

All references in this prospectus to “U.S. dollars,” “US$,” “$” and “USD” refer to the currency of the United States of America. Unless otherwise indicated, all references to currency amounts in this prospectus are in USD.

We have made rounding adjustments to some of the figures contained in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be exact arithmetic aggregations of the figures that preceded them.

Impact of the COVID-19 Pandemic on Our Operations and Financial Performance

The COVID-19 pandemic significantly impacted our business operations in 2021, 2022, and early 2023. The Chinese government’s implementation of various governmental measures, including lockdowns, closures, quarantines, and travel bans, had adverse effects on our product demand and manufacturing capacity. The sporadic COVID-19 outbreaks in some provinces, coupled with the normalization of the dynamic COVID-Zero policy, continued to affect our business, including aspects such as business travel, marketing, and customer service, throughout 2020 and 2022. Furthermore, the dynamic COVID-Zero policy implemented during the Winter Olympic Games and the outbreak of the epidemic in Shanghai in the first half of 2022 severely impacted our factories’ manufacturing capabilities. It is important to note that the World Health Organization (“WHO”) declared that COVID-19 was no longer a “global health emergency” and China has shifted its approach and abandoned the dynamic COVID-Zero policy. Despite this change, we acknowledge that risks associated with COVID-19 may persist and continue to have negative repercussions for our operations. These risks include potential disruptions to logistics, supply chains, production, delivery, as well as the overall development of our business activities.

See “Risk Factors — Risks Related to Our Business and Industry — Pandemics and epidemics, natural disasters, terrorist activities, political unrest, and other outbreaks could disrupt our operations, which could materially and adversely affect our business, financial condition, and results of operations.”

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our Shares. For a more complete understanding of us and this Offering, you should read and carefully consider the entire prospectus, including the more detailed information set forth under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes. Some of the statements in this prospectus are forward-looking statements. See section titled “Special Note Regarding Forward-Looking Statements.”

Business Overview

We are a fast-growing company specializing in the research, development, manufacturing, and sale of oilfield-specialized production and maintenance equipment. We design and manufacture oilfield-specialized production and maintenance equipment, then collaborate with qualified specialized vehicle manufacturing companies to integrate the equipment onto vehicle chassis, producing specialized oilfield vehicles for sale. Additionally, we sell oilfield-specialized equipment components, related products, and provide automation solutions.

Our products include oilfield vehicles such as oil pumping trucks, oil-well repair trucks, fracking trucks, well flushing-wax removal trucks, and boiler trucks. We also produce specialized equipment and components for oil well repair and maintenance, fracking, oil well cleaning and wax removal, oil pumping, and boilers.

Through our in-house developed automation products, we offer efficient, energy-saving, and environmentally friendly equipment and services for oilfield operations, meeting the cost reduction and efficiency enhancement needs of oilfield service companies.

STAK Inc. is a holding company headquartered in Changzhou, China. The core team members of the Company have been focusing on the research and design of general-purpose automation control modules and the development of industrial software for specialized applications since 2012. In early 2020, the team, led by our CEO, Chuanbo Jiang, shifted its focus to the production of specialized oilfield equipment and integrated solutions, leading to the establishment of YLAN. The team relocated to Changzhou City pursuant to an Investment Promotion and Protection Agreement with the representative of Changzhou Tianning Economic Development Zone, Changzhou local government. YLAN, an operating entity of STAK Inc. in mainland China, specializes in the research, manufacturing, sale, and related services of oilfield-specialized production and maintenance equipment. In April 2022, YLAN incorporated Changzhou Zhongshan Intelligent Equipment Co., Ltd. to engage in the field of specialized trucks through collaboration with specialized vehicle manufacturers. Our initial public offering (“IPO”) plan has received support from the local government, and it was included in the list of prospective listed companies by the People’s Government of Tianning District of Changzhou City on September 26, 2022 (Changzhou Tianning Market Listing Office [2022] No. 3), providing various favorable supporting for the Company. YLAN was also acknowledged as one of 197 key enterprises for future securities exchange listing and included in the “Long Teng Action Plan” by the local government.

斯塔克工业

STAKINC
STAK-Changzhou Head Office

STAK-Oil field field work

STAK- Shiyan Factory

斯塔克工业
STAK-Shiyan Factory

Our Mission

Our mission is to become a significant provider for the specialized oilfield maintenance vehicles and equipment in China.

5

Our Vision

Our vision is to help oil mining companies reduce costs and increase efficiency by providing cutting-edge integrated oilfield maintenance equipment.

Our Honors

Our operating subsidiary, YLAN, has been acknowledged by the Jiangsu Province government as a “specialized and sophisticated small- and medium-sized enterprise focusing on innovation and differentiation” for the year of 2024, valid for a period of three years. Our research center has been designated as an engineering technology center in Changzhou City. We have also received honors such as “Outstanding Enterprise in the Growth Category of the 11th China Innovation and Entrepreneurship Competition (National Competition)” organized by the Chinese Ministry of Science and Technology, the 17th batch of “Longcheng Talent” entrepreneurial enterprises in Changzhou City, the 2022 “Three New” Economic Demonstration Enterprise in the Tianning District of Changzhou City, the 2021 “Four Up” New Award in the Tianning Economic Development Zone of Changzhou City, among others. We also participated in drafting of the industry standard “H Nut.” YLAN was also acknowledged as one of 197 key enterprises for future securities exchange listing and included in the “Long Teng Action Plan”.

Our Competitive Advantages

We believe the following advantages have contributed to our success and set us apart from competitors:

●	Independent research and development capabilities. We possess experience in the development of automation equipment and specialized vehicles, enabling us to develop various oilfield-specialized production and maintenance equipment.
●	One-stop service business model. We focus on specialized scenarios and have the capacity of manufacturing a wide range of specialized oilfield service vehicles, making it possible to provide our customers with complete specialized vehicle services.
●	Rapid response to customer and market demands. We deeply penetrate the oilfield service vehicle market, creating a unique integrated outsourcing model that allows us to deliver solutions and respond timely to customer needs.

Our Challenges

Lack of Special Vehicle Production Permission - We do not hold a special vehicle production permission to produce special vehicles as requested by the Chinese Ministry of Industry and Information Technology. Currently, we do not have our own specialized vehicle production permission, so we rely on a collaborative outsourcing model to provide final products to customers. While this approach reduces the initial operational investment in large fixed assets, it also brings policy risks and business expansion bottlenecks. If the government does not allow outsourcing or if our business demand exceeds the outsourcing factory’s capacity in the future, it could severely restrict our growth.

Competition from Established Competitors - The traditional oilfield equipment industry has many strong and established competitors with advantages. If we cannot effectively implement differentiation and cost control, maintain technological innovation advantages, we may lose market share and incur losses in the future.

Innovated New Business Model to Meet the Market Demand (Supply Chain Financing) - Advanced heavy-duty automation equipment is expensive, and small oilfield service companies have limited purchasing power, restricting equipment demand. In response to this challenge, we may need to introduce third-party supply chain finance into the sales process for our customers. However, this requires the Company to have strong credibility and resource integration capabilities.

The domestic and international markets are vast, and we require experienced management executives and talent with international perspectives.

To meet these challenges, we need additional capital, continuous investment in technology research and development, a stable supply chain, enhanced production capacity, and the maintenance of our industry advantage.

Our Growth Strategy

Our Company is a rapidly growing emerging oil well automation machinery and service company. Given our position as a newcomer in the industry and considering the competitive landscape, growth is our primary goal. In order to enhance various aspects such as capital expenditure, research and development, and production base construction, we plan to allocate our resources strategically, aiming to gradually become an industry-leading provider of specialized oilfield vehicles and equipment. Our strategies to achieve this goal are as follows:

●	Invest in building production facilities and obtain qualifications of special vehicles manufacture.
●	Increase research and development investment to accelerate product iterations.
●	Expand customer purchasing power by coordinating with supply chain finance companies to provide supply chain finance for our customers and innovating marketing models.

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Our Products

Oilfield-Specialized Vehicles

We provide specially designed and configured vehicles and equipment for oilfield development and operations. These vehicles and equipment play a crucial role in cost reduction and efficiency improvement during exploration, extraction, transportation, and production processes in oilfields. Our main products currently include oil pumping trucks, oil-well repair trucks, fracking trucks, well flushing-wax removal trucks, boiler trucks, and other maintenance vehicles. We manufacture the equipment for oilfield development and operations and outsource the final vehicle assembly work to manufacturers holding special vehicle production permission. We have ownership over the oilfield-specialized vehicles prior to being shipped to our customers and the vehicles are branded as STAK’s at shipping. All these vehicles comply with the industry standard QC/T 739-2005 and QC/T 739-2023 for oilfield-specialized vehicles, providing reliable, efficient, and safe vehicles and equipment to support oilfield production and operations while ensuring environmental protection and safety during oilfield development. As of June 30, 2023, we had a total of seven major categories of oilfield-specialized vehicles, including oil field workover trucks, oil field fracturing trucks, oil field cementing trucks, oil field oil extraction trucks, oil field boiler trucks, oil field well washing trucks, and others, all of which are in production stage and more than 80 vehicle models, with suggested retail prices ranging from RMB 160,000 (approximately USD 22,300) to RMB 900,000 (approximately USD 125,800). They meet operational requirements in harsh conditions such as high temperatures, low temperatures, high pressure, high altitudes, and dusty environments, demonstrating good durability and adaptability to meet customer cost reduction and efficiency enhancement needs.

In the fiscal years 2024 and 2023, the revenue generated by the sale of oilfield-specialized vehicles was RMB 39,061,504 (approximately USD 5,406,586) and RMB 44,237,496 (approximately USD 6,361,812), respectively, accounting for 28.6% and 30.1% of total revenue during those periods.

Oilfield-Specialized Production and Maintenance Equipment

Our oilfield-specialized production and maintenance equipment includes well repair equipment components, fracking equipment, well cleaning and wax removal equipment, oil collection equipment, boiler equipment, and other oilfield-specialized production and maintenance equipment. These products comply with the ISO 9001 quality standard system certification GB/T 19001-2016 idt ISO 9001:2015. As of March 31, 2024, we had a total of 33 oilfield-specialized production and maintenance equipment, with suggested retail prices ranging from RMB 10,000 (approximately USD 1,400) to RMB 500,000 (approximately USD 69,900), capable of meeting the operational requirements of oilfield operations under harsh conditions such as high temperatures, low temperatures, high pressure, high altitudes, and dusty environments. These equipment and technical solutions are installed on oilfield-specialized vehicles to support various stages of oilfield exploration, extraction, production, and transportation.

In the fiscal years 2024 and 2023, the revenue generated by the sale of oilfield-specialized production and maintenance equipment was RMB 64,140,356 (approximately USD 8,877,804) and RMB 96,791,345 (approximately USD 13,919,600), respectively, accounting for 46.9% and 65.8% of total revenue during those periods.

Technical Services and Solutions Based on Oilfield-Specialized Vehicles and Equipment

We provide corporate customers with automation solutions services, with multiple promises in the service contract, including software development, training, debugging, and other services for oilfield-specialized production and maintenance equipment. The software development, training, debugging, and other services are provided to customers prior to their acceptance of the developed software or function, and are not distinct because they are highly interdependent and interrelated with one another, integrated together as inputs to provide a combined output, that is to provide a well-developed software or function to corporate customers. Prices vary based on the complexity of customer requirements and the service duration.

In the fiscal years 2024 and 2023, revenue generated by our technical services amounted to RMB 12,737,453 (approximately USD 1,763,018) and RMB 1,887,642 (approximately USD 271,462), respectively, accounting for 9.3% and 1.3% of total revenue during those periods.

Corporate Information

Our principal executive office is located at Floor 8, Block 11, The Industry Park of Intelligent Auto Parts. No. 6 Bei Tang He East Rd., Tianning District, Changzhou City, Jiangsu Province, People’s Republic of China, and our phone number is +86 519 88802609. Our registered office in the Cayman Islands is located at the offices of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. We maintain a corporate website at http://www.stakindustry.com/. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus. We have appointed Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

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Corporate History and Structure

We are a holding company incorporated in the Cayman Islands and conduct our operations in mainland China through our PRC Subsidiaries. We began our operations in June 2020 when YLAN was founded in Changzhou, China.

With the growth of our business and in order to facilitate international capital raising, we underwent an offshore reorganization in 2023. In May 2023, STAK Inc. was incorporated in the Cayman Islands as our offshore holding company. Shortly after its incorporation, STAK Inc. incorporated a wholly-owned subsidiary in Hong Kong, namely, STAK Holdings Limited, or STAK HK. In August 2023, STAK HK established STAK (Changzhou) Intelligent Technology Co., Ltd, or WFOE, as a wholly foreign owned entity in the PRC. WFOE acquired 100% equity interest in YLAN in September 2023, and STAK Inc. became the ultimate holding company of our operating subsidiaries, YLAN and Changzhou Zhongshan, a wholly-owned subsidiary of YLAN, which was established in April 2022 in mainland China.

The following diagram illustrates our corporate structure as of the date of this prospectus.

Chuanbo Jiang
Huyun Gao
100%
100%
Lanying Capital Ltd
MT. Yang Holding Ltd
Huailiang Xu
Haoyu Xiong
Cheukyin Tai
77%
15%
4%
3%
1%
STAK Inc. (Cayman Islands)
100%
STAK Holdings Limited (Hong Kong)
offshore
onshore
100%
STAK (Changzhou) Intelligent Technology Co., Ltd (PRC)
100%
YLAN Technology (Changzhou) Co., Ltd (PRC)
100%
Changzhou Zhongshan Intelligent Equipment Co., Ltd (PRC)

Historic Milestones

斯塔克工业

Milestones

Start up

2012.8
Venture Team Sets Sail

2020.6
YLAN Technology (Changzhou) Co. Ltd established

Focus on Specialized oilfield equipment

2021.5
Developed the First Equipment

2021.12
Delivered equipments in large quantities

Expand to specialized oilfield vehicles

2022.4
Changzhou Zhongshan Intelligent Equipment Co. Ltd established

2022.6
Changzhou City "SRDI" Honor

2022.9
Developed the First vehicle

2022.12
Delivered vehicles in large quantities

Forge ahead

2023.6
Changzhou "Engineering Technology Research Center" Honor

2023.9
Moved to headquarters building

2023.11
Delivered products to XCMG Group

2012 — 2020 — 2021 — 2022 — 2023

Compliance with Foreign Investment Related Regulations

We have been advised by our PRC Counsel, DeHeng Law Offices (Shenzhen), that pursuant to the relevant laws and regulations in PRC, none of our business is stipulated on the Special Administrative Measures for the Access of Foreign Investment (Negative List) (2021 Version) (the “2021 Negative List”), promulgated by the Ministry of Commerce of the PRC (“MOFCOM”) and the National Development and Reform Commission of the PRC (“NDRC”), and its newer version, the 2024 Negative List, which will become effective on November 1, 2024. Therefore, we are able to conduct our business through our wholly-owned PRC Subsidiaries without being subject to restrictions imposed by the foreign investment laws and regulations of the PRC.

Summary Risk Factors

Our prospectus should be considered in light of the risks, uncertainties, expenses, and difficulties frequently encountered by similar companies. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more carefully in the section titled “Risk Factors.”

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Risks Related to Our Business and Industry (for a more detailed discussion, see “Risk Factors – Risks Related to our Business and Industry” beginning on page 17 of this prospectus)

●	We cannot assure you that we will maintain profitability. See page 17 of “Risk Factors – Risks Related to our Business and Industry” for further details.

●	We operate in a volatile industry where the demand for oil equipment can fluctuate significantly, often in correlation with oil and natural gas prices, which makes it difficult for investors to evaluate our future prospects, and we cannot assure you that our current or future strategies will be successfully implemented or will generate sustainable profit. See page 17 of “Risk Factors – Risks Related to our Business and Industry” for further details.

●	We have a limited operating history and experience in specialized oilfield equipment and integrated solutions, which makes it difficult to evaluate our business. We cannot assure you that the market for our products will develop as we expect or that we will be able to maintain the growth rate that we have experienced to date. See page 17 of “Risk Factors – Risks Related to our Business and Industry” for further details.

●	Failure to maintain and enlarge our customer base or strengthen customer engagement may adversely affect our business and results of operations. See page 18 of “Risk Factors – Risks Related to our Business and Industry” for further details.

●	Failure to maintain the quality of our products and service could have a material and adverse effect on our reputation, financial condition and results of operations. See page 18 of “Risk Factors – Risks Related to our Business and Industry” for further details.

●	We depend on our cooperation with our business partners. Our business may be negatively affected if such partners do not continue their relationship with us or if their operations fail. See page 19 of “Risk Factors – Risks Related to our Business and Industry” for further details.

●	We may experience significant liability claims or complaints from customers, litigation and regulatory investigations and proceedings. See page 19 of “Risk Factors – Risks Related to our Business and Industry” for further details.

●	We are dependent on our top customers. If we fail to acquire new customers or retain existing customers in a cost-effective manner, our business, financial condition and results of operations may be materially and adversely affected. See page 19 of “Risk Factors – Risks Related to our Business and Industry” for further details.

●	Our industry is intensely competitive. We may face competition from, and we may be unable to compete successfully against, new entrants and established companies with greater resources. See page 20 of “Risk Factors – Risks Related to our Business and Industry” for further details.

●	We are dependent upon key executives and highly qualified managers and we cannot assure their retention. See page 20 of “Risk Factors – Risks Related to our Business and Industry” for further details.

●	Pandemics and epidemics, natural disasters, terrorist activities, political unrest, and other outbreaks could disrupt our operations, which could materially and adversely affect our business, financial condition, and results of operations. See page 22 of “Risk Factors – Risks Related to our Business and Industry” for further details.

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Risks Related to Doing Business in China (for a more detailed discussion, see “Risk Factors – Risks Related to Doing Business in China” beginning on page 24 of this prospectus)

●	Uncertainties and quick changes in the PRC legal system could result in a material and negative impact on our business operations, decrease the value of our Ordinary Shares and limit the legal protections available to you and us. See page 24 of “Risk Factors – Risks Related to Doing Business in China” for further details.

●	If the Chinese government chooses to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in mainland China-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless. See page 25 of “Risk Factors – Risks Related to Doing Business in China” for further details.

●	We need to obtain the approval from the CSRC in connection with this Offering and listing on Nasdaq. The approval of or clearance by the CAC and other compliance procedures may be required in connection with this Offering, and, if required, we cannot predict whether we will be able to obtain such approval or clearance. See page 26 of “Risk Factors – Risks Related to Doing Business in China” for further details.

●	We must remit the Offering proceeds to mainland China before they may be used to benefit our business in mainland China, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner. See page 27 of “Risk Factors – Risks Related to Doing Business in China” for further details.

●	You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws. See page 27 of “Risk Factors – Risks Related to Doing Business in China” for further details.

●	We may rely on dividends and other distributions on equity paid by our PRC Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC Subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business. See page 27 of “Risk Factors – Risks Related to Doing Business in China” for further details.

●	The Chinese government may intervene in or influence our operations at any time, which could result in a material change in our operations and significantly and adversely impact the value of our securities. See page 27 of “Risk Factors – Risks Related to Doing Business in China” for further details.

●	PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this Offering to make loans or additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business. See page 28 of “Risk Factors – Risks Related to Doing Business in China” for further details.

●	Our Ordinary Shares may be delisted under the HFCA Act if the PCAOB is unable to inspect our auditors for two consecutive years. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. See page 29 of “Risk Factors – Risks Related to Doing Business in China” for further details.

●	Uncertainties with respect to the PRC legal system could adversely affect us. See page 31 of “Risk Factors – Risks Related to Doing Business in China” for further details.

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●	PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us. See page 30 of “Risk Factors – Risks Related to Doing Business in China” for further details.

●	Failure to make adequate contributions to various employee benefit plans and withhold individual income tax on employees’ salaries as required by PRC regulations may subject us to penalties. See page 31 of “Risk Factors – Risks Related to Doing Business in China” for further details.

●	We do not hold a special vehicle production permission to produce special vehicles as requested by the Chinese Ministry of Industry and Information Technology. If the government does not allow outsourcing or if our business demand exceeds the outsourcing factory’s capacity in the future, it could severely restrict our growth and adversely affect the value of your investment. See page 31 of “Risk Factors – Risks Related to Doing Business in China” for further details.

●	We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies. See page 31 of “Risk Factors – Risks Related to Doing Business in China” for further details.

●	You may experience difficulties in effecting service of process, enforcing foreign judgments or bringing actions in China against us or our management named in this prospectus based on foreign laws. See page 31 of “Risk Factors – Risks Related to Doing Business in China” for further details.

Risks Related to This Offering and the Ordinary Shares (for a more detailed discussion, see “Risk Factors – Risks Related to This Offering and the Ordinary Shares” beginning on page 32 of this prospectus)

●	The market price for the Ordinary Shares may be volatile. See page 32 of “Risk Factors – Risks Related to This Offering and the Ordinary Shares” for further details.

●	If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the Ordinary Shares, the market price for the Ordinary Shares and trading volume could decline. See page 33 of “Risk Factors – Risks Related to This Offering and the Ordinary Shares” for further details.

●	Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution. See page 34 of “Risk Factors – Risks Related to This Offering and the Ordinary Shares” for further details.

●	Because we do not expect to pay dividends in the foreseeable future after this Offering, you must rely on price appreciation of the Ordinary Shares for return on your investment. See page 34 of “Risk Factors – Risks Related to This Offering and the Ordinary Shares” for further details.

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●	Substantial future sales or perceived potential sales of Ordinary Shares in the public market could cause the price of the Ordinary Shares to decline. See page 34 of “Risk Factors – Risks Related to This Offering and the Ordinary Shares” for further details.

●	You must rely on the judgment of our management as to the use of the net proceeds from this Offering, and such use may not produce income or increase the price of our Ordinary Shares. See page 34 of “Risk Factors – Risks Related to This Offering and the Ordinary Shares” for further details.

●	We may need additional capital and may sell additional Ordinary Shares or other equity securities or incur indebtedness, which could result in additional dilution to our shareholders or increase our debt service obligations. See page 35 of “Risk Factors – Risks Related to This Offering and the Ordinary Shares” for further details.

●	Certain existing shareholders have substantial influence over our company and their interests may not be aligned with the interests of our other shareholders. See page 35 of “Risk Factors – Risks Related to This Offering and the Ordinary Shares” for further details.

●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law. See page 23 of “Risk Factors – Risks Related to This Offering and the Ordinary Shares” for further details.

●	You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders. See page 24 of “Risk Factors – Risks Related to This Offering and the Ordinary Shares” for further details.

●	Recently introduced economic substance legislation of the Cayman Islands may impact the Company or its operations. See page 24 of “Risk Factors – Risks Related to This Offering and the Ordinary Shares” for further details.

●	Certain judgments obtained against us by our shareholders may not be enforceable. See page 24 of “Risk Factors – Risks Related to This Offering and the Ordinary Shares” for further details.

●	We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies. See page 36 of “Risk Factors – Risks Related to This Offering and the Ordinary Shares” for further details.

●	We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements. See page 35 of “Risk Factors – Risks Related to This Offering and the Ordinary Shares” for further details.

●	We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies. See page 36 of “Risk Factors – Risks Related to This Offering and the Ordinary Shares” for further details.

●	We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses. See page 36 of “Risk Factors – Risks Related to This Offering and the Ordinary Shares” for further details.

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●	We will incur increased costs as a result of being a public company. See page 36 of “Risk Factors – Risks Related to This Offering and the Ordinary Shares” for further details.

CSRC Approval Required for This Offering

Recent statements by the Chinese government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in mainland China-based issuers. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over mainland China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

Furthermore, on December 28, 2021, the CAC, the NDRC, and several other administrations jointly issued the revised Measures for Cybersecurity Review, or the “Revised Review Measures,” which became effective and replaced the existing Measures for Cybersecurity Review on February 15, 2022. According to the Revised Review Measures, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Moreover, the CAC released the draft of the Regulations on Network Data Security Management in November 2021 for public consultation, which among other things, stipulates that a data processor listed overseas must conduct an annual data security review by itself or by engaging a data security service provider and submit the annual data security review report for a given year to the municipal cybersecurity department before January 31 of the following year. On July 7, 2022, the CAC released the Measures for the Security Assessment of Cross-Border Data, which became effective on September 1, 2022. We do not collect or store any personal data (including certain personal information) from our individual end-users. As of the date of this prospectus, we have not collected or stored personal information from our individual end-users. As a result, the likelihood of us being subject to the review of the CAC is remote. Given the recent issuance of the Measures for the Security Assessment of Cross-Border Data, there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation.

On February 17, 2023, the CSRC issued the Trial Measures for the Administration of Overseas Issuance and Listing of Securities by Domestic Enterprises and five supporting guidelines, which became effective on March 31, 2023 (the “Overseas Listing Regulations”). The Overseas Listing Regulations require that a PRC domestic enterprise seeking to issue and list its shares overseas shall complete the filing procedures with the CSRC, failing which we may be liable to a fine of between RMB 1 million and RMB 10 million. Such overseas securities issuance and listing include direct and indirect issuance and listing. Where an enterprise, whose principal business activities are conducted in mainland China, seeks to issue and list its shares in the name of an overseas entity, such practice is deemed as an indirect overseas issuance and listing in the meaning of the Overseas Listing Regulations. Among other things, if an overseas company intends to issue and list its shares in an overseas market, it should, through its major operating entity incorporated in the PRC, submit filing materials to the CSRC within three working days after its initial filing of the application for issuance and listing to the overseas securities authorities. The required filing materials shall include but not be limited to: (1) filing report and relevant commitments; and (2) domestic legal opinions. According to the Overseas Listing Regulations, we are subject to the filing procedures and need to complete the filing procedures with CSRC before our listing on U.S. exchanges. We have completed the filing with the CSRC in connection with this Offering and our listing on the Nasdaq Capital Market, and the CSRC published the notification of its approval of our completion of the required filing procedures on August 9, 2024. In accordance with the CSRC notification, we are required to report the Offering and listing status to the CSRC within 15 business days from our completion of our Offering. If we fail to complete this Offering within 12 months from the issuance date of notification, and the Offering is still under progress, we are required to update the filing materials with the CSRC. Further, we are required to complete the filing procedure with the CSRC under the Trial Measures for any future offerings or any other capital raising activities once listed, and we cannot assure you that we will be able to complete such filings in a timely manner, or at all. The Overseas Listing Regulations may subject us to additional compliance requirements in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Overseas Listing Regulations on a timely basis, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our Ordinary Shares to significantly decline in value or become worthless.

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As further advised by our PRC counsel, as of the date of this prospectus, except for the CSRC filing for this Offering, no effective laws or regulations in the PRC explicitly require us to seek approval from any other PRC governmental authorities for our overseas listing plan, nor has our Company or any of our subsidiaries received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities. We cannot assure you that we will remain fully compliant with all new regulatory requirements of these opinions or any future implementation rules on a timely basis, or at all. If we are subject to additional requirements that we obtain the approval or clearance from either the CSRC, the CAC or any other regulators in China for this Offering but fail to obtain such approval or clearance, we will not be able to pursue this Offering any further. See “Risk Factors—Risks Relating to Conducting Business in China—Recent regulatory developments in China may subject us to additional regulatory review or otherwise restrict or completely hinder our ability to offer securities and raise capitals overseas, all of which could materially and adversely affect our business and cause the value of our Ordinary Shares to significantly decline or become worthless.” and “—Risks Related to Our Securities and This Offering— We need to obtain the approval from the CSRC in connection with this Offering and listing on Nasdaq. The approval of or clearance by the CAC and other compliance procedures may be required in connection with this Offering, and, if required, we cannot predict whether we will be able to obtain such approval or clearance.”

Impact of the COVID-19 Pandemic on Our Operations and Financial Performance

The COVID-19 pandemic significantly impacted our business operations in 2021, 2022, and early 2023. The Chinese government’s implementation of various governmental measures, including lockdowns, closures, quarantines, and travel bans, had adverse effects on our product demand and manufacturing capacity. The COVID-19 sporadic outbreaks in some provinces, coupled with the normalization of the dynamic COVID-Zero policy, continued to affect our business, including aspects such as business travel, marketing, and customer service, throughout 2020 and 2022. Furthermore, the dynamic COVID-Zero policy implemented during the Winter Olympic Games and the outbreak of the epidemic in Shanghai in the first half of 2022 severely impacted our factories’ manufacturing capabilities. It is important to note that the WHO declared that COVID-19 was no longer a “global health emergency” and mainland China has shifted its approach and abandoned the dynamic COVID-Zero policy. Despite this change, we acknowledge that risks associated with COVID-19 may persist and continue to have negative repercussions for our operations. These risks include potential disruptions to logistics, supply chains, production, delivery, as well as the overall development of our business activities.

See “Risk Factors—Risks Related to Our Business and Industry—The COVID-19 pandemic and the effect of COVID-Zero policy in China had a material adverse effect on our business in 2021, 2022, and early 2023” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—COVID-19 Pandemic Affecting Our Results of Operations.”

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

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●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of the IPO.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”) occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Ordinary Shares held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation Fair Disclosure aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

The Nasdaq listing rules provide that a foreign private issuer may follow the practices of its home country, which for us is the Cayman Islands, rather than the Nasdaq rules as to certain corporate governance requirements, including the requirement that the issuer have a majority of independent directors, the audit committee, compensation committee, and nomination committee requirements, the requirement to disclose third-party director and nominee compensation, and the requirement to distribute annual and interim reports. A foreign private issuer that follows a home country practice in lieu of one or more of the listing rules is required to disclose in its annual reports filed with the SEC each requirement that it does not follow and describe the home country practice followed by the issuer in lieu of such requirements. Although we do not currently intend to take advantage of these exceptions to the Nasdaq corporate governance rules, we may in the future take advantage of one or more of these exemptions. See “Risk Factors—Risks Relating to this Offering and the Trading Market—Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.”

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THE OFFERING

Securities offered by us	1,250,000 Ordinary Shares

Over-allotment option	We have granted the underwriters an option, exercisable for 45 days from the closing of this Offering, to purchase up to an aggregate of 187,500 additional Ordinary Shares at the initial public offering price, less underwriting discounts.

Price per Ordinary Share	We currently estimate that the initial public offering price will be $4.00 per share.

Ordinary Shares outstanding prior to completion of this Offering	10,000,000 Ordinary Shares. See “Description of Share Capital” for more information.

Ordinary Shares outstanding immediately after this Offering	11,250,000 Ordinary Shares assuming no exercise of the underwriters’ over-allotment option. 11,437,500 Ordinary Shares assuming full exercise of the underwriters’ over-allotment option.

Listing	We have submitted an application to have our Ordinary Shares listed on the Nasdaq Capital Market.

Ticker symbol	STAK

Transfer Agent	VStock Transfer, LLC

Use of proceeds	We intend to use the proceeds from this Offering to set up a qualified factory, for research and development, and for working capital and other general corporate purposes. See “Use of Proceeds” on page 37 for more information.

Representative’s warrant	We have agreed to issue warrants (the “Representative’s Warrants”) to the representative of the underwriters to purchase such number of Ordinary Shares equal to 5% of the total number of Ordinary Shares sold in this Offering (including any Ordinary Shares sold pursuant to the exercise of the over-allotment option). Such warrants shall have an exercise price equal to 120% of the offering price of the Ordinary Shares sold in this Offering and may be exercised on a cashless basis. The Representative’s Warrants will be exercisable commencing from the commencement of sales of this Offering and will terminate on the fifth anniversary of the commencement of sales for this Offering.

Lock-up	Our directors and officers and holders of 5% or more of our outstanding Ordinary Shares as of the effective date of this registration statement will enter into customary “lock-up” agreements in favor of the underwriters for a period of six (6) months from the closing of this Offering. We have agreed with the underwriters that, for a period of eighteen (18) months from the closing of this Offering, we will not (a) offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of any of our securities, subject to certain exceptions, without prior consent of the representative of the underwriters; (b) file or caused to be filed any registration statement with the SEC relating to the offering of any capital shares or any securities convertible into or exercisable or exchangeable for capital shares; or (c) enter into any swap or other agreement or arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares. See “Underwriting” for more information.

Risk factors	The Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors” beginning on page 17 for a discussion of factors to consider before deciding to invest in our Ordinary Shares.

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RISK FACTORS

Risks Related to Our Business and Industry

Our operating history may not be indicative of our future growth or financial results and we may not be able to sustain our historical growth rates.

Our operating history may not be indicative of our future growth or financial results. There is no assurance that we will be able to increase our revenues in future periods. Our growth rates may decline for any number of possible reasons, and some of them are beyond our control, including decreasing customer demand, increasing competition, declining growth of the marketing industry in general, emergence of alternative business models, or changes in government policies or general economic conditions. We will continue to expand our sales network and product offerings to bring greater convenience to our customers and to increase our customer base and number of transactions. However, the execution of our expansion plan is subject to uncertainty and the total number of items sold and number of transacting customers may not grow at the rate we expect for the reasons stated above. If our growth rates decline, investors’ perceptions of our business and prospects may be adversely affected and the market price of our Ordinary Shares could decline.

We cannot assure you that we will maintain profitability.

We accounted $2.4 million and $3.5 million net profit for the fiscal years ended June 30, 2024 and 2023, respectively. However, we may not be able to maintain or increase our level of profitability. We may raise additional working capital if our working capital is not sufficient for our future development. In addition, as a public company, we will incur accounting, legal and other expenses. These expenditures may make us continue to raise additional working capital. Our efforts to grow our business may be costlier than we expect, and we may not be able to generate sufficient revenue to offset our increased operating expenses. We may incur losses in the future for a number of reasons, including unforeseen expenses, difficulties, complications and delays and other unknown events. Accordingly, we cannot assure you that we will maintain operating profits as we continue to expand our business, and otherwise implement our growth initiatives.

We operate in a volatile industry where the demand for oil equipment can fluctuate significantly, often in correlation with oil and natural gas prices, which makes it difficult for investors to evaluate our future prospects, and we cannot assure you that our current or future strategies will be successfully implemented or will generate sustainable profit.

We are a fast-growing company specializing in the research, development, manufacturing, and sale of oilfield-specialized production and maintenance equipment. We design and manufacture oilfield-specialized production and maintenance equipment, then collaborate with qualified specialized vehicle manufacturing companies to integrate the equipment onto vehicle chassis, producing specialized oilfield vehicles for sale. Additionally, we sell oilfield-specialized equipment components, related products, and provide automation solutions. The market in which our customers operate can fluctuate significantly, often in correlation with oil and natural gas prices, and the industry may not develop as we anticipate. As our business develops in response to oil prices and market competition, we may need to impose more rigorous risk management systems and policies, which may negatively affect the growth of our business. Any significant change to our business model may not achieve the expected results and may materially and adversely affect our financial condition and results of operations. It is therefore difficult to accurately predict our prospects.

We have a limited operating history and experience in specialized oilfield equipment and integrated solutions, which makes it difficult to evaluate our business. We cannot assure you that the market for our products will develop as we expect or that we will be able to maintain the growth rate that we have experienced to date.

In early 2020, we started our focus on the production of oilfield-specialized and maintenance equipment, leading to the establishment of YLAN, our operating subsidiary. Since then we have achieved rapid growth in terms of customer base and revenue. For the fiscal years ended June 30, 2024 and 2023, our specialized oilfield equipment revenue accounted for 46.9% and 65.8% of our total revenue, respectively. However, our limited operating history in our services to provide specialized oilfield equipment and integrated solutions may not be indicative of our future growth or financial results. There is no assurance that we will be able to maintain our historical growth rates in future periods. Our growth prospects should be considered in light of the risks and uncertainties that fast-growing companies with a limited operating history and experience in our industry may encounter, including, among others, risks and uncertainties regarding our ability to:

●	expand our products and services offering;

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●	retain existing customers and attract new customers;

●	offer customized and comprehensive services tailored to the needs of oilfield maintenance and service companies throughout their lifecycles;

●	successfully compete with other companies that are currently in, or may in the future enter, our industry or similar industries;

●	obtain permits of specialized vehicles manufacture; and

●	observe and strategize on the latest market trends.

All of these endeavors involve risks and will require significant allocation of management and employee resources. We cannot assure you that we will be able to effectively manage our growth or implement our business strategies effectively. If the market for our services does not develop as we expect or if we fail to address the needs of this dynamic market, our business, results of operations, and financial condition will be materially and adversely affected.

Failure to maintain and enlarge our customer base or strengthen customer engagement may adversely affect our business and results of operations.

Our revenue growth depends on our ability to maintain and enlarge our customer base and strengthen customer engagement so that more of oilfield services companies will replace the products and services of our competitors with ours, which will contribute to our revenue growth. Our customers may not continue to use our solutions once their existing contract expires or they may not purchase additional solutions from us. This risk is especially apparent in circumstances where it is inexpensive for them to switch service or products providers. Our ability to maintain and enlarge our customer base and strengthen our customer engagement will depend on many factors, some of which are out of our control, including:

●	our ability to continually innovate our solutions in response to evolving customer demands and expectations and intense market competition;

●	our ability to customize solutions for different oilfield maintenance and service companies;

●	customer satisfaction with our products, including any oilfield specialized maintenance and service vehicles that we may develop, and the competitiveness of our oilfield specialized equipment; and

●	the effectiveness of our solutions in helping our customers improve oilfield maintenance efficiency, enhance service quality, and reduce operation or repair costs.

Failure to maintain the quality of our products and services could have a material and adverse effect on our reputation, financial condition and results of operations.

The quality of our products and services is critical to our success. We pay close attention to quality control, monitoring our products and services. Yet, maintaining consistent product and service quality depends significantly on the effectiveness of our quality control system, which in turn depends on a number of factors, including but not limited to the design of our quality control system, employee training to ensure that our employees adhere to and implement our quality control policies and procedures and the effectiveness of monitoring any potential violation of our quality control policies and procedures. There can be no assurance that our quality control system will always prove to be effective. Furthermore, given that we do not have permits to manufacture specialized vehicles in mainland China, we cooperate with the qualified manufactures to assemble the oilfield-specialized vehicles. Therefore, we may not have sufficient controls over the quality of the final products to be delivered to the end-users. In the event that our qualified manufacturers cannot meet our requirement or standard, our clients may not purchase our products and our reputation will suffer.

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In addition, the quality of the materials provided by our suppliers is subject to factors beyond our control, including the effectiveness and efficiency of their quality control system, among others. There can be no assurance that our suppliers may always be able to adopt appropriate quality control systems and meet our quality control requirements in respect of the services they provide. Any failure of our business partners to provide satisfactory services could harm our reputation and adversely impact our operations. In addition, we may be unable to receive sufficient compensation from business partners for the losses caused by them.

We depend on our cooperation with our suppliers. Our business may be negatively affected if such suppliers do not continue their relationship with us or if their operations fail.

We cooperate with various suppliers when conducting our business. We have two and three suppliers who accounted for more than 10% of the Company’s purchase in the years ended June 30, 2024 and 2023, respectively. If we are not able to retain our existing suppliers, the quality of our products and services may decline, which will hinder our business growth. The occurrence of any of these circumstances may significantly hinder our ability to carry out our business operations and increase the customer base we can reach, and may significantly increase our expense and thus our business, financial condition, results of operation, and prospects may be materially and adversely affected.

Furthermore, our oilfield vehicles business relies on qualified vehicles manufacturers in mainland China to assemble the oilfield-specialized vehicles by using the oilfield maintenance equipment manufactured by us. However, we may not have sufficient controls over the quality of the final products assembled by the qualified vehicles manufacturers. In the event that the qualified vehicles manufacturers cannot meet our requirements or standards, our clients may not purchase our products and our reputation will suffer.

We may experience significant liability claims or complaints from customers, litigation and regulatory investigations and proceedings.

Any complaints or claims against us, even if meritless and unsuccessful, may divert management attention and other resources from our business and adversely affect our business and operations. Customers may lose confidence in us and our brand, which may adversely affect our business and results of operations. Furthermore, negative publicity including but not limited to negative online reviews on social media and crowd-sourced review platforms, whether or not accurate, and whether or not concerning our services, can adversely affect our business, results of operations and reputation.

We may face exposure to claims and lawsuits arising from our products and services. These claims could divert management time and attention away from our business and result in significant costs to investigate and defend, regardless of the merits of the claims. In some instances, we may elect or be forced to pay substantial damages if we are unsuccessful in our efforts to defend against these claims, which could harm our business, financial condition and results of operations. In addition, our directors, management and employees may from time to time be subject to litigation and regulatory investigations and proceedings or otherwise face potential liability and expense in relation to commercial, labor, employment, securities or other matters, which could adversely affect our reputation and results of operations.

As of the date of this prospectus, we are not aware of any warning, investigations, prosecutions, disputes, claims or other proceedings in respect of customer rights protection, nor have we been punished or can foresee any punishment to be made by any government authorities of the PRC or any in any overseas jurisdiction.

We are dependent on our top customers. If we fail to acquire new customers or retain existing customers in a cost-effective manner, our business, financial condition and results of operations may be materially and adversely affected.

Maintaining existing customers and developing new customers are essential to our success. We are heavily dependent on our top customers, who are dealers that purchase our products and resell to the downstream end-users, oilfield service companies. For the year ended June 30, 2024, our three top customers contributed approximately 67% to our revenue. We do not maintain long-term agreements with the top customers and the services agreements with the top customers are made on a per-project basis. Therefore, we cannot be certain that our revenues from the top customers will continue.

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Our ability to cost-effectively attract new customers and retain existing customers, especially our top customers, is crucial to driving net income growth and achieving profitability. We promote and attract new customers who are our customers that promote our products to the downstream end-users, oilfield service companies, through methods including cultivating positive word-to-mouth referrals within the industry and proactively expanding our business through our sales team. We also expect to continue to invest significantly to acquire new customers and retain existing ones, especially our top customers. There can be no assurance that new customers will stay with us, or the net revenues from new customers we acquire will ultimately exceed the cost of acquiring those customers. In addition, if our existing customers, especially our existing top customers no longer find our services appealing, or if our competitors offer more attractive prices, discounts or better customer products, our existing customers may lose interest in us, decrease their orders or even stop ordering from us. If we are unable to retain our existing customers, especially our top customers or to acquire new customers in a cost-effective manner, our revenues may decrease and our results of operations will be significantly affected. If our top customers reduce their budgets for the purchase of oilfield specialized equipment or change its way to operate, our revenues may decrease significantly and affect the profitability of our business as a result. Furthermore, if we experience difficulties in the collection of our accounts receivable from our major customers, our results of operation may be materially and adversely affected.

Our industry is intensely competitive. We may face competition from, and we may be unable to compete successfully against, new entrants and established companies with greater resources.

The oilfield maintenance industry is intensely competitive and includes thousands of companies both domestically and internationally. We face increasing competitive pressures to grow our business in order to maintain our competitive position, and we may encounter competition from, and lose customers to, other companies with design, technological and manufacturing capabilities similar to ours. Some of our potential competitors may have special vehicles manufacture permits, and therefore, they can design and manufacture oil pumping trucks by themselves, and have a pricing advantage compared to us. Some of our potential competitors may also have greater name recognition, greater operating revenues, larger customer bases, longer customer relationships and greater financial, technical, personnel and marketing resources than we have. If we are unsuccessful in competing with our competitors for our existing and prospective customers’ business, our financial conditions and results of operation may be adversely affected.

Furthermore, increased competition may reduce our market share and profitability and require us to increase our sales and marketing efforts and capital commitment in the future, which could negatively affect our results of operations or force us to incur further losses. Although we have accumulated some and continuously growing our customer base, there is no assurance that we will be able to continue to do so in the future against current or future competitors, and such competitive pressures may have a material adverse effect on our business, financial condition and results of operations.

If we are not able to implement our strategies to achieve our business objectives, our business operations and financial performance will be adversely affected.

Our growth strategy is based on currently prevailing circumstances and the assumption that certain circumstances will or will not occur, as well as the inherent risks and uncertainties involved in various stages of development. However, there is no assurance that we will be successful in implementing our strategies including (i) continued research on oilfield-specialized production and maintenance equipment, (ii) maintaining our brand, (iii) our rapid response to meet our customers and market demands, and (iv) future new sales model by integrating supply chain finance. If we are not able to successfully implement our strategies, our business operations and financial performance will be adversely affected.

We are dependent upon key executives and highly qualified managers and we cannot assure their retention.

Our success depends, in part, upon the continued services of key members of our management, Chuanbo Jiang, Ke Dennis Xu, and Huyun Gao. Our executives’ and managers’ knowledge of technologies, market, our business and our Company represents a key strength of our business, which cannot be easily replicated. The success of our business strategy and our future growth also depend on our ability to attract, train, retain and motivate skilled managerial, sales, administration, development and operating personnel.

We believe that the extensive experience of our management team, their industry knowledge, in-depth understanding of the market and well-established relationships with our customers, suppliers and business associates, enable us to assess the market trends and requirements of our customers, as well as to evaluate and manage our customers efficiently. Our future success will depend on the continued involvement, efforts, performance and abilities of our key personnel as a whole. Although we have employment agreements with our key personals, there can be no assurance that we will be able to retain the services of our key personnel and to continually leverage their leadership skills. If we are unable to retain our key personnel or attract and engage suitable personnel on a timely and commercially viable basis, it may result in the loss of strategic leadership, disruption or delay to our business operations, which could have a material adverse effect on our business, operations and financial conditions.

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Changes to our payment terms with both customers and suppliers may materially adversely affect our operating cash flows.

We may experience significant pressure from our suppliers to reduce the number of days of our accounts payable. At the same time, we may experience pressure from our customers to extend the number of days before paying our accounts receivable. Any failure to manage our accounts payable and accounts receivable may have a material adverse effect on our business, financial condition and results of operations.

If we are unable to collect account receivables from our customers, our results of operations and cash flows could be adversely affected.

Our business depends on our ability to successfully obtain payment from customers for the amounts they owe us for our products and services. As of June 30, 2024 and 2023, our accounts receivable balance amounted to approximately $3.5 million and $4.0 million, respectively. If we are unable to timely collect our accounts receivable on a timely and consistent basis, however, our cash flows and access to operating capital could be adversely affected.

Adverse general economic, business and industry conditions could have a material adverse effect on the Company’s results of operations and cash flow.

The demand for energy, including crude oil, nature gas liquids (“NGL”) and natural gas, is generally linked to broad-based economic activities. If there is a slowdown in economic growth, an economic downturn or recession or other adverse economic or political development in the US, Europe, or Asia, there could be a significant adverse effect on global financial markets and commodity prices. In addition, hostilities in the Middle East and Ukraine and the occurrence or threat of terrorist attacks in the US or other countries could adversely affect the global economy. Global or national health concerns, including the outbreak of pandemic or contagious diseases, such as COVID-19 (coronavirus), may adversely affect the Company by (i) reducing global economic activity thereby resulting in lower demand for crude oil, NGL and natural gas, (ii) impairing its supply chain, for example, by limiting the manufacturing of materials or the supply of goods and services used in the Company’s operations, and (iii) affecting the health of its workforce, rendering employees unable to work or travel. These and other factors that affect the demand for crude oil, NGLs and natural gas, and the Company’s business and industry, could ultimately have an adverse impact on the Company’s results of operations and cash flows.

Changes to the demand for oil and the rise of petroleum alternatives may negatively affect the Company’s financial condition, results of operations and cash flow.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas and technological advances in fuel economy and renewable energy generation systems could reduce the demand for oil. Recently, certain jurisdictions have implemented policies or incentives to decrease the use of hydrocarbons and encourage the use of renewable fuel alternatives, which may lessen the demand for petroleum products and put downward pressure on commodity prices. Advancements in energy efficient products have a similar effect on the demand for oil. The Company cannot predict the impact of changing demand for oil, and any major changes may have a material adverse effect on the Company’s oilfield equipment and integrated solutions business, financial condition, results of operations and cash flow by decreasing the Company’s profitability, increasing its costs, limiting its access to capital and decreasing the value of its assets.

We may incur liabilities that are not covered by insurance.

While we seek to maintain appropriate levels of insurance, not all claims are insurable and we may experience major incidents of a nature that are not covered by insurance. We provide social security insurance including pension, medical insurance, unemployment insurance, maternity insurance, on-the-job injury insurance and housing fund plans through a PRC government-mandated benefit contribution plan for our employees.

However, we do not maintain any insurance covering our properties, equipment, inventory or employees, and we do not carry any business interruption or product liability insurance or any third-party liability insurance to cover claims in respect of personal injuries or any damages arising from accidents on our properties or in relation to our operations. The occurrence of certain incidents including severe weather, earthquake, fire, war, power outages, flooding and the consequences resulting from them may not be covered by our insurance policies adequately, or at all. If we were subject to substantial liabilities, we could incur costs and losses that could materially and adversely affect our results of operations and financial condition.

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If we do not obtain substantial additional financing, including the financing sought in this Offering, our ability to execute our strategies as outlined in this prospectus will be impaired.

Our plans for business expansion and development are dependent upon our raising additional capital, including the capital sought in this Offering. Our plans call for new investments in research and development, marketing, expanded service capacity, and working capital and other items. Although we expect the proceeds of this Offering and our net earnings to substantially fund our planned growth and development, our management will be required to properly and carefully administer and allocate these funds. Should our capital needs be higher than estimated, or should additional capital be required after the close of this Offering, we may seek additional investments, loans or debt financing to fully pursue our strategies. Such additional investment may not be available to us on terms which are favorable or acceptable. Should we be unable to meet our full capital needs, our ability to fully implement our strategies will be impaired.

Pandemics and epidemics, natural disasters, terrorist activities, political unrest, and other outbreaks could disrupt our operations, which could materially and adversely affect our business, financial condition, and results of operations.

Global pandemics, epidemics in China or elsewhere in the world, or fear of spread of contagious diseases, such as Ebola virus disease (EVD), coronavirus disease 2019 (COVID-19), Middle East respiratory syndrome (MERS), severe acute respiratory syndrome (SARS), H1N1 flu, H7N9 flu, and avian flu, as well as hurricanes, earthquakes, tsunamis, or other natural disasters could disrupt our business operations, reduce or restrict our supply of products and services, incur significant costs to protect our employees and facilities, or result in regional or global economic distress, which may materially and adversely affect our business, financial condition, and results of operations. Actual or threatened war, terrorist activities, political unrest, civil strife, and other geopolitical uncertainty could have a similar adverse effect on our business, financial condition, and results of operations. Any one or more of these events may impede our production and delivery efforts and adversely affect our sales results, or even for a prolonged period of time, which could materially and adversely affect our business, financial condition, and results of operations.

In the PRC, governmental measures implemented by the Chinese government included various stages of lockdowns, closures, quarantines, and travel bans. While our financial performance for the fiscal year 2022 was not materially affected by COVID-19, the pandemic has had an impact on our operations, an impact on the operations of our collaborators, third-party contractors and other entities. In the year of 2022, the resurgence of the COVID-19 pandemic in China and the relevant lockdown measures taken by government had negatively impact on our manufacturing business. Our financial performance for the fiscal year 2022 was negatively affected accordingly.

On December 7, 2022, the joint prevention and control mechanism of the State Council of China issued the “New Ten Rules,” which means that the control measures for epidemic prevention are gradually liberalized. The extent of the impact of COVID-19 on our future financial results will be dependent on future developments, the potential resurgence of the pandemic, future government actions in response to the pandemic and the overall impact of the COVID-19 pandemic on the global economy and capital markets, among many other factors, all of which remain highly uncertain and unpredictable.

We are also vulnerable to natural disasters and other calamities. We cannot assure you that we are adequately protected from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks, or similar events. Any of the foregoing events may give rise to interruptions, damage to our property, delays in production, breakdowns, system failures, technology platform failures, or internet failures, which could cause the loss or corruption of data or malfunctions of our manufacturing facility as well as adversely affect our business, financial condition, and results of operations.

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Our directors and officers currently own an aggregate of approximately 92.00% of the total voting power of our outstanding Ordinary Shares, and will own 81.78% immediately after the completion of this Offering, assuming the underwriter does not exercise its over-allotment option.

Currently, our directors and officers collectively own an aggregate of approximately 92.00% of the total voting power of our outstanding Ordinary Shares. Our directors and officers will collectively own an aggregate of 81.78% of the total voting power of our outstanding Ordinary Shares immediately after the completion of this Offering, assuming the underwriters do not exercise their over-allotment option. These beneficial owners could have significant influence on determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions. In cases where their interests are aligned and they vote together, these beneficial owners will also have the power to prevent or cause a change in control. Without the consent of some or all of these shareholders, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. The interests of these beneficial owners may differ from the interests of our other shareholders. The concentration in the ownership of our Ordinary Shares may cause a material decline in the value of our Ordinary Shares. For more information regarding our beneficial owners and their affiliated entities, see “Principal Shareholders.”

As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Upon the completion of this Offering, we will be a “controlled company” as defined under the Nasdaq Stock Market Rules because Mr. Chuanbo Jiang, our CEO and Chairman of the board, will beneficially own 68.44% of our Ordinary Shares, assuming no exercise of the over-allotment option by the underwriter.

As long as our officers and directors, either individually or in the aggregate, own at least 50% of the voting power of our Company, we are a “controlled company” as defined under Nasdaq Market Place Rules. For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our CEO must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules after this Offering, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent and our nominating and corporate governance and compensation committees might not consist entirely of independent directors.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Act (Revised) of the Cayman Islands (the “Companies Act”) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of exempted companies incorporated under the laws of the Cayman Islands like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the register of mortgages and charges of such companies) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our amended and restated memorandum and articles of association that will become effective upon the listing of our Ordinary Shares on Nasdaq to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholder than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

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You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to convene a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated memorandum and articles of association allow our shareholders holding shares representing in aggregate not less than 10 percent of our paid up voting share capital in issue, to convene a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Advance notice of at least 7 days is required for the convening of our general meetings. A quorum required for a general meeting is one or more holders holding shares that represent not less than one-third of the outstanding shares of the Company carrying the right to vote at such general meeting. For these purposes, “clear days” means that period excluding (a) the day when the notice is given or deemed to be given and (b) the day for which it is given or on which it is to take effect.

Recently introduced economic substance legislation of the Cayman Islands may impact the Company or its operations.

Pursuant to the International Tax Cooperation (Economic Substance) Act, 2018 of the Cayman Islands, or the ES Act, that came into force on January 1, 2019, a “relevant entity” conducting a “relevant entity” is required to satisfy the economic substance test set out in the ES Act. A “relevant entity” includes an exempted company incorporated in the Cayman Islands as is our Company. There are nine designated “relevant activities” under the ES Act, and for so long as our Company is carrying on activities which falls within any of the designated relevant activities, it shall comply with all applicable requirements under the ES Act. If the only business activity that the Company carries on is to hold equity participation in other entities and only earns dividends and capital gains, then based on the current interpretation of the ES Act, our Company is a “pure equity holding company” and will therefore only be subject to the minimum substance requirements, which require us to (i) comply with all applicable requirements under the Companies Act and (ii) have adequate human resources and adequate premises in the Cayman Islands for holding and managing equity participations in other entities. However, there can be no assurance that we will not be subject to more requirements under the ES Act. Uncertainties over the interpretation and implementation of the ES Act may have an adverse impact on our business and operations.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in the PRC. In addition, our current officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and the PRC, see “Enforceability of Civil Liabilities.”

Risks Related to Doing Business in China

Uncertainties and quick changes in the PRC legal system could result in a material and negative impact on our business operations, decrease the value of our Ordinary Shares and limit the legal protections available to you and us.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value. Our PRC Subsidiaries are foreign-invested enterprises and are subject to laws and regulations applicable to foreign-invested enterprises as well as various Chinese laws and regulations generally applicable to companies incorporated in mainland China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties.

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From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since the PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in mainland China could materially and adversely affect our business and impede our ability to continue our operations.

If the Chinese government chooses to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in mainland China-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.

Recent statements by the Chinese government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in mainland China-based issuers. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law enforcement and judicial cooperation, to enhance supervision over mainland China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

Furthermore, on December 28, 2021, the CAC, the NDRC and several other administrations jointly issued the Revised Review Measures, which became effective and replaced the existing Measures for Cybersecurity Review on February 15, 2022. According to the Revised Review Measures, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Moreover, the CAC released the draft of the Regulations on Network Data Security Management in November 2021 for public consultation, which among other things, stipulates that a data processor listed overseas must conduct an annual data security review by itself or by engaging a data security service provider and submit the annual data security review report for a given year to the municipal cybersecurity department before January 31 of the following year. On July 7, 2022, the CAC released the Measures for the Security Assessment of Cross-Border Data, which became effective on September 1, 2022. Given the recent issuance of the Measures for the Security Assessment of Cross-Border Data, there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation.

We manufacture and sell our products and services in mainland China. Our subsidiaries in mainland China do not collect or store any data (including certain personal information) from our individual end-users, who may be PRC individuals. As of the date of this prospectus, we have not collected and stored personal information from our individual end-users. As a result, the likelihood of us being subject to the review of the CAC is remote. As of the date of this prospectus, we have been advised by DeHeng Law Offices (Shenzhen), our counsel as to PRC law, that this Offering in the U.S. is not subject to the review or prior approval of the CAC, except for completing the filing procedures with the CSRC before this Offering. Uncertainties still exist, however, due to the possibility that laws, regulations, or policies in mainland China could change rapidly in the future. Any future action by the PRC government expanding the categories of industries and companies whose foreign securities offerings are subject to review by the CAC could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

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We need to obtain the approval from the CSRC in connection with this Offering and listing on Nasdaq. The approval of or clearance by the CAC and other compliance procedures may be required in connection with this Offering, and, if required, we cannot predict whether we will be able to obtain such approval or clearance.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, require an overseas special purpose vehicle that is controlled by PRC companies or individuals formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies using shares of such special purpose vehicle or held by its shareholders as considerations to obtain the approval of the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. However, the application of the M&A Rules remains unclear. If CSRC approval in connection with the M&A Rules is required, it is uncertain whether it would be possible for us to obtain the approval. Any failure to obtain or delay in obtaining such CSRC approval for this Offering would subject us to sanctions imposed by the CSRC and other PRC regulators.

While the application of the M&A Rules remains unclear, we believe that the CSRC approval is not required in connection with the M&A Rules, because (1) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under this prospectus are subject to the M&A Rules; and (2) our PRC Subsidiaries were not established by merger with or acquisition of PRC domestic companies as defined under the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented, and the opinion of our PRC counsel is subject to any new laws, rules, and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel. If the CSRC or other PRC regulatory body subsequently determines that we need to obtain the CSRC’s approval for this Offering or if the CSRC or any other PRC government authorities promulgates any interpretation or implements rules that would require us to obtain CSRC or other governmental approvals for any such offering, we may face adverse actions or sanctions by the CSRC or other PRC regulatory agencies, which may include fines and penalties on our operations in mainland China, limitations on our operating privileges in mainland China, delays in or restrictions on the repatriation of the proceeds from any such offering into mainland China, restrictions on or prohibition of the payments or remittance of dividends by our subsidiaries in mainland China, or other actions that could have a material and adverse effect on our business, reputation, financial condition, results of operations, prospects, as well as the trading price of our Ordinary Shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt any such offering before the settlement and delivery of the Ordinary Shares that we are offering. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this Offering, we may be unable to obtain a waiver of such approval requirements.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severe and Lawful Crackdown on Illegal Securities Activities, which were made available to the public on July 6, 2021. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by mainland China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing mainland China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. Moreover, on December 28, 2021, the CAC and other ministries and commissions (including the CSRC) announced the adoption of the Cybersecurity Review Measures, which became effective on February 15, 2022 and provide that network platform operators possessing personal information of more than one million individual users must undergo a cybersecurity review by the CAC when they seek to have their securities listed on a foreign stock exchange. These policies and any related implementation rules to be enacted may subject us to additional compliance requirements. As of the date of this prospectus, no official guidance or related implementation rules have been issued in relation to these recently issued opinions, and the interpretation and implementation of these opinions remain unclear at this stage.

On February 17, 2023, the CSRC issued the Overseas Listing Regulations. The Overseas Listing Regulations require that a PRC domestic enterprise seeking to issue and list its shares overseas shall complete the filing procedures with the CSRC. The required filing materials shall include but not be limited to: (1) filing report and relevant commitments; and (2) domestic legal opinions. According to the Overseas Listing Regulations, we need to submit the required filing materials to the CSRC within three business days after our initial filing of the application for this Offering to the SEC, and shall complete the filing procedures with CSRC before our listing on U.S. exchanges. We have completed the filing with the CSRC in connection with this Offering and our listing on the Nasdaq Capital Market, and the CSRC published the notification of its approval of our completion of the required filing procedures on August 9, 2024. In accordance with the CSRC notification, we are required to report the Offering and listing status to the CSRC within 15 business days from our completion of our Offering. If we fail to complete this offering within 12 months from the issuance date of notification, and the Offering is still under progress, we are required to update the filing materials with the CSRC. Further, we are required to complete the filing procedure with the CSRC under the Trial Measures for any future offerings or any other capital raising activities once listed, and we cannot assure you that we will be able to complete such filings in a timely manner, or at all. Any failure by us to comply with such filing requirements under the Trial Measures may result in an order to rectify, warnings and fines against us and could materially hinder our ability to offer or to continue to offer our securities.

Except for the CSRC filing for this Offering, no effective laws or regulations in the PRC explicitly require us to seek approval from any other PRC governmental authorities for our overseas listing plan, nor has our company or any of our subsidiaries received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities.

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We cannot assure you that we will remain fully compliant with all new regulatory requirements of these opinions or any future implementation rules on a timely basis, or at all. If we are subject to additional requirements that we obtain the approval or clearance from either the CSRC, the CAC or any other regulators in mainland China for this Offering but fail to obtain such approval or clearance, we will not be able to pursue this Offering any further. If we attempt to pursue this Offering without obtaining such approval or clearance from regulators in mainland China, even if it is rejected or granted, but later rescinded, or if we inadvertently conclude that such approvals are not required, we may face severe and expansive sanctions imposed by regulators in mainland China, including fines and penalties on our operations in mainland China, limitations on our operating privileges in mainland China, delays in or restrictions on the repatriation of the proceeds from this Offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our subsidiaries in mainland China, forced delisting of the Ordinary Shares, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of the Ordinary Shares. The CSRC or other regulators in mainland China may also take actions requiring us, or making it advisable for us, to halt this Offering before the settlement and delivery of the Ordinary Shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the Ordinary Shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur. In addition, if the CSRC or other regulators in mainland China later promulgate new rules or explanations requiring that we obtain their approvals for this Offering, we may be unable to obtain a waiver of such approval requirements.

The Chinese government may intervene in or influence our operations at any time, which could result in a material change in our operations and significantly and adversely impact the value of our securities.

The PRC government has significant authority to exert influence on our operations in mainland China. Therefore, uncertainties in the PRC legal system and the interpretation and enforcement of PRC laws and regulations could limit the legal protection available to you and us, hinder our ability to offer or continue to offer the Ordinary Shares, result in a material adverse effect on our business operations, and damage our reputation, which might further cause the Ordinary Shares to significantly decline in value or become worthless. Changes in China’s economic, political or social conditions, or government policies could materially and adversely affect our business, financial condition, and results of operations. The economic, political and social conditions in the PRC differ from those in more developed countries in many respects, including structure, government involvement, level of development, growth rate, control of foreign exchange, capital reinvestment, allocation of resources, rate of inflation and trade balance position. Before the adoption of its reform and opening up policies in 1978, the PRC was primarily a planned economy. In recent years, the PRC government has been reforming the PRC economic system and government structure. For example, the PRC government has implemented economic reform and measures emphasizing the utilization of market forces in the development of the PRC economy in the past three decades. These reforms have resulted in significant economic growth and social prospects. Economic reform measures, however, may be adjusted, modified or applied inconsistently from industry to industry or across different regions of the country.

We cannot predict whether the resulting changes will have any adverse effect on our current or future business, financial condition or results of operations. Despite these economic reforms and measures, the PRC government continues to play a significant role in regulating industrial development, allocation of natural and other resources, production, pricing and management of currency, and there can be no assurance that the PRC government will continue to pursue a policy of economic reform or that the direction of reform will continue to be market friendly. Our ability to successfully expand business operations in the PRC depends on a number of factors, including macro-economic and other market conditions. Demand for our future products in the Chinese market and our business, financial condition and results of operations may be materially and adversely affected by the following factors:

●	changes in political or social conditions of the PRC;

●	changes in laws, regulations, and administrative directives or the interpretation thereof;

●	measures which may be introduced to control inflation or deflation; and

●	changes in the rate or method of taxation.

These factors are affected by a number of variables which are beyond our control.

We must remit the offering proceeds to mainland China before they may be used to benefit our business in mainland China, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner.

The proceeds of this Offering must be sent back to mainland China, and the process for sending such proceeds back to mainland China may take several months after the closing of this Offering. In utilizing the proceeds of this Offering in the manner described in “Use of Proceeds,” as an offshore holding company of our PRC Subsidiaries, we may make loans to our PRC Subsidiaries, or we may make additional capital contributions to our PRC Subsidiaries. Any shareholder loan or additional capital contribution are subject to PRC regulations. For example, loans by us or making additional capital contribution to our subsidiaries in mainland China, which are foreign-invested enterprises, or FIEs, to finance their activities cannot exceed statutory limits, while the shareholder loan must be also registered with the State Administration of Foreign Exchange, or SAFE. The statutory limit for the total amount of foreign debts of a foreign-invested company is the difference between the amount of total investment as approved by MOFCOM or its local counterpart and the amount of registered capital of such foreign-invested company.

To remit the proceeds of this Offering, we must take the steps legally required under the PRC laws. In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC Subsidiaries or with respect to future capital contributions by us to our PRC Subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds from this Offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity, our ability to fund and expand our business and our Ordinary Shares.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

We conduct all of our operations in mainland China, and all of our assets are located in mainland China. In addition, our current officers reside within mainland China and are PRC nationals. As a result, it may be difficult for our shareholders to effect service of process upon us or those persons inside the PRC. In addition, the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in the PRC of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

We may rely on dividends and other distributions on equity paid by our PRC Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC Subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

We rely principally on dividends and other distributions on equity from our PRC Subsidiaries for our cash requirements, including for services of any debt we may incur.

Our PRC Subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC Subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC Subsidiaries, as an FIE, is required to draw 10% of its after-tax profits each year, if any, to fund a common reserve, which may stop drawing its after-tax profits if the aggregate balance of the common reserve has already accounted for over 50 percent of its registered capital. These reserves are not distributable as cash dividends. If our PRC Subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of our PRC Subsidiaries to distribute dividends or other payments to their respective shareholders could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends or otherwise fund and conduct our business.

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In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this Offering to make loans or additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Any funds we transfer to our PRC Subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on FIEs, in China, capital contributions to our PRC Subsidiaries are subject to the approval of or filing with the Ministry of Commerce, or MOFCOM or its local branches and registration with a local bank authorized by the SAFE. In addition, (i) a foreign loan of less one year duration procured by our PRC Subsidiaries is required to be registered with SAFE or its local branches and (ii) a foreign loan of one year duration or more procured by our PRC Subsidiaries is required to be applied to the NDRC in advance for undergoing recordation registration formalities. Any medium or long-term loan to be provided by us to our PRC Subsidiaries must be registered with the NDRC and the SAFE or its local branches. We may not be able to complete such registrations on a timely basis, with respect to future capital contributions or foreign loans by us to our PRC Subsidiaries. If we fail to complete such registrations, our ability to use the proceeds of this Offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

On March 30, 2015, the SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or SAFE Circular 19, which took effect as of June 1, 2015. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of FIEs and allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi fund converted from their foreign exchange capital for expenditure beyond their business scopes, providing entrusted loans or repaying loans between nonfinancial enterprises. The SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, effective in June 2016. Pursuant to SAFE Circular 16, enterprises registered in China may also convert their foreign debts from foreign currency to Renminbi on a self-discretionary basis. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a self-discretionary basis which applies to all enterprises registered in China. SAFE Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted Renminbi shall not be provided as loans to its non-affiliated entities. As this circular is relatively new, there remains uncertainty as to its interpretation and application and any other future foreign exchange related rules. Violations of these Circulars could result in severe monetary or other penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to use Renminbi converted from the net proceeds of this Offering to fund our PRC operating subsidiary, to invest in or acquire any other PRC companies through our PRC Subsidiaries, which may adversely affect our business, financial condition and results of operations.

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Our Ordinary Shares may be delisted under the HFCA Act if the PCAOB is unable to inspect our auditors for two consecutive years. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.

The HFCA Act, or the HFCA Act, was enacted on December 18, 2020. The HFCA Act states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit such Ordinary Shares from being traded on a national securities exchange or in the over the counter trading market in the U.S. On December 23, 2022, the Accelerating Holding Foreign Companies Accountable Act (“AHFCA Act”) was enacted, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. As a result, the time period before our Ordinary Shares may be prohibited from trading or delisted has been reduced accordingly.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in: (i) mainland China, and (ii) Hong Kong. Our auditor is not headquartered in mainland China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination.

Furthermore, various equity-based research organizations have recently published reports on mainland China-based companies after examining their corporate governance practices, related party transactions, sales practices and financial statements, and these reports have led to special investigations and listing suspensions on U.S. national exchanges. Any similar scrutiny on us, regardless of its lack of merit, could cause the market price of our Ordinary Shares to fall, divert management resources and energy, cause us to incur expenses in defending ourselves against rumors, and increase the premiums we pay for director and officer insurance.

Our auditor, HTL International, LLC, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor’s registration with the PCAOB took effect in September 2020 and it is currently subject to PCAOB inspections. The PCAOB currently has access to inspect the working papers of our auditor. However, the recent developments would add uncertainties to our Offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCA Act. However, some of the recommendations were more stringent than the HFCA Act. For example, if a company’s auditor was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

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On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in mainland China and Hong Kong. Pursuant to the Protocol, the PCAOB has independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. However, uncertainties still exist whether the framework will be fully complied, which could cause the market price of our Ordinary Shares to be materially and adversely affected, and our securities could be delisted and prohibited from being traded on the national securities exchange earlier than would be required by the HFCA Act. If our securities are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our Ordinary Shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our Ordinary Shares. On December 15, 2022, the PCAOB issued a Determination Report which determined that the PCAOB (1) is able to select engagements, audit areas, and potential violations to be reviewed or investigated, (2) has timely access to, and the ability to retain and use, any document or information that the PCAOB considers relevant to an inspection or investigation, and (3) is able to conduct inspections and investigations in a manner consistent with the provisions of the Act and the rules of the PCAOB, as interpreted and applied by the PCAOB. Consequently, the PCAOB concluded that in the absence of any evidence that authorities in the PRC currently are taking any positions to impair the PCAOB’s ability to execute its statutory mandate with respect to inspections or investigations, the HFCA Act dictates that the PCAOB vacate the 2021 Determinations. As required by the HFCA Act, if in the future the PCAOB determines it no longer can inspect or investigate completely because of a position taken by an authority in the PRC, the PCAOB will act expeditiously to consider whether the PCAOB should issue a new determination.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. It is difficult to predict how long such appreciation of RMB against the U.S. dollar may last and when and how the relationship between the RMB and the U.S. dollar may change again. All of our revenues and substantially all of our costs are denominated in Renminbi. We rely on dividends paid by our operating subsidiaries in mainland China for our cash needs. Any significant revaluation of Renminbi may materially and adversely affect our results of operations and financial position reported in Renminbi when translated into U.S. dollars, and the value of, and any dividends payable on, the Ordinary Shares in U.S. dollars. To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our Ordinary Shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

On July 4, 2014, SAFE promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, which replaced the former Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Vehicles (generally known as SAFE Circular 75) promulgated by SAFE on October 21, 2005. On February 13, 2015, SAFE further promulgated the Circular on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Circular 13, which took effect on June 1, 2015. This SAFE Circular 13 has amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their direct establishment or indirect control of an offshore entity established for the purpose of overseas investment or financing with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests. Qualified local banks will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under SAFE Circular 37 since June 1, 2015.

According to Circular 37 and Circular 13, our shareholders or beneficial owners who are PRC residents are subject to Circular 37 or other foreign exchange administrative regulations in respect of their investment in our Company. If our shareholders who are PRC residents or entities do not complete their registration with the local SAFE branches, our PRC Subsidiaries may be prohibited from distributing their profits and any proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC Subsidiaries. Moreover, failure to comply with SAFE registration requirements could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

To the best of our knowledge, our PRC resident shareholders who: (i) directly or indirectly hold shares in our Cayman Islands holding company and (ii) are known to us, have completed the application for foreign exchange registrations for their foreign investment in our company in accordance with Circular 37 and Circular 13.

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Failure to make adequate contributions to various employee benefit plans and withhold individual income tax on employees’ salaries as required by PRC regulations may subject us to penalties.

Companies operating in mainland China are required to participate in various government-mandated employee benefit contribution plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit contribution plans has not been implemented consistently by the local governments in mainland China given the different levels of economic development in different locations. Companies operating in mainland China are also required to withhold individual income tax on employees’ salaries based on the actual salary of each employee upon payment. Should we fail to make adequate contributions to employee benefit plans or under-withhold individual income tax, we may be subject to late fees and fines and our financial condition and results of operations may be adversely affected.

Failure to timely register a branch office for business activities as required by PRC regulations may subject us to penalties.

Starting from June 2021, we leased facilities and employed staff in Shiyan, China, to carry out warehousing, assembly, testing, coordination with contract manufacturers, and related operations. However, due to various external factors, including disruptions to our daily operations caused by the COVID-19 pandemic, we did not establish a legally registered branch office for our operations in Shiyan, China, until September 2024. This non-compliance may expose us to potential administrative penalties and tax liabilities. Chinese local regulations require business operating within its jurisdictions to comply with all applicable registration procedures and maintain proper licensing. Our failure to adhere to these requirements could lead to fines, interest charges on any unpaid taxes, as well as potential operational restrictions imposed by the authorities. We have taken steps to rectify this situation by registering our branch office in Shiyan, China, and ensuring full compliance moving forward. Nonetheless, such failure may subject us to late fees and fines and our financial condition and results of operations may be adversely affected. Based on the advice of our PRC counsel, DeHeng Law Offices (Shenzhen), the likelihood of incurring penalties or tax liabilities is remote due to the relatively minor nature of the violations and our proactive measures to address the situation.

We do not hold a special vehicle production permission to produce special vehicles as requested by the Chinese Ministry of Industry and Information Technology. If the government does not allow outsourcing or if our business demand exceeds the outsourcing factory’s capacity in the future, it could severely restrict our growth and adversely affect the value of your investment.

We do not hold a special vehicle production permission to produce special vehicles as requested by the Chinese Ministry of Industry and Information Technology, so we rely on a collaborative outsourcing model to provide final products to customers. While this approach reduces the initial operational investment in large fixed assets, it also brings policy risks and business expansion bottlenecks. If the government does not allow outsourcing or if our business demand exceeds the outsourcing factory’s capacity in the future, it could severely restrict our growth and adversely affect the value of your investment. We plan to use a part of the IPO proceeds to establish a qualified factory and to obtain specialized vehicle permission, however, there is no guarantee that we can obtain the permission in a timely manner or whether we can obtain the permission at all.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Bulletin 7. SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets, as such persons need to determine whether their transactions are subject to these rules and whether any withholding obligation applies.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an “Indirect Transfer,” the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who pays for the transfer is obligated to withhold the applicable taxes currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the Shares in our offshore subsidiaries and investments. Our Company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfer of shares in our company by investors who are non-PRC resident enterprises, our PRC Subsidiaries may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

You may experience difficulties in effecting service of process, enforcing foreign judgments or bringing actions in China against us or our management named in this prospectus based on foreign laws.

STAK Inc. is incorporated under the laws of the Cayman Islands, but all of our operations and assets are held by our operating subsidiaries in mainland China. In addition, all of our assets are located in mainland China and all of our senior executive officers and directors reside within mainland China for a significant portion of the time. As a result, it may be difficult or impossible for investors to effect service of process on us inside mainland China. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors. Moreover, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

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The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. In addition, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our Ordinary Shares, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

Risks Related to This Offering and the Ordinary Shares

There has been no public market for our Ordinary Shares prior to this Offering, and you may not be able to resell the Ordinary Shares at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our Ordinary Shares. We plan to list the Ordinary Shares on the Nasdaq Capital Market. Our Ordinary Shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for the Ordinary Shares does not develop after this Offering, the market price and liquidity of the Ordinary Shares will be materially and adversely affected.

Negotiations with the underwriters will determine the initial public offering price for the Ordinary Shares which may bear no relationship to their market price after the initial public offering. We cannot assure you that an active trading market for the Ordinary Shares will develop or that the market price of the Ordinary Shares will not decline below the initial public offering price.

The market price for the Ordinary Shares may be volatile.

The trading prices of the Ordinary Shares are likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of internet or other companies based in mainland China that have listed their securities in the United States in recent years. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in their trading prices. The trading performances of other Chinese companies’ securities after their offerings, including internet and e-commerce companies, may affect the attitudes of investors toward Chinese companies listed in the United States, which consequently may impact the trading performance of the Ordinary Shares, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. In addition, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance.

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In addition to the above factors, the price and trading volume of the Ordinary Shares may be highly volatile due to multiple factors, including the following:

●	regulatory developments affecting us, our consumers or our industry;

●	conditions in the global demand for oil which may directly affect on our business;

●	announcements of studies and reports relating to the quality of our product and service offerings or those of our competitors;

●	changes in the economic performance or market valuations of other oilfield automation machinery services businesses;

●	actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

●	changes in financial estimates by securities research analysts;

●	announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures or capital commitments;

●	additions to or departures of our senior management;

●	detrimental negative publicity about us, our management or our industry;

●	fluctuations of exchange rates between the Renminbi and the U.S. dollar;

●	release or expiry of lock-up or other transfer restrictions on our outstanding Ordinary Shares; and

●	sales or perceived potential sales of additional Ordinary Shares.

The trading market for the Ordinary Shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who cover us downgrade the Ordinary Shares or publish inaccurate or unfavorable research about our business, the market price for our Ordinary Shares would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the Ordinary Shares to decline.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the Ordinary Shares, the market price for the Ordinary Shares and trading volume could decline.

The trading market for our Ordinary Shares will be influenced by research or reports that industry or securities analysts publish about our business. If industry or securities analysts decide to cover us and in the future downgrade our Ordinary Shares, the market price for our Ordinary Shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our Ordinary Shares to decline.

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Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Ordinary Shares in this Offering, you will pay more for your Ordinary Shares than the amount paid per share by our existing shareholders for their Ordinary Shares. As a result, you will experience immediate and substantial dilution of approximately US$2.86 per Ordinary Share, representing the difference between the initial public offering price of US$4.00 per Ordinary Share and our net tangible book value per Ordinary Share as of June 30, 2024 after giving effect to the net proceeds to us from this Offering. In addition, you may experience further dilution to the extent that our Ordinary Shares are issued upon the exercise of any share options. See “Dilution” for a more complete description of how the value of your investment in the Ordinary Shares will be diluted upon completion of this Offering.

Because we do not expect to pay dividends in the foreseeable future after this Offering, you must rely on price appreciation of the Ordinary Shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this Offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the Ordinary Shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain restrictions under Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Ordinary Shares will likely depend entirely upon any future price appreciation of our Ordinary Shares. There is no guarantee that our Ordinary Shares will appreciate in value after this Offering or even maintain the price at which you purchased the Ordinary Shares. You may not realize a return on your investment in our Ordinary Shares and you may even lose your entire investment in our Ordinary Shares.

Substantial future sales or perceived potential sales of Ordinary Shares in the public market could cause the price of the Ordinary Shares to decline.

Sales of Ordinary Shares in the public market after this Offering, or the perception that these sales could occur, could cause the market price of the Ordinary Shares to decline. Immediately after the completion of this Offering, we will have 11,250,000 Ordinary Shares outstanding, assuming the underwriters do not exercise their over-allotment option. All Ordinary Shares sold in this Offering will be freely transferable without restriction or additional registration under the Securities Act. All of our executive officers and directors and holder(s) of five percent (5%) or more of the outstanding securities have agreed not to sell our Ordinary Shares for a period of six (6) months following the closing of this Offering, subject to extension under specified circumstances. Ordinary Shares subject to these lock-up agreements will become eligible for sale in the public market upon expiration of these lock-up agreements, subject to volume and other restrictions as applicable under Rules 144 and 701 under the Securities Act. To the extent shares are released before the expiration of the lock-up period and sold into the market, the market price of the Ordinary Shares could decline. Moreover, the perceived risk of this potential dilution could cause shareholders to attempt to sell their shares and investors to short our Ordinary Shares. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

You must rely on the judgment of our management as to the use of the net proceeds from this Offering, and such use may not produce income or increase the price of our Ordinary Shares.

As of June 30, 2024, our cash and cash equivalent were RMB4.8 million (US$0.7 million). Immediately following the completion of this Offering, we expect to receive net offering proceeds of approximately US$3,172,117 after deducting underwriting discounts and the estimated offering expenses payable by us. We intend to use these funds as set forth under “Use of Proceeds.” However, our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase the price of our Ordinary Shares. The net proceeds from this Offering may be placed in investments that do not produce income or that lose value.

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We may need additional capital and may sell additional Ordinary Shares or other equity securities or incur indebtedness, which could result in additional dilution to our shareholders or increase our debt service obligations.

We may require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our cash resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities or equity-linked debt securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or terms acceptable to us, if at all.

Certain existing shareholders have substantial influence over our company and their interests may not be aligned with the interests of our other shareholders.

Upon the completion of this Offering, our directors and officers will collectively own an aggregate of 81.78% of the total voting power of our outstanding Ordinary Shares, assuming the underwriters do not exercise their over-allotment option. As a result, they have substantial influence over our business, including significant corporate actions such as mergers, consolidations, election of directors and other significant corporate actions.

They may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of the Ordinary Shares. These actions may be taken even if they are opposed by our other shareholders, including those who purchase Ordinary Shares in this Offering. In addition, the significant concentration of share ownership may adversely affect the trading price of the Ordinary Shares due to investors’ perception that conflicts of interest may exist or arise. For more information regarding our principal shareholders and their affiliated entities, see “Principal Shareholders.”

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

In addition, under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of an exemption that allows us to delay adopting new or revised accounting standards until such time as those standards apply to private companies. As a result, we will not be subject to the same new or revised accounting standards as other public companies that comply with the public company effective dates. We have also elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result of these elections, the information that we provide to our shareholders may be different than you might receive from other public reporting companies.

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We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a semi-annual basis as press releases, distributed pursuant to the rules and regulations of the Nasdaq Capital Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Capital Market corporate governance requirements; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq Capital Market corporate governance requirements. Currently, we do not have any immediate plans to rely on home country practice with respect to our corporate governance after the completion of this Offering.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our Ordinary Shares are directly or indirectly held by residents of the U.S. and we fail to meet additional requirements necessary to maintain our foreign private issuer status. In the future, if we lose our foreign private issuer status as of the last date of our second fiscal quarter, we would be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms beginning on the following January 1, which are more detailed and extensive than the forms available to a foreign private issuer. We would also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders would become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we would lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq Capital Market listing rules. As a U.S. listed public company that is not a foreign private issuer, we would incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

We will incur increased costs as a result of being a public company.

Upon completion of this Offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq Capital Market, impose various requirements on the corporate governance practices of public companies. As a company with less than US$1.235 billion in net revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in the Ordinary Shares to significant adverse United States income tax consequences.

In general, we will be treated as a passive foreign investment company (“PFIC”) for any taxable year in which either (1) at least 75% of our gross income (looking through certain 25% or more-owned subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain 25% or more-owned subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the section of this prospectus captioned “Certain United States Federal Income Tax Considerations”) of our securities, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation. Our actual PFIC status for any taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any subsequent taxable year. We urge U.S. Holders to consult their own tax advisors regarding the possible application of the PFIC rules in light of their individual circumstances.

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USE OF PROCEEDS

We estimate that we will receive net proceeds from this Offering of approximately $3.2 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. These estimates are based upon an initial offering price of $4.00 per share.

We plan to use the net proceeds of this Offering in the following order of priority:

●	Approximately 60% for set up a qualified factory and to obtain specialized vehicle permission;

●	Approximately 10% for research and development;

●	Approximately 30% for working capital and other general corporate purposes.

To the extent that our actual net proceeds are not sufficient to fund all of the proposed purposes, we will decrease our allocation of the net proceeds for the purposes set out above on a pro rata basis. We would anticipate raising additional capital through equity or debt financing sufficient to fund our proposed uses above.

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this Offering. Our management will have significant flexibility in applying and discretion to apply the net proceeds of the Offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this Offering differently than as described in this prospectus.

Pending deployment of the net proceeds for the uses described above, the funds may be placed in short-term deposits with financial institutions or used to invest in short-term money market instruments.

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DIVIDEND POLICY

We have no formal dividend policy. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay indebtedness and, therefore, we do not anticipate paying any cash dividends in the foreseeable future. Additionally, our ability to pay dividends on our Shares is limited by various factors such as our future financial performance and bank covenants. Any future determination to pay dividends will be at the discretion of our Board of Directors, subject to compliance with covenants in current and future agreements governing our and our subsidiaries’ indebtedness, and will depend on our results of operations, financial condition, capital requirements and other factors that our Board of Directors may deem relevant.

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CAPITALIZATION

The following tables set forth our capitalization as of June 30, 2024:

●	on an actual basis; and

●	on a pro forma as adjusted basis to reflect the issuance and sale of 1,250,000 Ordinary Shares assuming no exercise of the underwriters’ over-allotment option, at an assumed initial public offering price of US$4.00 per share after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the tables together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2024
	Actual	As Adjusted
	(in US$)
Cash:	658,154	3,830,271
Debt:
Short-term borrowings	4,334,544	4,334,544
Long-term borrowing	116,964	116,964
Equity:
Ordinary Shares, 10,000,000 Ordinary Shares outstanding on an actual basis; and 11,250,000 Ordinary Shares outstanding on an as adjusted basis(1)	10,000	11,250
Additional paid-in capital	4,249,517	7,420,384
Statutory reserves	672,402	672,402
Retained earnings	6,037,573	6,037,573
Accumulated comprehensive loss	(388,543)	(388,543)
Total equity	10,580,949	13,753,066

Total capitalization	15,032,457	18,204,574

(1)	Pro forma additional paid in capital reflects the net proceeds we expect to receive, after deducting underwriting fee, underwriter expense allowance and other expenses. We expect to receive net proceeds of approximately US$3,172,117 (offering proceeds of US$5,000,000, less underwriting discounts of US$375,000, non-accountable expense of US$50,000 and offering expenses of US$1,402,883). The Ordinary Shares reflects the net proceeds we expect to receive, after deducting underwriting discounts, underwriter expense allowance and other expenses, and assuming no exercise of the underwriters’ over-allotment option.

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DILUTION

If you invest in our Shares, your interest will be diluted to the extent of the difference between the initial public offering price per share and our net tangible book value per share after this Offering. Dilution results from the fact that the initial public offering price per share is substantially in excess of the book value per Ordinary Shares attributable to the existing Shareholders for our presently outstanding shares.

Net tangible book value represents the amount of our total assets, excluding intangible asset, right-of-use assets and deferred tax assets, less our total liabilities. Our net tangible book value as of June 30, 2024 was US$9,676,292, or US$0.97 per Ordinary Share.

After giving effect to the issuance and sale of 1,250,000 Shares assuming no exercise of the underwriters’ over-allotment option in this Offering at an assumed initial public offering price of US$4.00 per share, and after deducting underwriting discounts and estimated Offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2024 would have been US$1.14 per outstanding Ordinary Share. This represents an immediate increase in net tangible book value of US$0.17 to existing shareholders and an immediate dilution in net tangible book value of US$2.86 per Ordinary Share to investors purchasing Shares in this Offering. The following table illustrates such dilution:

Per Ordinary Share
Assumed initial public offering price	$4.00
Net tangible book value as of June 30, 2024	$0.97
Pro forma net tangible book value after giving effect to this Offering	$1.14
Amount of dilution in net tangible book value to investors in this Offering	$2.86

The following table summarizes, on a pro forma as adjusted basis as of June 30, 2024, the total number of Shares purchased from us, the total cash consideration paid to us, and the average price per share paid by existing Shareholders and by investors in this Offering. The table below reflects an assumed initial public Offering Price of US$4.00 per share, for Shares purchased in this Offering and excludes underwriting discounts and commissions and estimated Offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price per Share
	Number	%	US$	%	US$
Existing Shareholders	10,000,000	88.9	4,249,517	45.9	0.42
Investors in this Offering	1,250,000	11.1	5,000,000	54.1	4.00
Total	11,250,000	100.0	9,249,517	100.0	0.82

The dilution information in this section is presented for illustrative purposes only. Our as adjusted net tangible book value following the consummation of this Offering is subject to adjustment based on the actual initial public offering price of our Shares and other terms of this Offering determined at pricing.

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SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected consolidated balance sheet data as of June 30, 2024 and 2023, and selected consolidated statements of operations data for the years ended June 30, 2024 and 2023 have been derived from our consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. You should read this “Selected Consolidated Financial and Operating Data” section together with our consolidated financial statements and the related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included elsewhere in this prospectus.

	For the Years Ended June 30,
	2024	2023

Revenues	$18,918,847	$21,146,463
Cost of revenues	(13,245,171)	(14,385,492)
Gross profit	5,673,676	6,760,971

Operating expenses:
Selling and marketing expenses	(653,218)	(1,177,448)
General and administrative expenses	(544,304)	(579,353)
Research and development expenses	(1,677,456)	(1,371,912)
Total operating expenses	(2,874,978)	(3,128,713)

Operating income	2,798,698	3,632,258

Other income (expense):
Interest expense, net	(126,373)	(52,349)
Government subsidies	45,638	595,593
Total other income, net	(80,735)	543,244

Income before income tax expense	2,717,963	4,175,502
Income tax expense	(276,189)	(715,040)
Net income	$2,441,774	$3,460,462

Net income per ordinary share:
Earnings per share, basic and diluted	$0.24	$0.35

Weighted average number of shares outstanding, basic and diluted	10,000,000	10,000,000

	As of June 30,
	2024	2023
Selected Balance Sheet Data:
Cash and cash equivalents	$658,154	$593,199
Total assets	18,782,721	15,002,086
Total liabilities	8,201,772	6,881,449
Total equity	$10,580,949	$8,120,637

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of financial condition and results of operations contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. We assume no obligation to update forward-looking statements or the risk factors. You should read the following discussion in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

Overview

We are a holding company with operating subsidiaries, and with all of our operations and assets in mainland China. We are a fast-growing company specializing in the research, development, manufacturing, and sale of oilfield-specific production and maintenance equipment. We design and manufacture oilfield-specialized production and maintenance equipment, then collaborate with qualified specialized vehicle manufacturing companies to integrate the equipment onto vehicle chassis, producing specialized oilfield vehicles for sale. Additionally, we sell oilfield-specialized equipment components, related products, and provide automation solutions.

Our vision is to help oilfield services companies reduce costs and increase efficiency by providing the cutting-edge integrated oilfield equipment and automation solutions service. Our mission is to become a powerful provider for the niche markets of specialized oilfield vehicles and equipment in China.

Our total revenue decreased from $21.1 million for the fiscal year ended June 30, 2023 to $18.9 million for the fiscal year ended June 30, 2024, representing a year-on-year decline rate of 10.53%. The decrease in revenues was mainly driven by the decrease in demand for specialized oilfield equipment and vehicle, which was partially offset by the increase of income from automation solutions and others. Gross profit margin decreased from 31.97% for the year ended June 30, 2023 to 29.99% for the year ended June 30, 2024. The decrease was mainly driven by increasing price of raw materials of specialized oilfield equipment, which accounted for 46.93% of the total revenue for the year ended June 30, 2024, compared with 65.82% in the same period of 2023. For the year ended June 30, 2024, the gross profit margin for the specialized oilfield equipment was 33.59%, while the gross profit margin for the specialized oilfield vehicles was 28.17%.

Key Factors that Affect Operating Results

We believe the following key factors may affect our financial condition and results of operations:

●	our ability to maintain our major customers;

●	our ability to attract new customers and to increase our revenue per customer;

●	our ability to enhance our operational efficiency; and

●	our ability to acquire sufficient parts and materials and key components from their suppliers in suitable quantity and quality.

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Results of Operations

The following table sets forth a summary of our consolidated statements of income and comprehensive income for the fiscal years ended June 30, 2024 and 2023, respectively. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of our future trends.

	For the Years Ended June 30,		Variance
	2024	2023	Amount	%
Revenues	$18,918,847	$21,146,463	$(2,227,616)	(10.53)%
Cost of revenues	(13,245,171)	(14,385,492)	1,140,321	(7.93)%
Gross profit	5,673,676	6,760,971	(1,087,295)	(16.08)%

Operating expenses:
Selling and marketing expenses	(653,218)	(1,177,448)	524,230	(44.52)%
General and administrative expenses	(544,304)	(579,353)	35,049	(6.05)%
Research and development expenses	(1,677,456)	(1,371,912)	(305,544)	22.27%
Total operating expenses	(2,874,978)	(3,128,713)	253,735	(8.11)%

Operating income	2,798,698	3,632,258	(833,560)	(22.95)%

Other (expense) income
Interest expense, net	(126,373)	(52,349)	(74,024)	141.40%
Government subsidies	45,638	595,593	(549,955)	(92.34)%
Total other (expense) income, net	(80,735)	543,244	(623,979)	(114.86)%

Income before income tax expense	2,717,963	4,175,502	(1,457,539)	(34.91)%
Income tax expense	(276,189)	(715,040)	438,851	(61.37)%

Net income	$2,441,774	$3,460,462	$(1,018,688)	(29.44)%

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Components of Results of Operations

Revenues

A detailed breakdown of revenues for the years ended June 30, 2024 and 2023 is set forth below:

	For the Years Ended June 30,		Variance
	2024	2023	Amount	%
Sales of specialized oilfield equipment	$8,877,804	$13,919,600	$(5,041,796)	(36.22)%
Sales of specialized oilfield vehicle	5,406,586	6,361,812	(955,226)	(15.01)%
Service income from automation solutions	1,763,018	271,462	1,491,556	549.45%
Others	2,871,439	593,589	2,277,850	383.74%
Total	$18,918,847	$21,146,463	$(2,227,616)	(10.53)%

Our revenues for the years ended June 30, 2024 and 2023 were $18.9 million and $21.1 million, respectively. The 10.53% decrease in revenues was mainly driven by the decrease in demand for specialized oilfield equipment and vehicles and partially offset by the increase in demand for automation solutions and sales of raw materials and parts.

Sales of specialized oilfield equipment decreased by $5.0 million, or 36.22%, to $8.9 million for the year ended June 30, 2024 from $13.9 million for the year ended June 30, 2023. The decrease was mainly due to our decision to reduce the production of lower-pricing specialized oilfield equipment in order to allocate more resources towards research and development for our new specialized oilfield equipment products with higher profit margins, given that all specialized oilfield equipment shares the same production facilities. Such transformation resulted in a 67.71% decline in the sales volume of specialized oilfield equipment for the year ended June 30, 2024, compared to the same period for the year ended June 30, 2023. The decrease in sales revenue of specialized oilfield equipment was due to a decrease in sales volume, which resulted from our reduced promotion of the lower-pricing specialized oilfield equipment. The decrease was partially offset by increase in the average unit sales price of the specialized oilfield equipment.

We design and manufacture the equipment and components, then outsource them to qualified specialized vehicle manufacturing companies to integrate and produce specialized oilfield vehicles, and the vehicles are sold by us externally. Sales of specialized oilfield vehicles decreased by $1.0 million, or 15.01%, to $5.4 million for the year ended June 30, 2024 from $6.4 million for the year ended June 30, 2023. The decrease was mainly due to a decline in the sales volume of specialized oilfield vehicles for the year ended June 30, 2024, compared to the same period for the year ended June 30, 2023. We produced higher selling price and higher margin specialized oilfield vehicles, resulting in the average unit sales price of specialized oilfield vehicles increased by 185.81% for the year ended June 30, 2024.

We provide customers with automation solutions services, including software development or customized function development on customers’ system, testing, debugging and other automation solutions services with respect to specialized equipment used in the oilfield. The service revenue increased by $1.5 million, or 549.45%, to $1.8 million for the year ended June 30, 2024 from $0.3 million for the year ended June 30, 2023. The increase was mainly driven by the increased demand as a result of our cultivating positive word-of-mouth recommendations within the oilfield industry and a good reputation in the market. We are not expecting to achieve such growth in service income from automation solutions continuously as we are going to focus our research and development efforts on our own vehicle products.

Other revenue primarily derives from sales of parts and materials, such as integrated circuits, box iron and backlight panel, etc. Our revenue generated from others increased by $2.28 million, or 383.74%, to $2.87 million for the year ended June 30, 2024 from $0.59 million for the year ended June 30, 2023, which was primarily attributable to the sales of intelligent chassis parts of $2.83 million for the year ended June 30, 2024. We are not expecting to achieve such growth in other revenues continuously.

Cost of revenues

Cost of revenues consists primarily of manufacturing and purchase cost of raw materials, depreciation, maintenance, and other overhead expenses. Our cost of revenues decreased by $1.2 million, or 7.93%, to $13.2 million for the year ended June 30, 2024 from $14.4 million for the year ended June 30, 2023. The decrease in cost of revenue was mainly due to the decrease in revenues of 10.53%.

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Gross profit and gross profit margin

	For the years ended June 30, 2024		For the years ended June 30, 2023
	Gross profit	Gross profit margin	Gross profit	Gross profit margin
Sales of specialized oilfield equipment	$2,982,107	33.59%	$5,029,953	36.14%
Sales of specialized oilfield vehicles	1,522,957	28.17%	1,630,946	25.64%
Service income from automation solutions	796,042	45.15%	107,979	39.78%
Others	372,570	12.98%	(7,907)	(1.33)%
Total gross profit	$5,673,676	29.99%	$6,760,971	31.97%

Gross profit decreased by $1.1 million, or 16.08%, to $5.7 million for the year ended June 30, 2024 from $6.8 million for the year ended June 30, 2023, primarily due to the decrease of revenues.

Gross profit margin slightly decreased from 31.97% for the year ended June 30, 2023 to 29.99% for the year ended June 30, 2024. The decrease of gross profit margin was mainly driven by higher cost of materials for specialized oilfield equipment and the adoption of competitive pricing approaches starting from 2023, partially offset by the increasing sales of higher gross profit margin specialized oilfield vehicles.

Selling and marketing expenses

Our selling and marketing expenses primarily consist of commission.

Our selling and marketing expenses decreased by $0.5 million, or 44.52%, to $0.7 million for the year ended June 30, 2024 from $1.2 million for the year ended June 30, 2023, in alignment with the change in sales performance.

General and administrative expenses

Our general and administrative expenses primarily consist of salaries and welfare expenses, allowance for doubtful accounts, renovation expenses, depreciation and amortization expenses and professional fees.

Our general and administrative expenses decreased by $0.1 million, or 6.05%, to $0.5 million for the year ended June 30, 2024 from $0.6 million for the year ended June 30, 2023, which attributed to the increase in renovation expenses of $0.05 million and professional fees related to the offering of $0.02 million, partially offset by decrease in salaries and welfare expenses of $0.07 million and bad debt expenses of $0.07 million.

Research and development expenses

Our research and development expenses primarily consist of (i) parts and materials in relation to testing materials; and (ii) design and development expenses, with new technology, materials and suppliers and other research and development related expenses for designing and testing.

Research and development expenses increased by $0.3 million, or 22.27%, to $1.7 million for the year ended June 30, 2024 from $1.4 million for the year ended June 30, 2023, attributed to the increase of design and development expenses. The research and development expenses are mainly driven by the stage and scale of our equipment development.

Other income (expense)

Our other income (expense) primarily consists of (i) interest expense, net, and (ii) government subsidies. Our government subsidies received in cash were not contingent upon our further actions or performance.

Interest expenses increased by $0.08 million, or 141.40%, to $0.13 million for the year ended June 30, 2024 from $0.05 million for the year ended June 30, 2023, as a result of the increase of bank borrowings. While government subsidies decreased by $0.55 million, or 92.34%, to $0.05 million for the year ended June 30, 2024 from $0.6 million for the year ended June 30, 2023. The change is due to our one-time government subsidies of government investment promotion and entrepreneurial funding to the talents for the year ended June 30, 2023. We are not expecting to receive government subsidies of such an amount continuously.

Income tax expense

The PRC EIT is calculated based on the taxable income determined under the applicable EIT Law and its implementation rules. Income tax expenses decreased by $0.4 million, or 61.37%, to $0.3 million for the year ended June 30, 2024 from $0.7 million for the year ended June 30, 2023. The change resulted from the change in our taxable income.

Net income

As a result of the foregoing, our net income decreased by $1.1 million to $2.4 million for the year ended June 30, 2024 from $3.5 million for the year ended June 30, 2023.

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Cash Flows

Years Ended June 30, 2024 and 2023

The following table summarizes our cash flows for the periods indicated:

	For the years ended June 30,
	2024	2023
Net cash used in operating activities	$(2,735,297)	$(1,529,678)
Net cash used in investing activities	(273,213)	(2,955,564)
Net cash provided by financing activities	3,074,304	4,958,361
Effect of exchange rate changes	(839)	88,167
Net increase in cash and cash equivalents	$64,955	$561,286
Cash and cash equivalents, beginning of the period	$593,199	$31,913
Cash and cash equivalents, end of the period	$658,154	$593,199

Operating Activities

Net cash used in operating activities was $2.7 million for the year ended June 30, 2024, primarily derived from (i) net income of $2.4 million, (ii) an increase of accounts receivable of $0.5 million, deducted by (iii) an decrease of accounts payables of $2.6 million with respect to the repayment to our suppliers, (iv) an increase of inventories of $2.1 million in relation to materials for volume production and finished goods; and (v) an increase of advance to suppliers of $0.9 million.

Net cash used in operating activities was $1.5 million for the year ended June 30, 2023, primarily derived from (i) net income of $3.5 million, (ii) an adjustment of added non-cash items of a net amount of $0.31 million, inclusive of amortization and depreciation and other non-cash items, deducted by (iii) an increase of accounts receivables of $3.5 million with respect to the increase of our sales, (iv) an increase of inventories of $3.4 million in relation to materials for volume production and finished goods, and (v) an increase of accounts payable of $0.5 million.

Investing Activities

For the year ended June 30, 2024, net cash used in investing activities was $0.3 million, which was mainly due to loans to independent third parties.

For the year ended June 30, 2023, net cash used in investing activities $3.0 million, which was mainly due to loans to third parties and purchase of property and equipment, and intangible assets.

Financing Activities

For the year ended June 30, 2024, net cash provided by financing activities was $3.1 million, which was mainly due to net proceeds from bank loans.

For the year ended June 30, 2023, net cash provided by financing activities was $5.0 million, which was due to (i) the contribution from shareholders in the amount of $3.7 million; and (ii) net proceeds from bank loans of $1.3 million.

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Liquidity and Capital Resources

To date, the primary sources of liquidity consist of cash flows from the PRC Subsidiaries’ operating activities, capital contributions from shareholders and loans from banks. We have financed our operations primarily through capital contributions and revenue from operations. As of June 30, 2024, we had cash and cash equivalents of $0.7 million and a total working capital surplus of $7.2 million. For the next 12 months from the date of this prospectus, we plan to implement measures to meet the cash requirements, including: (i) strictly controlling and reducing expenses; (ii) seeking additional credit facilities; and (iii) seeking equity financing from shareholders. We believe the above measures will be adequate to meet the operation requirements in the next 12 months from the date of this prospectus.

We believe our current working capital is sufficient to support our operations for the next twelve months from the date of this prospectus. We may, however, need additional cash resources in the future if we experience changes in business conditions or other developments, or if we find and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. Our obligation to bear credit risk for certain financing transactions we facilitate may also strain our operating cash flow. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Current foreign exchange and other regulations in the PRC may restrict our PRC entities in their ability to transfer their net assets to us and our subsidiaries in Hong Kong. However, as of the date of this prospectus, these restrictions have no impact on the ability of these PRC entities to transfer funds to us as we do not anticipate declaring or paying any dividends in the foreseeable future, as we plan to retain our retained earnings to continue to grow our business. In addition, these restrictions have no impact on the ability for us to meet our cash obligations.

To utilize the proceeds from this Offering, we may make additional loans or capital contributions to our PRC Subsidiaries. PRC laws and regulations allow an offshore holding company to provide funding to our PRC Subsidiaries only through loans or capital contributions, subject to the filing or approval of government authorities and limits on the amount of capital contributions and loans. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC Subsidiaries or make additional capital contributions to fund their capital expenditures or working capital. For an increase of registered capital, our PRC Subsidiaries need to file such change of registered capital with the State Administration for Market Regulation (the “SAMR”) or its local counterparts through the enterprise registration system and the national enterprise credit information publicity system, and the SAMR or its local counterparts will then push such information to the China’s Ministry of Commerce or its local counterparts. If the holding company provides funding to our PRC Subsidiaries through loans, (i) in the event that the foreign debt management mechanism as provided in the Measures for Foreign Debts Registration and Administration and other relevant rules applies, the balance of such loans cannot exceed the difference between the total investment and the registered capital of the subsidiaries and we will need to register such loans with the SAFE or its local branches, or (ii) in the event that the mechanism as provided in the Notice of the People’s Bank of China on Matters concerning the Macro-Prudential Management of Full-Covered Cross-Border Financing, or PBOC Notice No. 9, applies, the balance of such loans will be subject to the risk-weighted approach and the net asset limits and we will need to file the loans with the SAFE in its information system pursuant to applicable requirements and guidelines issued by the SAFE or its local branches. While we currently see no material obstacles to completing the filing and registration procedures with respect to future capital contributions to our PRC Subsidiaries and loans to our PRC Subsidiaries, we cannot assure that we will be able to complete these filings and registrations on a timely basis, or at all. See “Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from using the proceeds of this Offering to make loans or additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

We expect the net proceeds from our initial public offering to be used in the PRC and will be in the form of Renminbi and, therefore, our PRC Subsidiaries will need to convert any capital contributions or loans from U.S. dollars into Renminbi in accordance with applicable PRC laws and regulations.

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Capital Expenditures

Our capital expenditures are primarily incurred for the purpose of acquisition of property and equipment, and intangible asset. Our capital expenditures were $0.02 million and $2.6 million for the years ended June 30, 2024 and 2023, respectively. We intend to fund our future capital expenditures with our existing cash balance and proceeds from this Offering and expect to continue to make well-planned capital expenditures to meet the expected growth of our business.

Trend Information

We are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our net revenues, net income, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Holding Company Structure

Our Company, STAK Inc., is a holding company with no material operations of its own. We conduct our operations through the PRC Subsidiaries in mainland China. As a result, our ability to pay dividends depends upon dividends paid by the PRC Subsidiaries. If our existing PRC Subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our subsidiaries in mainland China are permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our subsidiaries in mainland China are required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of their registered capital. In addition, our subsidiaries in mainland China may allocate a portion of their after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of mainland China is subject to examination by the banks designated by SAFE. The PRC Subsidiaries didn’t distribute dividends and have made no further plans to pay dividends since such date and do not expect to do so unless and until they have generated sufficient accumulated profits and have met the requirements for statutory reserve funds.

Tabular Disclosure of Contractual Obligations

The following table sets forth our contractual obligations as of June 30, 2024:

	Payments due by period
	Total	Within 1 year	Within 1-2 years	Over 2 years
Bank borrowings	$4,451,508	$4,334,544	$116,964	$-
Loan from related parties	42,487	42,487	-	-
Total	$4,493,995	$4,377,031	$116,964	$-

Other than those shown above, we did not have any significant capital and other commitments, long-term obligations, or guarantees as of June 30, 2024.

Seasonality

The nature of our business does not appear to be affected by seasonal variations.

Critical Accounting Policies and Estimates

The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and revenues and expenses during the reporting periods. Significant accounting estimates include, but not limited, to allowance for doubtful accounts, useful lives and impairment of long-lived assets, accounting for deferred income taxes and valuation allowance for deferred tax assets, inventories write-downs. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

We believe the following critical accounting policies involve a higher degree of judgment and complexity than our other accounting policies. Therefore, these are the policies we believe are the most critical to understanding and evaluating our consolidated financial condition and results of operations.

Accounts receivable, net

Accounts receivable, net are stated at the original amount less an allowance for credit losses.

Accounts receivable, net are recognized in the period when we have provided services to our customers and when our right to consideration is unconditional. On July 1, 2023, we adopted ASU 2016-13, “Financial Instruments — Credit Losses (Accounting Standards Codification (“ASC” Topic 326): Measurement on Credit Losses on Financial Instruments”, including certain subsequent amendments, transitional guidance and other interpretive guidance within ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-11, ASU 2020-02 and ASU 2020-03 (collectively, including ASU 2016-13, “ASC 326”). ASC 326 introduces an approach based on expected losses to estimate the allowance for credit losses, which replaces the previous incurred loss impairment model.

We evaluate our accounts receivable for expected credit losses on a regular basis. We maintain an estimated allowance for credit losses to reduce our accounts receivable to the amount that we believe will be collected. Our estimation of allowance for credit losses considers factors such as historical credit loss experience, age of receivable balances, current market conditions, reasonable and supportable forecasts of future economic conditions, as well as an assessment of receivables due from specific identifiable counterparties to determine whether these receivables are considered at risk or uncollectible. We adjust the allowance percentage periodically when there are significant differences between estimated bad debts and actual bad debts. If there is strong evidence indicating that the accounts receivable are likely to be unrecoverable, we also make specific allowance in the period in which a loss is determined to be probable. Accounts receivable balances are written off after all collection efforts have been exhausted.

There were $93,218, and $97,526 provision for credit losses as of June 30, 2024 and 2023, respectively.

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Revenue recognition

We adopted ASC Topic 606 Revenue from Contracts with Customers with a date of the initial application of July 1, 2021 using the modified retrospective method.

We generate revenues primarily from sales of specialized oilfield vehicles, sales of specialized oilfield equipment, automation solutions services and others. In accordance with Revenue from Contracts with Customers (“ASC 606”), revenues from contracts with customers are recognized when or as the control of the services or goods is transferred to the customer, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services net of business tax and value added tax. Revenue recognition policies for each type of revenue stream are as follows:

Sales of specialized oilfield vehicles and specialized oilfield equipment

We sell specialized oilfield vehicles and specialized oilfield equipment. We design and manufacture specialized oilfield equipment and components of specialized oilfield vehicles. In addition, we also supply our core equipment and components then outsource them to qualified specialized vehicle manufacturing companies to integrate and produce specialized oilfield vehicles, and the final products are sold by us externally. We generate revenues from sales of specialized oilfield vehicles and specialized oilfield equipment through contracts with customers. We identify only one performance obligation to provide customers with the specific vehicle or equipment at a fixed price stated in the contracts.

We provide standard manufacturer’s warranty promise to general repairs on delivered specialized oilfield vehicles or specialized oilfield equipment if it does not perform as expected. We consider the warranty we provided not as an incremental service to customers, but rather an assurance of the product’s quality. Therefore, it is an assurance-type warranty, not a separate performance obligation, and should be accounted for in accordance with ASC 460, Guarantees. Because we have not experienced any claim for products, we do not recognize assurance-type warranty liability bases on the best estimation. We regularly reevaluate our estimates to assess the adequacy of the recorded warranty liabilities and adjust the amounts as necessary.

The revenue is recognized at a point in time upon the controls of the promised products are transferred to the customers. This occurs when the customers either pick up the products themselves or when the products are delivered to the customers’ designated place and accepted by them. Payment terms for product sales are generally 6 months after the control of products is transferred to the customers. We are deemed as the principal, recognizing revenue on a gross basis as we are primarily responsible for fulfilling the contract, bear the inventory risk as the processed specialized oilfield vehicles and equipment are stored in our warehouse before sales and we have the controls and ownership over the products, and have the discretion in establishing the sales price.

Automation solutions services

We provide corporate customers with automation solutions services, with multiple promises in the service contract, including software development, training, debugging, and other services for oilfield-specialized production and maintenance equipment. The software development, training, debugging, and other services are provided to customers prior to their acceptance of the developed software or function, and are not distinct because they are highly interdependent and interrelated with one another, integrated together as inputs to provide a combined output, that is to provide a well-developed software or function to corporate customers.

Therefore, we identify only one performance obligation to provide corporate customers with the automation solutions services at a fixed price stated in the contracts. Corporate customers would not receive and consume the benefits before the delivery of the developed software or function. Both the corporate customers and we have the unilateral right to terminate the contract at any time with compensation, which would be further agreed by each party upon termination if any. In addition, we would control the source code and script of the software or function and would not have the enforceable right to the payment until the delivery of the developed software or function, therefore, the revenue is recognized at a point in time upon the corporate customers’ acceptance of the developed software or function. Payment terms are generally 6 months after the completion of the service. We are deemed as the principal, recognizing revenue on a gross basis as we are primarily responsible for fulfilling the contract, bear the inventory risk, and have the discretion in establishing the sales price.

Others

Other revenue primarily derives from sales of parts and materials, such as specialized vehicle chassis parts. For the year ended June 30, 2024, the other revenue primarily consisted of the sales of specialized vehicle chassis parts of $2,830,222. Other revenue is recognized on a gross or net basis. Generally, we arrange the provision of parts and materials, control the parts and materials before they are transferred to the customers, have totally discretion in establishing the price, and therefore, we act as a principal. We act as an agent if we are not primarily responsible for fulfilling the contract, do not control the parts and materials before they are transferred to customers and, do not have discretion in establishing the price. We recognize revenue from sales of parts and materials at a point in time upon the customer’s acceptance of the parts and materials.

For all the revenue streams, the contract payment is not subject to any refund, sales incentives, cancellation or termination provision. Nor have we made such payments.

Contract Balances

Timing of revenue recognition was once we have determined that the customer has obtained control over the product. Accounts receivable represent revenue recognized for the amounts invoiced and/or prior to invoicing when we have satisfied its performance obligation and have an unconditional right to the payment.

Deferred revenue primarily represents our obligation to transfer additional goods or services to a customer for which we have received consideration. The consideration received remains a contractual liability until goods or services have been provided to the customer. The amount of revenue recognized during the years ended June 30, 2024 and 2023 that was previously included in the deferred revenue as of June 30, 2023 and 2022 was $384,532 and $98,386, respectively.

Income taxes

Current income taxes are recorded in accordance with the regulations of the relevant tax jurisdiction. We account for income taxes under the asset and liability method in accordance with ASC 740, Income Tax. Under this method, deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the consolidated financial statements and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of comprehensive income in the period of change. Valuation allowances are established when necessary to reduce the amount of deferred tax assets if it is considered more likely than not that amount of the deferred tax assets will not be realized.

Uncertain tax positions

The guidance on accounting for uncertainties in income taxes prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Guidance was also provided on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. We recognize interest and penalties, if any, under accrued expenses and other current liabilities on its consolidated balance sheets and under other expenses in its consolidated statements of comprehensive income. We did not recognize any significant interest and penalties associated with uncertain tax positions for the years ended June 30, 2024 and 2023. As of June 30, 2024 and 2023, we did not have any significant unrecognized uncertain tax positions.

Recent Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in Note 2 to our consolidated financial statements included elsewhere in this prospectus.

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Quantitative and Qualitative Disclosures about Market Risks

We are also exposed to liquidity risk that we are unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to other financial institutions and the shareholders to obtain short-term funding to meet the liquidity shortage.

Inflation risk

Our costs and expenses may also be affected by China’s inflation level. Since our inception, inflation in China has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for 2023, 2022 and 2021 were increases of 0.2%, 2.0% and 0.9%, respectively. Although we have not in the past been materially affected by inflation since our inception, we can provide no assurance that we will not be affected in the future by higher rates of inflation in China.

Interest rate risk

Our exposure to interest rate risk primarily relates to the long-term borrowings we have entered into with a bank. We have not been exposed to material risks due to changes in interest rates. An increase, however, may raise the cost of any debt we have now or in the future.

Foreign currency translation and transactions

Substantially all of our operating activities and our assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the Peoples’ Bank of China (“PBOC”) or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

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INDUSTRY OVERVIEW

We are responsible for the information contained in this prospectus and any free writing prospectus we prepare or authorize. Unless otherwise indicated, all information and data provided in the section is cited from the industry report issued by Beijing Bo Yan Zhishang Information Advise Co., Ltd (“Bo Yan Consulting”). Although we believe the data and information included in the report issued by Bo Yan Consulting to be reliable, we have not independently verified the accuracy or completeness of the information and data included therein. This section also includes projections based on a number of assumptions. Oil-field specialized vehicle industry, and related industries may not grow at the rate projected by market data, or at all. Failure of these markets to grow at the projected rate may have a material and adverse effect on our business and the market price of the Ordinary Shares.

China is one of the major producers and consumers of specialized vehicles and equipment for oilfields in the world. The industry dedicated to specialized vehicles and equipment for oil fields in China is vast and steadily growing. In recent years, this industry has been attracting investments consistently. New technologies and materials are continually being integrated into the products of this industry, intensifying the competition.

The oil field specialized vehicle industry refers to the sector that provides specifically designed and equipped vehicles and equipment for oil field development and operations. These vehicles and equipment play crucial roles in the exploration, extraction, transportation, and production processes within oil fields. Oil field specialized vehicles often possess special designs and functionalities to adapt to challenging work conditions in oil field environments, such as deserts, marine areas, or high-altitude regions.

The industry encompasses various types of vehicles and equipment, including but not limited to:

●	Exploration and survey vehicles: Used to explore new oil fields and determine the reserves and quality of the fields, such as seismic survey vehicles and geological survey vehicles.
●	Drilling vehicles: Used for oil well drilling, including drilling platforms and drilling equipment transport vehicles.
●	Production vehicles: Used for extracting crude oil from wells, such as oil pump trucks and oil pipeline transport vehicles.
●	Transportation vehicles: Used to transport crude oil from wells to storage facilities or refineries, such as oil tankers and oil pipeline vehicles.
●	Service and maintenance vehicles: Used to provide maintenance, repair, and support services for oil field equipment, such as repair vehicles, supply vehicles, and emergency response vehicles.
●	Environmental protection vehicles: Used to address oil field environmental accidents and pollution, such as emergency rescue vehicles and environmental monitoring vehicles.

The goal of the oil field specialized vehicle industry is to provide reliable, efficient, and safe vehicles and equipment to support the production and operations of oil fields, ensuring environmental protection and safety throughout the development process. China adopts the “QC/T 739-2005 General Technical Conditions for Oil Field Special-Purpose Vehicles” (issued on November 28, 2005, implemented on June 1, 2006), which specifies the classification, requirements, testing methods, inspection rules, markings, packaging, transportation, and storage of oil field specialized vehicles.

As the Chinese oil field specialized vehicle industry develops, to further standardize the operation of specialized vehicles in oil fields, the National Automotive Standardization Technical Committee’s Special Vehicles Sub-Technical Committee began organizing relevant institutions to carry out the revision work related to “QC/T 739-2005 General Technical Conditions for Oil Field Special-Purpose Vehicles” in 2017. On April 21, 2023, they released the industry standard “QC/T 739-2023 General Technical Conditions for Oil Field Special-Purpose Vehicles,” which was implemented on November 1, 2023.

Survey data indicates that in recent years, the overall production of mainland China’s oil field specialized vehicle industry has shown an increasing trend. The predicted growth rate for the industry’s production in mainland China is estimated to be between 2% and 6% from 2023 to 2029. In 2019, the revenue of mainland China’s oil field specialized vehicle industry was RMB 26.06 billion, reaching RMB 27.48 billion in 2022. It is forecasted that by 2029, the revenue of mainland China’s oil field specialized vehicle industry will reach RMB 36.36 billion.

Source: Third-party information, news reports, interviews with industry experts, and research compiled by Bo Yan Consulting.

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The oil field specialized equipment industry refers to the sector that provides specifically designed and manufactured equipment and technological solutions for oil field development and operations. These equipment and technological solutions are installed in specialized equipment for oil fields to support various aspects of oil field exploration, extraction, production, and transportation.

Oil field specialized equipment typically possesses the following characteristics:

Adaptation to harsh environments: Oil field operations often occur in harsh conditions like high temperatures, low temperatures, high pressure, high altitudes, and dusty environments. Specialized equipment for oil fields needs to exhibit good durability and adaptability to ensure normal functioning in diverse environments.

Increased operational efficiency: The design and functionalities of oil field specialized equipment aim to enhance the efficiency and production capacity of oil field operations. For instance, drilling equipment needs efficient drilling capabilities, oil extraction equipment requires effective extraction capabilities, and transportation equipment needs efficient transport capabilities.

Provision of safety measures: Oil field operations involve complex workflows and high-risk operations. Specialized equipment for oil fields needs to provide corresponding safety measures to ensure the safety of personnel and equipment. For example, safety valves, explosion-proof devices, alarm systems, etc.

Data collection and monitoring: Oil field specialized equipment typically comes with data collection and monitoring systems used for real-time monitoring of equipment operational status, oil field process parameters, and other crucial information. These systems facilitate data analysis and fault diagnosis, contributing to improved equipment reliability and operational efficiency.

Environmental protection: The oil field specialized equipment industry increasingly focuses on environmental protection and sustainable development. Equipment needs to comply with environmental regulations, reduce waste and pollutant emissions, and enhance energy efficiency.

The goal of the oil field specialized equipment industry is to provide high-quality, reliable, efficient, and safe equipment and technological solutions to support smooth oil field operations, meeting the requirements for production efficiency, environmental protection, and safety during oil field development.

Survey data indicates that in recent years, the overall production of mainland China’s oil field specialized equipment industry has shown an increasing trend. From 2019 to the first half of 2023, the growth rate of mainland China’s oil field specialized equipment industry production ranged between -6% and 7%. It is forecasted that from 2023 to 2029, the growth rate of mainland China’s oil field specialized equipment industry production will range between 3% and 6%, indicating a positive industry outlook. In 2019, the revenue of mainland China’s oil field specialized equipment industry was RMB 10.737 billion, reaching RMB 11.412 billion in 2022. It is predicted that by 2029, the revenue of mainland China’s oil field specialized equipment industry will reach RMB 15.332 billion.

Source: Third-party information, news reports, interviews with industry experts, and research compiled by BoYan Consulting.

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BUSINESS

Overview

We are a fast-growing company specializing in the research, development, manufacturing, and sale of oilfield-specialized production and maintenance equipment. We design and manufacture oilfield-specialized production and maintenance equipment, then collaborate with qualified specialized vehicle manufacturing companies to integrate the equipment onto vehicle chassis, producing specialized oilfield vehicles for sale. Additionally, we sell oilfield-specialized production and maintenance equipment components, related products, and provide automation solutions.

Our products include oilfield vehicles such as oil pumping trucks, oil-well repair trucks, fracking trucks, well flushing-wax removal trucks, and boiler trucks. We also produce specialized equipment and components for oil well repair and maintenance, fracking, oil well cleaning and wax removal, oil pumping, and boilers.

Through our in-house developed automation products, we offer efficient, energy-saving, and environmentally friendly equipment and services for oilfield operations, meeting the cost reduction and efficiency enhancement needs of oilfield service companies.

STAK Inc. is a holding company headquartered in Changzhou, China. The core team members of the Company have been focusing on the research and design of general-purpose automation control modules and the development of industrial software for specialized applications since 2012. In early 2020, the team, led by our CEO, Chuanbo Jiang, shifted its focus to the production of specialized oilfield equipment and integrated solutions, leading to the establishment of YLAN. The team relocated to Changzhou City pursuant to an Investment Promotion and Protection Agreement with the Changzhou Tianning Economic Development Zone, a branch of local government of Tianning District, Changzhou City. Pursuant to the Investment Promotion and Protection Agreement, the local government will (a) provide stationing support incentives for up to RMB 2 million provided that the annual taxable sales of YLAN reaches RMB 20 million, including (i) RMB 200,000 once the company has registered with the local government, (ii) RMB 300,000 once the company has moved its headquarter to Changzhou, (iii) RMB 500,000 when the annual taxable sales reach RMB 10 million for the first time, and (iv) RMB 1 million when the annual taxable sales reach RMB 20 million; (b) provide rent reduction and exemption policy for the office space with minimal decoration (up to 500 square meters) including: (i) free of rent during the period from the date of occupation to December 31, 2020, (ii) when the annual taxable sales reaches RMB 20,000/square meter, the local government will reimbursed 50% of the rent cost, (iii) when the annual taxable sales reaches RMB 30,000/square meter, the local government will reimbursed 70% of the rent cost, and (iv) when the annual taxable sales reaches RMB 50,000/square meter, the local government will reimbursed the 100% of the rent cost; (c) provide certain reward up to 70% of YLAN’s comprehensive contribution to Tianning Economic Development Zone, which will be evaluated by the local government; (d) coordinate with YLAN to provide fully or semi-closed test site for YLAN to test its vehicles in 2021 and 2022; (e) provide tax incentives including (i) 15% income tax prepayment declaration subject to the provisions of the Enterprise Income Tax Law and its implementing regulations, and (ii) 50% tax deduction for the research and development expenses at the time of annual remittance on top of the actual deduction in accordance with the regulations; (f) grant up to RMB 5 million loan interest subsidies provided that YLAN meets certain provincial requirements; (g) consider to grant YLAN a one-time reward of RMB 500,000 and RMB 100,000 for the mayor and district mayor quality award provided that YLAN meets the requirements of the Administrative Measures for Changzhou Mayor’s Quality Award and Tianning District Mayor Quality Award Management Measures; and (h) provide up to RMB 162,000 rent subsidies and up to RMB 1 million or 6 million entrepreneurial funding to the talents brought by YLAN. Pursuant to the Investment Promotion and Protection Agreement, the Company received $45,638 and $565,593 subsidies from the local government for the fiscal years ended June 30, 2024 and 2023.

YLAN, an operating entity of STAK Inc. in mainland China, specializes in the research, manufacturing, sale, and related services of oilfield-specialized production and maintenance equipment. In April 2022, YLAN incorporated Changzhou Zhongshan Intelligent Equipment Co., Ltd. to engage in the comprehensive research and development, manufacturing, sale, and related services of specialized trucks through collaboration with specialized vehicle manufacturers. Our initial public offering plan has received support from the local government, and it was included in the list of prospective listed companies by the People’s Government of Tianning District of Changzhou City on September 26, 2022 (Changzhou Tianning Market Listing Office [2022] No. 3), providing various favorable conditions for the IPO. YLAN was also acknowledged as one of 197 key enterprises for future securities exchange listing and included in the “Long Teng Action Plan” by the local government. During the operation and preparation of this Offering process, the local government has provided the following assistance: coordinating between the enterprise and local administrative authorities, including tax, industry and commerce, and environmental departments, to issue the certificates of non-violation which are required for the submission of our filing materials to the CSRC. The local government may coordinate with other departments to assist in the company’s listing process, including coordinating and issuing necessary documents from local governmental departments.

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Corporate History and Structure

We are a holding company incorporated in the Cayman Islands and conduct our operations in mainland China through our PRC Subsidiaries. We began our operations in June 2020 when YLAN was founded in Changzhou, China.

With the growth of our business and in order to facilitate international capital raising, we underwent an offshore reorganization in 2023. In May 2023, STAK Inc. was incorporated in the Cayman Islands as our offshore holding company. Shortly after its incorporation, STAK Inc. incorporated a wholly-owned subsidiary in Hong Kong, namely, STAK Holdings Limited, or STAK HK. In August 2023, STAK HK established STAK (Changzhou) Intelligent Technology Co., Ltd, or WFOE, as a wholly foreign owned entity in the PRC. WFOE acquired 100% equity interest in YLAN in September 2023, and STAK Inc. became the ultimate holding company of our operating subsidiaries, YLAN and Changzhou Zhongshan, a wholly-owned subsidiary of YLAN, which was established in April 2022 in mainland China.

The following diagram illustrates our corporate structure as of the date of this prospectus.

Historic Milestones

Our Mission

Our mission is to become a powerful provider for the specialized oilfield maintenance vehicles and equipment in China.

Our Vision

Our vision is to help oil mining companies reduce costs and increase efficiency by providing cutting-edge integrated oilfield maintenance equipment.

Our Honors

Our operating subsidiary, YLAN, has been acknowledged by the Jiangsu Province government as a “specialized and sophisticated small- and medium-sized enterprise focusing on innovation and differential” for the year of 2024, valid for a period of three years. Our research center has been designated as an engineering technology center in Changzhou City. We have also received honors such as “Outstanding Enterprise in the Growth Category of the 11th China Innovation and Entrepreneurship Competition (National Competition)” organized by the Chinese Ministry of Science and Technology, the 17th batch of “Longcheng Talent” entrepreneurial enterprises in Changzhou City, the 2022 “Three New” Economic Demonstration Enterprise in the Tianning District of Changzhou City, the 2021 “Four Up” New Award in the Tianning Economic Development Zone of Changzhou City, and the 2022 “Three New” Economic Demonstration Enterprise, among others. We also participated in drafting of the industry standard “H Nut.” YLAN was also acknowledged as one of 197 key enterprises for future securities exchange listing and included in the “Long Teng Action Plan”.

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Our Competitive Advantages

We believe the following advantages contribute to our success and set us apart from competitors:

Independent Research and Development Capabilities: We have extensive experience in developing automation equipment and specialized vehicles, enabling us to create various oilfield-specialized vehicle equipment. Since 2012, our team has been dedicated to researching automation control technology. We combine automation with traditional oilfield operational equipment, enhancing the automation levels of our equipment. We established a joint venture, the Intelligent Oilfield Special Vehicle Research and Development Center, with the Jiangsu Research Institute of Dalian University of Technology in August 2020. The institute dispatched 10 research and development engineering experts to work full-time at the center, including 4 Ph.D. and 4 Master’s degree holders. The center integrates technology research and development, results transformation, and talent training, focusing on developing high efficiency, energy-saving, and environmentally friendly automation equipment urgently needed in oil exploration and production to boost our company’s progress towards the high-end and cutting-edge manufacturing value chain.  In March 2022, we entered into a three-year industry-academic-research cooperation agreement with Jiangsu University. Both parties cooperate in research and development of automatic obstacle avoidance for special vehicles used in oil fields under specific environments. Our team integrates operational equipment with heavy-duty commercial vehicles according to customer requirements, meeting the needs of mobile operations while complying with relevant road regulations. This unique combination of engineering, design, and management experience has resulted in a strong track record of successful execution. Our management team and key personnel bring rich experience in automation and the specialized vehicle industry. Our CEO, Mr. Chuanbo Jiang, has over a decade of experience in large enterprise management positions, also had business experience in oilfield operations, and recently participated in the standard writing of the screw nut in the oilfield industry. Our factory production manager, Mr. Liu Gang, has over two decades of experience in the commercial and specialized vehicle manufacturing industry.

One-Stop Service Business Model: We focus on specialized scenarios and offer a wide range of specialized vehicle solutions, enabling us to provide comprehensive services to our customers. We prioritize customer-centric product design and integrated product development in our innovative research and development system. Throughout the product development process, we design and develop our products based on customer needs and user experience. We pay close attention to the practical requirements of end-users in product design, integrating them throughout the product lifecycle. Our R&D and sales teams work closely with customers to respond rapidly to different customer usage scenarios. We proactively customize products to meet customer demands on top of our existing standard products. Compared to competitors, we can complete customer demand research, sample vehicle prototyping, sample vehicle testing, announcement submission, and announcement disclosure within as little as six months.

Rapid Response to Customer and Market Demands: We have a deep understanding of the specialized vehicle market, and we have developed a unique integrated outsourcing model that allows us to deliver solutions swiftly in response to customer needs. Our “Focus, Specialize, and Innovate” approach in product development addresses various pain points, including the difficulty of manual labor, hazardous well-site working environments, an aging and scarce workforce, and economic losses resulting from maintenance shutdowns. We combine automation control technology with specialized oilfield equipment to ensure the efficiency and safety of our products, significantly reducing operational difficulty and labor intensity while decreasing operational time. Additionally, we are committed to cleaner and more environmentally friendly new energy specialized vehicles. We have signed a strategic cooperation agreement with a qualified manufacturer of new energy commercial vehicles, paving the way for specialized chassis for our future new energy specialized vehicles.

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Our Challenges

Lack of Special Vehicle Production Permission - We do not possess the specialized vehicle production qualifications required by the Chinese Ministry of Industry and Information Technology. We rely on a collaborative outsourcing model to provide final products to customers. While this reduces the initial investment in fixed assets, it also introduces policy risks and business expansion bottlenecks. If the government disallows outsourcing or if our business demand outpaces the capacity of the outsourcing factory in the future, it could severely restrict our growth. To improve production efficiency and increase our manufacturing capacity, we plan to invest and establish a manufacture center, which can optimize our production processes, upgrade our automated production lines, and establish stricter quality management systems. Simultaneously, we aim to independently apply for specialized vehicle qualifications to ensure the long-term stability of our business.

Competition from Established Competitors - The traditional oilfield equipment industry is highly competitive, with strong and well-established competitors. Without effective differentiation, cost control, and the maintenance of technological innovation advantages, we may lose market share and incur losses. We intend to continuously innovate and introduce new products and services to enhance our market competitiveness and customer loyalty.

Innovated New Business Model to Meet the Market Demand (Supply Chain Financing) - Advanced heavy-duty automation equipment is expensive, and small oilfield service companies have limited purchasing power. To address this challenge, we intend to introduce third-party supply chain finance companies to enhance our customers’ purchasing power. However, this requires the Company to have strong credibility and resource integration capabilities.

These are some of the challenges, risks, and uncertainties we face, among others. For more information, please refer to the “Risk Factors” section in this prospectus for discussions on these and other risks and uncertainties.

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Our Growth Strategy

As an emerging company in the field of oilfield automation machinery services, we consider growth our top priority. Given the competitive market environment and our strengths and weaknesses, our strategic goal is to become a leading provider of oilfield-specialized vehicles and equipment within the industry over the next decade.

Our strategies to achieve this goal include:

Investing in production facilities and obtaining relevant qualifications. Currently, we face challenges in our light-asset production model, including capacity constraints, procurement and outsourcing support, and the self-production capacity of key components. To enhance production efficiency and product quality, we intend to build our own production facilities, optimize production processes, introduce automated production lines, and establish a more rigorous quality management system. Simultaneously, while maintaining the outsourcing model for specialized vehicle production, we will apply for manufacture qualifications for specialized vehicle production to ensure the long-term stability of its business operations. If we are unable to obtain qualifications independently in a timely manner, we may consider obtaining production qualifications through mergers and acquisitions in the future. However, we currently do not have any merger or acquisition targets. Please refer to “Regulations on Production of Oilfield Specialized Vehicles and Equipment” in the “Regulations” section for further details.

Expanding customer purchasing power through supply chain finance and innovative marketing models. In the oilfield specialty vehicle industry, customer purchasing power may be limited due to the high unit price of vehicles. To alleviate customers’ financial pressures, providing supply chain finance is a crucial innovative marketing model.

Supply chain finance offers customers flexible financing options. Through cooperation with licensed financial institutions, customers do not need to make a one-time full payment and can instead opt for installment payments or extended payment terms to ease the financial burden when purchasing vehicles.

We can also expand our sales volume and attract more customers to purchase oilfield specialty vehicles. Customers can obtain additional financial support through supply chain finance, increasing their ability and willingness to purchase vehicles.

Expanding into overseas markets. Currently, our customer base is primarily concentrated within the People’s Republic of China, but the overseas oilfield service equipment market is larger. The overseas oilfield equipment market has long-term demand, and our oilfield specialty vehicles offer high cost-effectiveness and technical capabilities that can meet the needs of international customers. Therefore, expanding into overseas markets is one of our strategic development initiatives. By participating in international exhibitions, industry conferences, and seminars, we will showcase our products and technological advantages, establish contacts with potential customers, and enhance brand awareness. We will also select appropriate channel partners to jointly establish distribution and service networks in overseas markets. Through collaboration with partners, we can enter local markets and increase our market share.

In summary, the successful implementation of our growth strategy hinges on our ability to overcome challenges, manage risks and uncertainties, and leverage our strengths. These include maintaining and enhancing brand recognition, innovating and successfully launching new products and services, expanding and managing our distribution network, complying with industry standards relevant to our products, ensuring the supply of components used in our products, strengthening collaborations with customers, controlling costs related to our operations and production, and recruiting and retaining qualified executives, key employees, and personnel. For more information, please refer to the “Risk Factors” section and other relevant sections in this prospectus for discussions on these and other risks and uncertainties.

Our Products and Solutions

We provide specially designed and configured vehicles and equipment for oilfield development and operations. These vehicles and equipment play a crucial role in cost reduction and efficiency improvement during exploration, extraction, transportation, and production processes in oilfields. Our main products currently include oil pumping trucks, oil-well repair trucks, fracking trucks, well flushing-wax removal trucks, boiler trucks, and other maintenance vehicles. We manufacture the equipment for oilfield development and operations and outsource the final vehicle assembly work to manufacturers holding special vehicle production permission.

Below are images of our main products, which may contain logos from other companies that supply the vehicle chassis for our specialized vehicles used in oil fields.

STAKINC | 斯塔克工业

STAK-Oil Field Workover Rig SeriesProducts

STAK-Type 350 Oil Field Workover Rig

STAK-60-ton Oil Field Workover Rig

STAK-Type 450 Oil Field Workover Rig

STAKINC

STAK-Oil Field Well Completion Assembly Equipment

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斯塔克工业

4500HHP
斯塔克工业

STAK-Oil Field Fracturing and Cementing Truck SeriesProducts

HOWO
斯塔克工业
STAKINC

STAK-Oil Field Fracturing Truck

SHACMAN

STAK-Oil Field Cementing Truck

斯塔克工业
STAKINC

STAK-Oil Field Fracturing Assembly Equipment

STAK-Oil Field Cementing Assembly Equipment

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List of Our Products
Item	Name	Picture	Dimension
1	Type 350 Oil Field Workover Rig

Environmental Information Disclosure: WP8.350E61

Wheelbase: 2100+4575+1400, 2100+4375+1400

Total Weight/Curb Weight/Rated Load Weight: 41000*40870, 40805

Engine Model: WP8.350E61

Dimensions: Length: 15100 Width: 2550 Height: 4000

2	60-ton Oil Field Workover Rig		Environmental Information Disclosure: WP8.350E61 Wheelbase: 2100+4575+1400 Total Weight/Curb Weight/Rated Load Weight: 31000/30870 Engine Model: WP8.350E61 Dimensions: 18200, 15800/2550/3995

3	Type 450 Oil Field Workover Rig

Dimensions: 12560×2550×3990(mm)

Gross Weight: 27600(Kg) Curb Weight: 27470, 27405(Kg)

Approach/Departure Angle: 18/8(°) Front/Rear Overhang: 1460/3500(mm)

Axle Load: 6500/10550/10550 Wheelbase: 4700+1350(mm)

4	Oil Field Fracturing Truck		Environmental Information Disclosure: WP10H400E62 Wheelbase: 1800+3775+1400 Total Weight/Curb Weight/Rated Load Weight: 31000/30870, 30805 Engine Model: WP9H350E62 WP10H375E62 Dimensions: 11550×2550×3420

5	Oil Field Cementing Truck

Environmental Information Disclosure: WP12.460E62

Wheelbase: 1800+4575+14001800+4775+1400

Total Weight/Curb Weight/Rated Load Weight: 29430/29300, 29235

Engine Model: WP12.460E62

Dimensions:

Length: 12000 Width: 2550 Height: 3900

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6	Oil Field Oil Extraction Truck

Environmental Information Disclosure: YCS06200-60/YCS06245-60A Wheelbase: 5000 Total Weight/Curb Weight/Rated Load Weight: 16500/16370, 16305 Engine Model: YCS06200-60 Dimensions:

Length: 11600 Width: 2550 Height: 3900

7	Oil Field Boiler Truck

Environmental Information Disclosure:

B6.2NS6B230 YCS06245-60 Wheelbase:

4500+4200 Total Weight/Curb Weight/Rated Load Weight:

13000/12805, 12870 Engine Model: B6.2NS6B230 YCS06245-60

Dimensions:

8040×2550×3500

8	Oil Field Well Washing Truck	Environmental Information Disclosure: MC07.27-60 Wheelbase: 5000 Total Weight/Curb Weight/Rated Load Weight: 17000/16870 Engine Model: MC07.27-60 Dimensions: 9100/2550/3000

9	Oil Field Rescue Vehicle	Dimensions: 708020112735 (mm) Gross Weight: 5000 (kg) Anti-lock Braking System: Yes Engine: F1CE8481K Displacement: 2998 (ml)

10	Oil Field Liquid Nitrogen Pump Truck

Dimensions: 12000×2500×3960(mm)

Gross Weight: 31000(Kg)

Load Utilization Coefficient:

Curb Weight: 30870(Kg)

Approach/Departure Angle: 18/10(°) Front/Rear Overhang: 1300/2900(mm)

Axle Load: 6560/6560/17880 (tandem axle)

11	Oil Field Logging Truck	Gross Weight: 20400(Kg) Curb Weight: 20270(Kg) Approach/Departure Angle: 17/11(°) Front/Rear Overhang: 1515/2630(mm) Axle Load: 6000/7200/7200 Wheelbase: 4450+1450, 3800+1450, 5050+1450(mm) Tire Specification: 12.00R20 16PR

12	Oil Field Well Completion Assembly Equipment	Nominal Minor Repair Depth (m): 7000 (2-7/8″ Tubing) Nominal Major Repair Depth (m): 5800 (2-7/8″ Drill Pipe) Rated Hook Load (kN): 1000 Maximum Hook Load (kN): 1350 (150 short tons)

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13	Oil Field Fracturing Assembly Equipment	Maximum Operating Pressure (MPa): 65 Maximum Operating Flow Rate (L/min): 1580 Maximum Input Power of the plunger pump (kW): 670 Wheelbase (mm): 5050+1450 Maximum Input Power: 503 kW (675hp) Maximum Input Speed: 2500r/min

14	Oil Field Cementing Assembly Equipment	Chassis Engine Power: 404 kW (550HP) Cementing Pump Plunger Diameter (mm): Φ115+Φ127 Maximum Operating Pressure (Mpa): 45+40 Maximum Displacement (L/min): 1794+2188 Metering Tank Capacity: 4m³

15	Oil Field Oil Production Assembly Equipment	Maximum Oil Extraction Depth: 2350m Maximum Hoisting Load: 120kN Operation Line: 0.5-2.55m/s Full Power Takeoff: Speed Ratio 1.17 Reducer: Cylindrical, Conical Gear Transmission: Speed Ratio 1.65 Terminal Drive Adopts Chain Transmission: Speed Ratio 2.762

16	Oil Field Boiler Assembly Equipment

Steam Vertical Lanzhou Boiler with Boiler Certificate, Coil 8 Inch

Fuel Tank: 2 cubic meters with a liquid level gauge

Water Tank: 4 cubic meters, made of 5mm steel plate, equipped with a water pump system and a liquid level gauge

Generator: Weifang 4100 4-cylinder diesel engine, 30 kW

Shed: Single-layered, 1.2mm steel plate cladding for oil extraction

17	Oil Field Well Washing Assembly Equipment	Vehicle Engine Power: 360 kW (489HP) Cold Washing Conditions: Maximum Operating Pressure: 60MPa Maximum Displacement: 80m³/h Hot Washing Conditions: Maximum Operating Pressure: 20MPa Maximum Displacement: 20m³/h Maximum Outlet Temperature: 160℃ Heating Furnace: 18m³/h Horizontal Direct Current Hot Water Boiler

18	Oil Field Rescue Assembly Equipment	Wheelbase: 5050+1450, Front Overhang: 725mm. Side Protection: Material 6.3 channel steel welded with 3mm steel plate, Connection Method: Bolt Connection. Rear Protection: Material 120×70 rectangular tube welded, Cross-sectional dimension: 120mm×70mm, Height from Ground: 480mm

19	Oil Field Liquid Nitrogen Pump Assembly Equipment

Exterior: Cold-rolled steel plate, interior aluminum alloy plate, insulated with fire-resistant material in between. There are rainproof natural ventilation windows on the top sides of the compartment. The bottom is covered with flame-retardant and static dissipative rubber board. Fixed loops are installed on the side of the compartment.

Inside the compartment: Smoke sensor installed on the top, anti-theft device above the door frame, equipped with two fire extinguishers.

20	Oil Field Logging Assembly Equipment	Both sides are protected by a skirt instead, with the rear skirt 540mm above the ground; Optional height without air conditioning cover is 3945mm; Structure, ABS model/manufacturer: 486 106/KNORR; Net engine power is 353KW; Optional appearance with signal lights above both sides of the compartment.

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Research and Development

In the fiscal years 2024 and 2023, our continuous expenditures on research and development were approximately $1.7 million and $1.4 million, respectively.

Research Management with Academic and Institutional Collaboration

As a small company with limited resources and capabilities, we will continue to leverage social and academic resources. In March 2023, we partnered with Dalian University of Technology Jiangsu Research Institute to jointly establish the Smart Oilfield Specialty Vehicle Research Center. The institute dispatched 10 research and development experts to work full-time at the center, including four with doctoral degrees and four with master’s degrees. The institute integrates technology research and development, outcome transformation, and talent development, focusing on the efficient, energy-saving, and environmentally friendly automation equipment urgently needed in the oil production and enhancement fields, which helps the company move towards the high-end and cutting-edge of the manufacturing value chain.

In March 2022, we entered into a 3-year industry-academic research agreement with Jiangsu University to collaborate on research and development related to smart devices, driver assistance system, and autonomous driving system.

We believe that by collaborating with academic institutions, we can meet our research and development needs and control our research and development costs. We also engage in joint development with research partners to develop new models and next generation oilfield-specialized productions and maintenance equipment. We share costs in joint development to manage risks and costs effectively.

Research Directions and Priorities

Currently, we consider the automation upgrade of our products as an essential means of our differentiation and competitive strategy. We attach great importance to the automation upgrade of oilfield specialty vehicles and equipment, with the following key research and development priorities:

Intelligence: With the continuous advancement of artificial intelligence technology, oilfield specialty equipment will become more intelligent, automated, and digitized. For example, real-time monitoring, warning, and intelligent control of wellhead processes and equipment can be achieved through the use of sensors and data analysis technology.

Lightweighting: Oilfield specialty heavy equipment will become lighter, smaller, and more convenient to adapt to increasingly complex and diversified oilfield operation requirements. For example, the use of new materials and structural designs can significantly reduce the weight and size of equipment while improving reliability and durability.

Safety: Oilfield specialty equipment will increasingly focus on personnel safety and environmental protection. For example, strengthening the design and evaluation of equipment and processes to withstand harsh weather and oilfield environments to ensure personnel safety and health.

Environmental Protection: With the growing environmental awareness, oilfield specialty equipment will pay more attention to environmental performance. For example, adopting energy-efficient, low-emission power systems and using renewable energy sources to reduce environmental impact.

Internet Connectivity: Oilfield specialty equipment will increasingly use internet technology to enable data sharing and interaction between devices. For example, analyzing and optimizing equipment and processes through cloud computing and big data technology to improve exploration and production efficiency, reduce costs, and risks.

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Intellectual Property and Certificates

We regard our patents, copyrights, trademarks, trade secrets and other intellectual property rights as critical to our success. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Our intellectual property portfolio included the following:

Patents: As of the date of this prospectus, we have 35 registered patents in China. The term for invention patents in China is 20 years from the date of filing, for utility model patents is 10 years from the filing date, and the term for design patents is 15 years from the filing date. Our patents cover various areas, including a kind of support of oilfield workover designed to prevent secondary collapse, an intelligent drilling monitoring device, an integrated oil-field workover platform a new type of oil extraction vehicle petroleum well workover platforms, fully automated underground operation vehicles, new types of oil recovery vehicles, and fully automated intelligent hydraulic well workover vehicles and etc. We borrowed approximately $0.6 million from the bank and pledged three patents as collateral.

Software copyrights: As of the date of this prospectus, we have 42 software copyrights registered in China.

Trademarks: As of the date of this prospectus, we own 13 trademarks including “STAKINC,” “STAKIND,” “STAK INDUSTRY” stylized or graphic trademarks for the categories of transportation, mechanic manufactures, and advertisement sales.

Any enterprise engaged in the production of specialized vehicles in the PRC must meet the corresponding requirements and obtain the qualification for specialized vehicle production through approval from the Ministry of Industry and Information Technology. Currently, we do not possess the qualifications for manufacturing specialized vehicles. Our products require qualified manufacturers to assemble them on our behalf and apply for announcements with the Ministry of Industry and Information Technology. During our cooperation with our qualified manufacturers, they applied for 77 announcements from the Ministry of Industry and Information Technology for our specialized vehicles in China.

Certificates: As of the date of this prospectus, we have ISO 14001 environment system certificate, ISO 45001 occupational health and safety system certificate, ISO9001 quality system certification and CE certification.

Domain names: Currently, we own two domain names (stakindustry.com and stakindustry.cn).

Our Supply Chain

Our diversified procurement strategy helps us establish a more resilient supply chain and provide flexibility in procurement. Our supply chain is built based on outsourcing and contract manufacturing models to ensure the high quality and efficiency of specialized vehicle production.

Our business focuses on core functions such as design, research and development, and final assembly of specialized equipment. Due to the lack of specialized vehicle production qualifications, we outsource specialized vehicle production. To ensure a stable supply chain, we have established strategic partnerships with a range of reliable suppliers and contract manufacturers to ensure the stability and flexibility of our supply chain.

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Firstly, we have established good relationships with specialized vehicle chassis suppliers. These suppliers provide various specialized vehicle chassis required for production. We maintain close communication and collaboration with them to ensure a stable supply to meet our needs.

Secondly, our specialized equipment manufacturing process is similar to that of the machinery manufacturing industry, where most components are procured or outsourced, and we perform assembly and processing using our integrated technology. Except for a few key components and self-made parts involving core technology, a large number of components are procured or outsourced. External procurement refers to standard components commonly used in production, and we purchase them from professional manufacturers. External outsourcing refers to non-standard components with a large production input and relatively simple processing that are specific to our products. We provide technical drawings to suppliers for production, which is exclusively used by us.

We have established partnerships with suppliers who are responsible for the production of non-core components. These suppliers have advanced production equipment and technology and extensive experience in manufacturing and assembling non-core components of oilfield specialty vehicles. We collaborate with them to define product specifications and technical requirements and provide assembly guidance. We have established long-term cooperative relationships with subcontractors to ensure product quality, delivery times, and cost control.

Our specific manufacturing process for oilfield specialty equipment is as follows:

We have entered into framework cooperation agreements with two manufacturers which hold specialized vehicle production qualifications to obtain announcements from the Chinese Ministry of Industry and Information Technology. Pursuant to the framework cooperation agreements, which will end on December 31, 2025, we shall submit vehicle announcements to the manufacturers, including model details, parameters, and other relevant data. Order quantities, fees, and payment details will be specified with each order placed. Manufacturers must deliver work according to national standards, or our requirements when no national standard exists. The announcements are necessary permits for conducting specialized vehicle production in China and confirm the legality of our collaboration with manufacturers and their ability to comply with industry standards. We have established strong partnerships with these specialized vehicle manufacturers, jointly committed to producing high-quality specialized vehicle products in line with industry standards. In our collaboration with specialized vehicle manufacturers, we place orders and provide assembly oilfield equipment to the manufacturers and closely cooperate with them to ensure that specialized vehicle design, production, assembly, and other processes comply with the requirements specified by the Ministry of Industry and Information Technology. Through rigorous quality control and compliance inspections, our specialized vehicle products meet national standards and receive the necessary announcements, allowing us to offer legal and competitive products in the Chinese specialized vehicle market. This collaboration provides us with a stable supply chain and enables efficient and reliable specialized vehicle production. By partnering with manufacturers holding specialized vehicle production qualifications, we can concentrate resources on core activities such as research and development and marketing while reducing production costs and risks, all while ensuring compliance. Additionally, we have established a robust supply chain management team to oversee and coordinate the entire supply chain. This team is responsible for maintaining strong relationships with suppliers and contract manufacturers, procuring necessary raw materials, monitoring production processes, coordinating logistics and distribution, and addressing any supply chain issues.

We provide a manufacturer’s standard warranty on all products sold, including specialized oilfield equipment and vehicles. As of June 30, 2024, we had not received any claim for products; therefore we do not recognize related warranty liability bases on the best estimation.

Marketing

Our marketing activities currently rely on a network of specialized vehicle customership within the industry and word-of-mouth promotion among end-users, as well as bulk purchases from cost-conscious corporate customers.

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Leveraging Specialized Vehicle Customership Networks

We conduct sales through specialized vehicle customers within the industry, especially for oilfield specialty vehicles. These customers have mature sales networks and markets in their respective regions, and we offer models that better meet user needs and are more cost-effective, allowing us to reach their customer base and promote and distribute our vehicles.

Cultivating Positive Word-of-Mouth Recommendations within the Industry

Given that our personalized customization process for end-users provides a comfortable service experience, and our oilfield specialty vehicles indeed improve customer operational efficiency and address some pain points, we aim to cultivate positive word-of-mouth recommendations within the oilfield industry. This approach enables us to generate organic interest and build a good reputation in the market.

Building the Company’s Brand through Quality and Service

Our business development follows the fundamental principle of market demand orientation. On one hand, we continuously enhance the functionality and performance of existing products, increase product technological content, and focus on perfecting products. On the other hand, we track the latest information in the oil and natural gas industry, use our existing technology to independently develop high-tech products that meet market demands, and update key product technologies to maintain our core competitive advantages.

We will establish several maintenance service bases across the oilfields nationwide based on the distribution of oilfields. We aim to establish a complete service network to provide convenient on-site maintenance, sales, and after-sales services for oilfield users across the country, enhancing the company’s market responsiveness, winning customer trust with excellent service, and gaining more market share.

Our Customers

We sell our products to our customers, who are the dealers and resell the products to end-users, oilfield service companies. In general, the customers pay a certain percentage of payment as a deposit after they sign the sales agreements with us. Once we receive the deposit, we commence to manufacture the ordered equipment or collaborate with qualified vehicles manufacturer to manufacture the ordered vehicles. The delivery period is agreed upon in the contract and varies for equipment and vehicles, typically ranging from 3 to 6 months. The customers make final payment settlement once they receive our products. For the year ended June 30, 2024, our top three customers contributed approximately 67% to our revenue.

Employees

As of June 30, 2024, we had 47 full-time employees, all of which were located in China.

The table below provides the number of full-time employees divided by function as of June 30, 2024:

Function	Number of Full-Time Employees
Manufacturing	25
Research and Development	7
Business and Marketing	7
Administrative, Human Resources and Finance	8
Total	47

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In accordance with Chinese law requirements, we participate in various employee social security plans organized by municipal and provincial governments for Chinese full-time employees, including pension, unemployment insurance, maternity insurance, work-related injury insurance, and medical insurance. According to the laws of the People’s Republic of China, we are required to make contributions every month based on the designated percentages of the wages, bonuses, and certain allowances of our Chinese full-time employees, up to the maximum amount set by local governments.

We have entered into employment contracts and standard confidentiality and intellectual property agreements with key employees. We believe that maintaining good working relationships with employees is crucial, and we have not experienced any labor disputes. We have not established a labor union.

Properties

Our headquarters is located at Building 11, 8th Floor, No. 6 Beitanghe East Road, Tianning District, Changzhou, Jiangsu, PRC, 213000, and we have established a research and development operation center in Changzhou and a manufacturing center in Shiyan, Hubei. Our factory is located in the Liuliping Ganghe Industrial Park, Danjiangkou City, Shiyan, Hubei, occupying two factory buildings. As of the date of this prospectus, we do not own any real estate properties and lease a total of 8,500 square meters of real estate, with 1,500 square meters used for research and development offices and 7,000 square meters used for the manufacture center. We do not expect difficulties in renewing any leases when they expire. If we need additional space, we can obtain additional space on commercially reasonable terms. To control costs, we can terminate lease agreements in advance or choose not to renew them after they expire while maintaining a reasonable layout of production capacity.

STAKINC | 斯塔克工业

STAKINC

STAK-Changzhou Head Office

STAK-Oil field field work

STAK- Shiyan Factory

斯塔克工业

STAK-Shiyan Factory

Legal Proceedings

From time to time, we may be subject to legal proceedings, investigations and claims incidental to the conduct of our business. Currently, we are not a party to, nor are we aware of, any legal proceedings, investigations or claims which, in the opinion of our management, are likely to have a material adverse effect on our business, financial condition or results of operations.

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REGULATIONS

Our business operations are primarily in the PRC and primarily subject to PRC laws and regulations. The following is a summary of the most material PRC laws and regulations relevant to our business and operations.

Regulations on Company

The Company Law of PRC (the “Company Law”) was promulgated on December 29, 1993, which became effective on July 1, 1994, and was subsequently amended in 1999, 2004, 2005, 2013, 2018 and 2023 respectively. All companies established in the PRC are subject to the Company Law. The Company Law regulates the establishment, operation, corporate structure, and management of corporate entities in China and classifies companies into limited liability companies and companies limited by shares. Foreign-invested companies are also subject to the Company Law, except as otherwise provided in the foreign investment laws. Under the latest amended Company Law, which became effective on July 1, 2024, there are several noteworthy changes, including (i) shareholders of a limited liability company are required to fully contribute their subscribed capital within five years from the establishment of the company; (ii) shareholders seeking to transfer equity need only furnish written notification to other shareholders, specifying quantity, price, payment method, and time limit for such and the other shareholders may buy the equity before any third-party buyer acquires it on those terms; (iii) a company can establish an audit committee comprised of an unspecified number of directors of the board and responsible for supervising the company’s financial and accounting matters; and (iv) where a shareholder leveraging control over two or more companies attempts to evade debts and infringe upon creditors’ rights by exploiting the independent legal personality of the company and the limited liability of shareholders, each involved company shall have joint and several liability for the debts incurred by either entity.

Regulations Relating to Foreign Investment

On March 15, 2019, the Foreign Investment Law of the PRC was promulgated by the National People’s Congress and came into effect on January 1, 2020. According to the Foreign Investment Law of the PRC, foreign investment refers to any investment activity directly or indirectly carried out by foreign natural persons, enterprises or other organizations (hereinafter “Foreign Investors”). Under the Foreign Investment Law, the PRC government implements a system of pre-entry national treatment plus a negative list for the administration of foreign investments, and gives national treatment to foreign investments beyond the negative list. The Implementing Regulations for the Foreign Investment Law, which was promulgated by the State Council on December 26, 2019 and came into effect on January 1, 2020, provides implementing measures and detailed rules to ensure the effective implementation of the Foreign Investment Law.

The current regulation regime of foreign investment in the PRC, setting aside special arrangements adopted in pilot free trade zones, preliminarily consists of three principal legal documents, i.e. the Catalog of Industries for Encouraging Foreign Investment (2022 Edition) (the “2022 Catalog”), which was promulgated by the Ministry of Commerce (“MOFCOM”), and the NDRC, on October 26, 2022 and took effect on January 1, 2023, and the Special Administrative Measures for Access of Foreign Investment, (the “2021 Negative List”), which was promulgated by the MOFCOM and the NDRC on December 27, 2021 and took effect on January 1, 2022 and the Provisions Guiding Foreign Investment Direction, which was promulgated by the State Council on February 11, 2002 and came into effect on April 1, 2002. The 2021 Negative List will be replaced by the 2024 version on November 1, 2024. These three legal documents collectively classify all foreign investment projects into four categories: (1) encouraged projects, (2) permitted projects, (3) restricted projects, and (4) prohibited projects. If the industry in which the investment is to occur falls into the encouraged category, foreign investment, in certain cases, may receive preferential policies or benefits. If it falls into the restricted category, foreign investment may be conducted in accordance with applicable legal and regulatory restrictions. If falls into the prohibited category, foreign investment of any kind will not be allowed.

The 2022 Catalog and 2021 Negative List (and the 2024 version) govern investment activities in the PRC by foreign investors and classify industries into three categories with regard to foreign investment: “encouraged”, “restricted” and “prohibited”. Industries not listed in the Catalog are generally deemed as falling into a fourth category, “permitted”, unless specifically restricted by other PRC laws. For some restricted industries, foreign investors can only conduct investment activities through equity or contractual joint ventures, while in other cases PRC partners are required to hold the majority interests in such joint ventures. In addition, some projects in the restricted category are subject to higher-level governmental approvals. Foreign investors are not allowed to invest in industries in the prohibited category.

Measures on Reporting of Foreign Investment Information was promulgated by the MOFCOM and State Administration for Market Regulation (“SAMR”) on December 30, 2019 and took effect on January 1, 2020, which repealed the Provisional Methods for Filing Management. According to the Measures on Reporting of Foreign Investment Information, foreign investors or foreign-invested enterprises shall submit investment information through submission of initial reports, change reports, deregistration reports, annual reports etc. Such investment information shall be submitted to the commerce administrative authorities through the Enterprise Registration System and the National Enterprise Credit Information Publicity System. The market regulatory authorities shall promptly forward the aforesaid investment information submitted by foreign investors and foreign-invested enterprises to the commerce administrative authorities.

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Regulations on Production of Oilfield Specialized Vehicles and Equipment

The administrative authority for specialized vehicle and equipment industry is the Ministry of Industry and Information Technology (“MIIT”) which is responsible for implementing licenses for specialized vehicle manufacturing enterprises and their products, and issuing the Announcement on On-Road Motor Vehicle Manufacturing Enterprises and Products for specialized vehicle enterprises and products. The SAMR, the Ministry of Emergency Management, the Ministry of Ecology and Environment, and other departments are respectively responsible for regulatory work related to quality, safety, environmental protection, and other aspects.

On June 18, 2009, the MIIT issued the Rules for the Administration of Access to specialized Vehicle and Trailer Manufacturing Enterprises and Products, implementing an access management system for specialized vehicle production enterprises and their products, which were further amended by the MIIT on July 15, 2014. Enterprises engaged in the production of specialized vehicles within PRC must meet corresponding requirements and obtain the qualification for specialized vehicle production through approval from the MIIT. Specialized vehicles must also receive MIIT approval before production and sales. The list of specialized vehicle enterprises and products granted access is published by MIIT through announcements.

The industry standard for oilfield specialized vehicles is the QC/T 739-2023 General Technical Conditions for Oilfield specialized Vehicles Industry Standard which was promulgated on April 21, 2023 and came into effect on November 1, 2023. It replaced the previous QC/T 739-2005 General Technical Conditions for Oilfield specialized Vehicles.

Regulations on Production Safety

In accordance with the Law on Production Safety of the PRC (the “Production Safety Law”), which was promulgated on June 29, 2002, became effective on November 1, 2002 and was amended on August 27, 2009, August 31, 2014 and June 10, 2021 respectively, entities engaging in production are required to implement production safety measures specified in the Production Safety Law and other relevant laws, administrative regulations, national standards and industry standards. Any entity that does not implement such measures for safe production is prohibited from engaging in production and business operation activities. Entities are required to provide their employees with education and training in production safety. Entities shall also provide their employees with protective gear that meets national and industry standards as well as supervision and proper training to ensure their correct utilization.

Regulations on Product Quality

According to the Civil Code of the PRC, which was promulgated in May 2020 and became effective in January 2021, a defective product which causes property damage or physical injury to any person may subject the manufacturer or vendor of such product to civil liability for such damage or injury.

The Product Quality Law of the PRC was promulgated on February 22, 1993, amended on July 8, 2000, August 27, 2009 and December 29, 2018, respectively. The Product Quality Law applies to anyone who manufactures or sells any product within the territory of the PRC. It is prohibited from producing or selling counterfeit products in any form, including counterfeit brands, or providing false information about the product manufacturers. Violation of national or industrial standards may result in civil liability and administrative penalties such as compensation, fines, suspension of business and confiscation of illegal income, and serious violations may result in criminal liabilities.

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Regulations Relating to Environmental Protection

Enterprises conducting manufacturing activities in China are subject to provisions under the PRC environmental laws and regulations on noise, wastewater, air emission and other industrial waste. The major governing environmental laws and regulations consist of the Environmental Protection Law of the PRC, which was most recently amended on April 24, 2014 and became effective on January 1, 2015, the Law of the PRC on the Prevention and Control of Water Pollution, which was most recently amended on June 27, 2017 and became effective on January 1, 2018, the Law of the PRC on the Prevention and Control of Air Pollution, which was most recently amended and became effective on October 26, 2018, the Law of the PRC on the Prevention and Control of Solid Waste Pollution, which was most recently amended on April 29, 2020 and became effective on the September 1, 2020 and the Law of the PRC on the Prevention and Control of Noise Pollution, which was promulgated on December 24, 2021 and became effective on June 5, 2022 (collectively the “Environmental Laws”). Pursuant to the Environmental Laws, PRC enterprises shall build requisite environmental treatment facilities affiliating to the manufacturing facilities, where waste air, wastewater and waste solids generated can be treated properly in accordance with the relevant provisions.

Pursuant to the Law of the PRC on Evaluation of Environment Effects, which was promulgated on October 28, 2002 and was amended on July 2, 2016 and on December 29, 2018, the Administrative Regulations on Environmental Protection for Construction Projects, which was promulgated on November 29, 1998 and amended on July 16, 2017 and became effective on October 1, 2017, and the Interim Measures for the Acceptance Inspections for Environment Protection upon Completion of Construction Projects, which was promulgated by the Ministry of Environmental Protection of the PRC on November 20, 2017, enterprises that are planning construction projects should provide assessment reports, statement or registration form on the environmental impact of such projects. The assessment reports and statements must be approved by the competent environmental protection authorities prior to commencement of any construction work, while the registration forms shall be filed with them. Unless otherwise stipulated by laws and regulations, enterprises which are required to provide assessment reports and statements shall undertake the responsibility of acceptance inspections of the environmental protection facilities by itself upon the completion of the construction project. A construction project may be formally put into production or use only if the corresponding environmental protection facilities have passed the acceptance inspection. The competent authorities may carry out spot check and supervision on the implementation of the environmental protection facilities.

Regulations on Consumer Protection

The PRC Consumer Protection Law, as amended on October 25, 2013 and effective on March 15, 2014, sets out the obligations of business operators and the rights and interests of the consumers. Pursuant to this law, business operators must guarantee that the commodities they sell satisfy the requirements for personal or property safety, provide consumers with authentic information about the commodities, and guarantee the quality, function, usage and term of validity, etc. of the commodities. Failure to comply with the Consumer Protection Law may subject business operators to civil liabilities such as refunding purchase prices, exchange of commodities, repairing, ceasing damages, compensation, and restoring reputation, and even subject the business operators or the responsible individuals to criminal penalties if business operators commit crimes by infringing the legitimate rights and interests of consumers. The amended PRC Consumer Protection Law further strengthens the protection of consumers and imposes more stringent requirements and obligations on business operators, especially on the business operators through the Internet. For example, the consumers are entitled to return the goods (except for certain specific goods) within seven days upon receipt without any reasons when they purchase the goods from business operators via the Internet. The consumers whose interests have been damaged due to their purchase of goods or acceptance of services on online marketplace platforms may claim damages from sellers or service providers.

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Regulations Relating to Intellectual Property Rights

Patent

Pursuant to the Patent Law of the PRC (the “Patent Law”), promulgated on March 12, 1984 with the last amendment effective from June 1, 2021, and the Implementing Regulations of the Patent Law of the PRC promulgated on June 15, 2001 with the last amendment effective from January 20, 2024, respectively, an inventor or a designer may apply to the State Intellectual Property Office (“SIPO”) for the grant of an invention patent, a utility model patent or a design patent. According to the Patent Law, the right to apply for a patent (a patent application) and of registered patent can be transferred upon completion of registration with SIPO. The patent right duration is 20 years for invention, 10 years for utility model and 15 years for design, starting from the date of application. A patentee is obligated to pay annual fee beginning with the year in which the patent right is granted. Failure to pay the annual fee may result in a termination of the patent right duration.

Copyright

Pursuant to the PRC Copyright Law amended on February 26, 2010, became effective on April 1, 2010, and latest amended on November 11, 2020 and took effect on June 1, 2021 and the Implementing Regulations of the PRC Copyright Law promulgated by the State Council on August 2, 2002, last amended on January 30, 2013 and became effective on March 1, 2013, the PRC citizens, legal persons, and other organizations shall, enjoy copyright in their works, whether published or not, which include, among others, works of literature, art, natural science, social science, engineering technology and computer software. The term of protection for copyrighted software is 50 years.

Trademark

The Trademark Law of the PRC was promulgated on August 23, 1982 with the last amendment effective from November 1, 2019. The implementing regulations of Trademark Law of the PRC were promulgated on August 3, 2002 by the State Council and amended on April 29, 2014 and became effective on May 1, 2014. These current effective laws and regulations provide the basic legal framework for the regulations of trademarks in China, covering registered trademarks including commodity trademarks, service trademarks, collective marks and certificate marks. The Trademark Office of the China National Intellectual Property Administration or “CNIPA” is responsible for the registration and administration of trademarks in China. Trademarks are granted on a term of 10 years commencing on its registration date. Six months prior to the expiration of the 10-year term, an application may renew the trademark for another 10 years.

Domain names

Domain names are mainly protected under the Administrative Measures on the Internet Domain Names promulgated by the MIIT in August 2017 and became effective in November 2017. The MIIT is the major regulatory body responsible for the administration of domain names, under supervision of which the China Internet Network Information Centre is responsible for the daily administration of .cn domain names and Chinese domain names. MIIT adopts the “first to file” principle with respect to the registration of domain names. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and applicants become domain name holders upon successful registration.

Regulations on Employment and Social Welfare

Labor Laws

Companies in the PRC are subject to the PRC Labor Law (the “PRC Labor Law”) which was promulgated on 5 July 1994, became effective on 1 January 1995 and was further amended on 27 August 2009 and 29 December 2018, the PRC Labor Contract Law (the “PRC Labor Contract Law”) which was promulgated on 29 June 2007, became effective on 1 January 2008 and was further amended on 28 December 2012, and the Implementation Regulations of the PRC Labor Contract Law which was promulgated by the State Council on 18 September 2008 and became effective on the same date, as well as other related regulations, rules and provisions promulgated by the relevant government authorities from time to time. Compared to previous PRC Laws and regulations, the PRC Labor Contract Law imposes stricter requirements in such respects as signing of labor contracts with employees, stipulation of probation period and violation penalties, termination of labor contracts, payment of remuneration and economic compensation, use of labor dispatches as well as social security premiums.

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According to the PRC Labor Law and the PRC Labor Contract Law, a labor contract in writing shall be concluded when a labor relationship is to be established between an employer and an employee. An employer shall pay an employee two times of his salary for each month in the circumstance where he fails to enter a written labor contract with the employee for more than a month but less than a year; where such period exceeds one year, the parties are deemed to have entered an unfixed-term labor contract. Employers shall pay wages that are not lower than the local minimum wage standards to the employees. Employers are also required to establish labor safety and sanitation systems in compliance with PRC rules and standards, and to provide relevant training to the employees.

Social Insurance and Housing Provident Funds

The PRC social insurance system is mainly governed by the Social Insurance Law of the PRC (the “Social Insurance Law”). The Social Insurance Law was promulgated by the SCNPC on 28 October 2010, became effective on July 1, 2011 and was amended on December 29, 2018. According to the Social Insurance Law, the Decision of the State Council on the Establishment of the Medical Insurance Program for Urban Workers (effective from December 14, 1998), the Regulation of Insurance for Work-Related Injuries (effective from January 1, 2004 and amended on December 20, 2010), Trial Measures for Maternity Insurance of the Staff and Workers in Enterprises (effective from January 1, 1995), the Regulations on Unemployment Insurance (effective from January 22, 1999), the Interim Regulations on the Collection and Payment of Social Insurance Premiums(effective from January 22, 1999 and most recently amended on March 24, 2019), employers in the PRC shall make social insurance registration with the competent authorities, and pay five basic types of social insurance premiums for their employees, or rather, basic pension insurance, basic medical insurance, work-related injury insurance, unemployment insurance and maternity insurance. According to the Social Insurance Law, if an employing entity does not pay the full amount of social insurance premiums as scheduled or required, the social insurance premium collection institution shall order it to make the payment or make up the difference within the stipulated period and impose a daily fine equivalent to 0.05% of the overdue payment from the day on which the payment is overdue. If the payment is not made within the prescribed time, the social insurance authority shall impose a fine ranging from one to three times of the overdue payment amount.

According to the Regulations on Management of Housing Provident Funds which was promulgated by the State Council and came into effect on April 3, 1999 and was amended on March 24, 2002 and March 24, 2019, all business entities (including foreign invested enterprises) are required to register with the local housing provident funds management center and then maintain housing provident fund accounts and pay the related funds for their employees. In addition, for both employees and employers, the payment rate for housing provident fund shall not be less than 5% of the average monthly salary of the employees in the previous year. The payment rate may be raised if the employer desires so. Where an entity fails to deposit the housing provident fund in full within the time limit, it shall be ordered by the housing provident fund management center to deposit the fund within a time limit; if it still fails to deposit the fund within the time limit, the housing provident fund management center may apply to the People’s Court for enforcement.

Regulations on Foreign Exchange

The Regulation of the PRC on Foreign Exchange Control, promulgated by the State Council on January 29, 1996 and most recently amended on August 5, 2008, is the principal regulation on foreign exchange in the PRC. According to such regulation, Renminbi is freely convertible for current account items after due process, including distribution of dividends, trade-related foreign exchange transactions and service-related foreign exchange transactions, whereas foreign exchange for capital account items, such as direct investments or loans, requires prior approval of and registration with the SAFE.

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On November 19, 2012, the SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment which substantially amends and simplifies the current foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts (e.g., pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts), the reinvestment of lawful incomes derived by foreign investors in China (e.g. profit, proceeds of equity transfer, capital reduction, liquidation and early repatriation of investment), and purchase and remittance of foreign exchange as a result of capital reduction, liquidation, early repatriation or share transfer in a foreign-invested enterprise no longer require the SAFE approval, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible before. In addition, the SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents in May 2013, which specifies that the administration by the SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in China based on the registration information provided by the SAFE and its branches.

On January 26, 2017, SAFE promulgated the Circular on Further Improving the Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification (the “Circular 3”), which became effective on the same date and stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including: to process outbound remittance of profits in an amount equivalent to above USD 50,000 for domestic entities (i) banks shall, under the principle of genuine transaction, check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements, and affix seals on the original version of the tax filing records to indicate the amount and the date of the outbound remittance; and (ii) domestic entities shall use profits to make up for previous years’ losses before remitting the profits. Further, pursuant to the Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

On October 23, 2019, the SAFE issued the Circular Regarding Further Promotion of the Facilitation of Cross-Border Trade and Investment, pursuant to which all foreign-invested enterprises can make domestic equity investments with their capital funds in accordance with the law. On April 10, 2020, the SAFE promulgated the Notice of the SAFE on Optimizing Foreign Exchange Administration to Support the Development of Foreign-related Business, according to which, under the prerequisite of ensuring true and compliant use of funds and compliance with the prevailing administrative provisions on use of income under the capital account, enterprises which satisfy the criteria are allowed to use income under the capital account, such as capital funds, foreign debt and overseas listing, etc. for domestic payment, without prior provision of proof materials for veracity to the bank for each transaction.

Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents

On July 4, 2014, the SAFE promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles (the “Circular 37”). On February 13, 2015, SAFE further promulgated the Circular on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment (the “Circular 13”), which took effect on June 1, 2015. Circular 13 has amended Circular 37 by requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

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These circulars require PRC residents to register with qualified banks in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, which is referred to in Circular 37 as a “special purpose vehicle.” These circulars further require amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as an increase or decrease of capital contributed by PRC residents, share transfer or exchange, merger, division or other material events. In the event that a PRC resident holding interests in a special purpose vehicle fails to complete the required SAFE registration, the PRC subsidiary of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Furthermore, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls.

Regulations on Dividend Distribution

The principal laws, rules and regulations governing dividend distribution by foreign-invested enterprises in the PRC are the Company Law of the PRC, as amended. Under these laws, rules and regulations, foreign-invested enterprises may pay dividends only out of their accumulated profit, if any, as determined in accordance with PRC accounting standards and regulations. Both PRC domestic companies and wholly-foreign owned PRC enterprises are required to set aside as general reserves at least 10% of their after-tax profit, until the cumulative amount of such reserves reaches 50% of their registered capital. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulations on Tax

PRC Enterprise Income Tax

PRC enterprise income tax is calculated based on taxable income, which is determined under (i) the PRC Enterprise Income Tax Law (the “EIT Law”), which was promulgated on 16 March 2007, and was most recently amended and became effective on 29 December 2018, and (ii) the Implementing Regulations of the EIT Law (the “EIT Regulation”) promulgated by the State Council on 6 December 2007 and implemented on 1 January 2008 and amended on 23 April 2019. The EIT Law imposes a uniform enterprise income tax rate of 25% on all PRC resident enterprises, including foreign-invested enterprises, unless they are qualified for certain exceptions. The enterprise income tax is calculated based on the PRC resident enterprise’s global income as determined under PRC tax laws and accounting standards.

The EIT Law also provides that enterprises established under the laws of foreign jurisdictions with “de facto management body” located in PRC are treated as “resident enterprises” for PRC tax purposes, and will be subjected to PRC income tax on their worldwide income. Under the EIT Regulation, a “de facto management body” is defined as a body that has real and overall management control over the business, personnel, accounts and properties of an enterprise.

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PRC Dividend Withholding Tax

Pursuant to the Enterprise Income Tax Law and its implementation rules, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in China to its foreign enterprise investors are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Under the China-HK Taxation Arrangement, income tax on dividends payable to a company resident in Hong Kong that holds more than a 25% equity interest in a PRC resident enterprise may be reduced to a rate of 5%. In February 2018, the State Administration of Taxation (the “SAT”) issued the Announcement on Issues concerning Beneficial Owners in Tax Treaties (the “Circular 9”), effective on April 1, 2018, to replace the Circular of the State Administration of Taxation on the Interpretation and the Determination of the Beneficial Owners in the Tax Treaties, effective from October 2009, and the Announcement of State Administration of Taxation on Recognition of “Beneficial Owner” in Tax Treaties, effective on June 29, 2012. Circular 9 provides a more flexible guidance to determine whether the applicant engages in substantive business activities. Furthermore, under the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, non-resident taxpayers qualified to enjoy tax treaty benefits may, at the time of tax declaration or withholding declaration through a withholding agent, enjoy the tax treaty benefits, and be subject to follow-up administration by the tax authorities. Where the non-resident taxpayer does not apply to the withholding agent to claim the tax treaty benefits, or materials and information provided to the withholding agent do not meet the criteria for enjoying tax treaty benefits, the withholding agent shall withhold tax pursuant to the provisions of PRC tax laws. In addition, according to a tax circular issued by SAT in February 2009, if the main purpose of an offshore arrangement is to obtain preferential tax treatments, the PRC tax authorities will have the discretion to adjust the preferential tax rate enjoyed by the relevant offshore entity.

PRC Value-Added Tax

Pursuant to the Interim Regulations on Value-Added Tax of the People’s Republic of China, which was promulgated by the State Council on December 13, 1993 and amended on November 10, 2008, February 6, 2016 and November 19, 2017, and the Implementation Rules for the Interim Regulations on Value-Added Tax of the People’s Republic of China, which was promulgated by the MOF on December 25, 1993 and amended on December 15, 2008 and October 28, 2011, entities or individuals engaging in sale of goods, provision of processing services, repairs and replacement services or import of goods within the territory of the PRC shall pay value-added tax (the “VAT”). Unless provided otherwise, the rate of VAT is 17% on sales and 6% on the services.

On March 23, 2016, the Ministry of Finance (the “MOF”) and SAT, jointly issued the Circular on the Pilot Program for Overall Implementation of the Collection of Value Added Tax Instead of Business Tax, (the “Circular 36”), which took effect on May 1, 2016. Pursuant to the Circular 36, all companies operating in construction, real estate, finance, modern service or other sectors obligated to pay business tax are required to pay VAT, in lieu of business tax. The VAT rate is 6%, except that a rate of 11% applies to real estate sale, land use right transferring and providing service of transportation, postal sector, basic telecommunications, construction, real estate lease, and a rate of 17% applies to providing lease service of tangible property; and a rate of zero for specific cross-bond activities.

On April 4, 2018, the MOF and the SAT jointly promulgated the Circular of the SAT on Adjustment of Value-Added Tax Rates (the “Circular 32”), according to which, (i) for VAT taxable sales or importation of goods originally subject to VAT rates of 17% and 11% respectively, applicable tax rates shall be adjusted to 16% and 10%, respectively; (ii) for purchase of agricultural products originally subject to deduction rate of 11%, applicable rate is be adjusted to 10%; (iii) for purchase of agricultural products for the purpose of production and sales or consigned processing of goods originally subject to a tax rate of 16%, applicable rate is adjusted to 12%; (iv) for exported goods originally subject to a tax rate of 17% and an export tax refund rate of 17%, the export tax refund rate is adjusted to 16%; and (v) for exported goods and cross-border taxable acts originally subject to a tax rate of 11% and an export tax refund rate of 11%, the export tax refund rate is adjusted to 10%. Circular 32 became effective on May 1, 2018 and supersedes any previously existing provisions in case of inconsistency.

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On March 20, 2019, the MOF, the SAT and the General Administration of Customs jointly issued the Announcement on Policies for Deepening the VAT Reform (the “Announcement 39”), to further lower VAT rates. According to the Announcement 39, (i) for general VAT payers’ sales activities or imports that are subject to an existing VAT rate of 16% or 10%, the VAT rate is adjusted to 13% or 9%, respectively; (ii) for the agricultural products purchased by taxpayers to which an existing 10% deduction rate is applicable, the rate is adjusted to 9%; (iii) for the agricultural products purchased by taxpayers for production or commissioned processing, which are subject to an existing VAT rate of 13%, the input VAT will be calculated at a 10% deduction rate; (iv) for the exportation of goods or labor services that are subject to an existing VAT rate of 16%, with the applicable export refund at the same rate, the export refund rate is adjusted to 13%; and (v) for the exportation of goods or cross-border taxable activities subject to an existing VAT rate of 10%, with the same export refund rate, the export refund rate is adjusted to 9%. The Announcement 39 came into effect on April 1, 2019 and shall prevail in case of any conflict with existing provisions.

Regulations on M&A Rules and Overseas Listings

On August 8, 2006, six PRC regulatory agencies, namely, the MOFCOM, the State Assets Supervision and Administration Commission, the SAT, the former State Administration of Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which became effective on September 8, 2006 and were amended on June 22, 2009. The M&A Rules purport, among other things, to require that offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for overseas listing purposes through acquisitions of PRC domestic interest held by such PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

While the application of the M&A Rules remains unclear, we believe, based on the advice of our PRC counsel, DeHeng Law Offices (Shenzhen), that CSRC approval is not required in the context of this Offering because: (a) our PRC Subsidiaries were not incorporated by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules; and (b) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under this prospectus are subject to the M&A Rules. However, as there has been no official interpretation or clarification of the M&A Rules, there is uncertainty as to how this regulation will be interpreted or implemented.

On February 17, 2023, the CSRC issued the Trial Measures for the Administration of Overseas Issuance and Listing of Securities by Domestic Enterprises and five supporting guidelines, which became effective on March 31, 2023 (the “Overseas Listing Regulations”). The Overseas Listing Regulations are applicable to overseas securities offerings and/or listings conducted by issuers who are (i) companies incorporated in the PRC (“PRC domestic companies”) and (ii) companies incorporated overseas with substantial operations in the PRC. The Overseas Listing Regulations stipulate that such issuers shall fulfill the filing procedures within three working days after they make an application for initial public offering and listing in an overseas stock market. The required filing materials shall include but not be limited to: (1) filing report and relevant commitments; and (2) domestic legal opinions. If domestic enterprises fail to comply with the Overseas Listing Regulations, they will be required to correct their behaviors, facing warnings and fines which amount will range from RMB1,000,000 to RMB10,000,000, and directly responsible personnel will also be warned and fined which amount will range from RMB500,000 to RMB5,000,000.

On February 24, 2023, the CSRC, together with the MOF, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing, which were issued by the CSRC and National Administration of State Secrets Protection and National Archives Administration of China in 2009 (the “Provisions”). The revised Provisions were issued under the title the “Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies”, and came into effect on March 31, 2023, together with the Overseas Listing Regulations. One of the major revisions to the revised Provisions is expanding their application to cover indirect overseas offering and listing, as is consistent with the Overseas Listing Regulations. The revised Provisions require that, among other things, (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. Any failure or perceived failure by our Company or our PRC Subsidiaries to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

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MANAGEMENT

The following table sets forth information regarding our directors and executive officers as at the date of this prospectus:

Name	Age	Position
Chuanbo Jiang	38	Chief Executive Officer and Chairman of the board
Diana Li	34	Chief Financial Officer
Huyun Gao	37	Chief Operating Officer
Ke Dennis Xu	52	Chief Technology Officer
Zhaohui Randall Xu*	56	Independent Director Nominee
Yiqin Hu*	59	Independent Director Nominee
Johannes Antonius Gerardus Beekmans *	63	Independent Director Nominee

*	Has accepted an independent director appointment, which will be effective immediately upon effectiveness of this registration statement.

The business and working experience and areas of responsibility of our directors and executive officers are set out below:

Chuanbo Jiang was appointed as our Chief Executive Officer and Director in June 2023 and May 11, 2023. Mr. Jiang has approximately 16 years of business management and finance related experience. From June 2007 to February 2008, Mr. Jiang worked as an auditor of KPMG Qingdao office. From March 2008 to July 2012, Mr. Jiang served as a regional business supervisor of Qingdao Impulse Health Technology Co. From September 2012 to December 2019, Mr. Jiang started his entrepreneurial career as the manager of Liaocheng Yinshang Computer Co. Ltd. From June 2020 till now, Mr. Jiang has been serving as an executive director, the general manager of YLAN. Mr. Jiang graduated with a bachelor’s degree in management from the School of Management of Ocean University of the PRC in June 2007. Mr. Jiang obtained the certificate of intermediate auditor issued by the Audit Office of the People’s Republic of China and the Ministry of Human Resources and Social Security in January 2013. Mr. Jiang co-authored Petroleum machinery Series 2H Screw. We believe Mr. Jiang is well qualified to serve as our director based on his extensive management experience.

Diana Li has been our CFO since November 2023. She has more than 9 years’ experience in accounting, taxation and finance and has rich theoretical knowledge and practical experience in taxation and business consulting related to SEC regulations compliance and Nasdaq rules. From October 2017 to October 2023, she served as a senior advisor of Guangzhou Jing Tian Enterprise Management Consulting Service Co., Ltd, a company mainly focuses on internal audit, taxation, incorporate governance and compliance, where she participated in several cross-border enterprise restructure tax planning, tax due diligence, and compliance review projects. From January 2014 to June 2017, she served as a tax advisor of Canuswa Accounting and Tax Services Inc. and was responsible for personal financial and tax consulting, compliance services. Ms. Li is a Chartered Professional Accountant of Canada. She graduated from Simon Fraser University with a bachelor’s degree in business administration (Honors with Distinction) in Accounting and Finance in September 2013.

Huyun Gao was appointed as our Chief Operating Officer in June 2023. Ms. Gao has approximately 15 years of business management experience. Ms. Gao has been serving as a deputy general manager of YLAN since June 2020. Prior to joining the Company, Ms. Gao founded Shanghai Fill-in-the-Blank Culture Communication Co. and served as its chief executive officer between May 2018 and April 2020. Prior to that, Ms. Gao worked as a senior operation manager at Ctrip (09961.HK) from July 2012 to December 2017. Ms. Gao worked as an advanced project manager for Apax Group Limited from April 2008 to May 2012. Ms. Gao obtained a bachelor’s degree in tourism management from East China Normal University in July 2008.

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Ke Dennis Xu was appointed as our Chief Technology Officer in June 2023. Mr. Xu has approximately 23 years of experience in the computing engineering industry. Mr. Xu has been serving as Chief Technology Officer of YLAN, since June 2020. From February 2017 to May 2020, Mr. Xu served as the chairman and general manager of BigData Resolution LLC, a US data company, where he was responsible for the company’s technology development. From April 2013 to January 2017, Mr. Xu served as General Manager of RDS Group LLC, a US company focusing on health management. Mr. Xu obtained a master’s degree in computer science from the Towson University (University of Maryland Towson branch) in June 2001 and a master’s degree in chemical engineering from Washington University at St. Louis in May 1999. Mr. Xu also graduated with a bachelor’s degree in chemical engineering from Zhejiang University in June 1992.

Zhaohui Randall Xu will serve as our independent director upon effectiveness of this registration statement. He is a seasoned expert in financial reporting & management and SEC regulations compliance with rich knowledge and hands-on experience with U.S. securities law and Nasdaq and NYSE rules. He has 33 years of experience in business management and finance related experience. He has had experience in mergers & acquisitions transactions, equity and debt financing. He has been serving as a professor of Accounting at the University of Houston-Clear Lake since September 2007. He served as senior financial advisor to Kaixin Auto Holdings (NASDAQ: KXIN) from November 2019 to December 2021, and has been serving as a Director of IR department to Renren Inc. (NYSE: RENN) since November 2020. From May 1994 to May 1999, Mr. Xu served as financial manager with Dalian Transportation Co. Ltd. From August 1990 to April 1994, he served as business analyst with Jinshi International Trading Co. Ltd. From August 1986 to July 1990, he studied in Luoyang Foreign Languages Institute and got his bachelor degree majoring in English. He received his master’s degree in business administration in Tulane University in May 2002. He also obtained his doctoral degree in philosophy from the University of Alabama in June 2007. He has obtained his U.S. CPA License from Delaware and Colorado in December 2002. Professor Xu is a member of Financial Executives International, a member of American Accounting Association and a member of AICPA. We believe Mr. Xu is well qualified to serve as our director based on his employment experience in public companies.

Yiqin Hu will serve as our independent director upon effectiveness of this registration statement. Ms. Hu is a scholar in the field of economics. Ms. Hu has been the professor of the School of Economics at Zhejiang University of Finance and Economics since December 1999, where she focuses on research and teaching in the fields of microeconomics and regional economics. From July 1990 to December 1999, Ms. Hu has been an instructor and associate professor of Hunan Institute of Administration. Ms. Hu obtained her Ph.D. degree in Agricultural Economics and Management from Northwest Agricultural & Forestry University in 2008. Ms. Hu also graduated with a master’s degree and bachelor’s degree in economics from Beijing Normal University in 1990 and 1987, respectively. We believe Ms. Hu is well qualified to serve as our director based on her management skills.

Johannes AG Beekmans will serve as our independent director upon effectiveness of this registration statement. Mr. Beekmans has approximately 38 years of experience in the auto industry. Mr. Beekmans has been a project manager at JBD Consultancy & JBDesign since 2015. From 2004 to 2015, he served as the project manager at JBD Trade Assist China. From 1995 to 2004, he served as a project manager at BOVA. From 1991 to 1995, he served as a project manager at BERKHOF. Mr. Beekmans obtained his Ph.D. degree majoring in Logistics Management from University of Eindhoven in 1996. Mr. Beekmans graduated from the University of Stuttgart with his master’s degree majoring in Tribology in 1987 and from the University of Apeldoorn with his bachelor’s degree majoring in HTS Automotive Engineering in 1984. We believe Mr. Beekmans is well qualified to serve as our director based on his experience and skills in the manufacturing industry.

Employment Agreements and Director Agreements

The holding company plans to enter into employment agreements with each of our executive officers, pursuant to which such individuals will serve as our executive officers for a period of three years from the effective date of the registration statement. We may terminate the employment for cause at any time for certain acts, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate the employment without cause at any time upon 3 months’ advance written notice. Each executive officer may resign at any time upon 3 months’ advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his employment agreement, in strict confidence and not to use, except as required in the performance of his duties in connection with the employment or pursuant to applicable law, any of our confidential or proprietary information or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. Each executive officer has also agreed to disclose in confidence to us all inventions, designs and trade secrets which he conceives, develops or reduces to practice during his employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

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In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of employment and for one year following the last date of employment. Specifically, each executive officer has agreed not to: (i) engage or assist others in engaging in any business or enterprise that is competitive with our business, (ii) solicit, divert or take away the business of our clients, customers or business partners, or (iii) solicit, induce or attempt to induce any employee or independent contractor to terminate his or her employment or engagement with us. The employment agreements also contain other customary terms and provisions.

We will also enter into director agreement with each of our directors which agreement will set forth the terms and provisions of their engagement.

Board of Directors

Composition of our Board of Directors

Our board of directors will consist of four directors upon the effectiveness of our registration statement on Form F-1 of which this prospectus is a part. A director is not required to hold any shares in our Company to qualify to serve as a director. The Corporate Governance Rules of the Nasdaq generally require that a majority of an issuer’s board of directors consist of independent directors.

Our board of directors currently consists of one director and will have three independent directors appointed at the effectiveness of this registration statement. Our board of directors has determined that each of Professor Xu, Professor Hu, and Johannes AG Beekmans will be an “independent director” as defined under the Nasdaq rules. Our board of directors will be composed of a majority of independent directors at the effectiveness of this registration statement.

Committees of the Board of Directors

Upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part, we intend to establish an audit committee, a compensation committee and a nomination committee under our Board of Directors. We intend to adopt a charter for each of the three committees upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part. Each committee’s members and functions are described below.

Audit Committee.

Our Audit Committee will consist of our three independent directors, and will be chaired by Zhaohui Randall Xu. We have determined that each member of our Audit Committee will satisfy the requirements of Section 303A of the Corporate Governance Rules/ Rule 5605(c)(2) of the Listing Rules of the Nasdaq and meet the independence standards under Rule 10A-3 under the Exchange Act. We have determined that Zhaohui Randall Xu qualifies as an “audit committee financial expert.” The Audit Committee oversees our accounting and financial reporting processes and the audits of the financial statements of our Company. The Audit Committee is responsible for, among other things:

●	reviewing and recommending to our board for approval, the appointment, re-appointment or removal of the independent auditor, after considering its annual performance evaluation of the independent auditor;

●	approving the compensation and terms of engagement of the independent auditor and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors at least annually;

●	reviewing with the Independent Registered Public Accounting Firm any audit problems or difficulties and management’s response;

●	discussing with our independent auditor, among other things, the audits of the financial statements, including whether any material information should be disclosed, issues regarding accounting and auditing principles and practices;

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●	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

●	discussing the annual audited financial statements with management and the Independent Registered Public Accounting Firm;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

●	approving annual audit plans, and undertaking an annual performance evaluation of the internal audit function;

●	establishing and overseeing procedures for the handling of complaints and whistleblowing; and

●	meeting separately and periodically with management and the Independent Registered Public Accounting Firm.

Compensation Committee.

Our Compensation Committee will consist of our three independent directors, and will be chaired by Professor Hu. We have determined that each member of our Compensation Committee will satisfy the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq. Our Compensation Committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our Directors and Executive Officers. Our Chief Executive Officer may not be present at any committee meeting during which their compensation is deliberated upon. Our Compensation Committee is responsible for, among other things:

●	overseeing the development and implementation of compensation programs in consultation with our management;

●	at least annually, reviewing and approving, or recommending to the board for its approval, the compensation for our Executive Officers;

●	at least annually, reviewing and recommending to the board for determination with respect to the compensation of our non-executive Directors;

●	at least annually, reviewing periodically and approving any incentive compensation or equity plans, programs or other similar arrangements;

●	reviewing Executive Officer and director indemnification and insurance matters; and

●	overseeing our regulatory compliance with respect to compensation matters, including our policies on restrictions on compensation plans and loans to Directors and Executive Officers.

Nomination Committee.

Our Nomination Committee will consist of our three independent directors, and will be chaired by Johannes AG Beekmans. We have determined that each member of our Nomination Committee will satisfy the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq. The Nomination Committee assists the board in selecting individuals qualified to become our directors and in determining the composition of the Board and its committees. The Nomination Committee is responsible for, among other things:

●	recommending nominees to the board of directors for election or re-election to the board of directors, or for appointment to fill any vacancy on the board of directors;

●	reviewing annually with the board of directors the current composition of the board of directors with regards to characteristics such as independence, knowledge, skills, experience, expertise, diversity and availability of service to us;

●	developing and recommending to our board of directors such policies and procedures with respect to nomination or appointment of members of our Board and chairs and members of its committees or other corporate governance matters as may be required pursuant to any SEC or Nasdaq rules, or otherwise considered desirable and appropriate;

●	selecting and recommending to the board of directors the names of directors to serve as members of the Audit Committee and the Compensation Committee, as well as of the Nomination Committee itself; and

●	evaluating the performance and effectiveness of the board of directors as a whole.

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Code of Business Conduct and Ethics

In connection with this Offering, prior to the effectiveness of this registration statement, we will adopt a code of business conduct and ethics, which is applicable to all of our directors, executive officers and employees and is publicly available.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company. These include, among others, a duty of loyalty, a duty to act honestly, and a duty to act in good faith in what they consider to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances.

In fulfilling their duty of care to us, our directors must ensure compliance with our post offering amended and restated memorandum and articles of association as may be amended from time to time. Our company has a right to seek damages against any director who breaches a duty owed to us.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of the officers; and

●	exercising the borrowing powers of our company and mortgaging the property of our company.

Terms of Directors and Officers

Our officers are elected by the board of directors. Our directors are not subject to a term of office and hold office until their resignation, death or incapacity, or until their respective successors have been elected and qualified or until his or her office is otherwise vacated in accordance with our amended and restated memorandum and articles of association.

A director will also be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors, (ii) dies or is found to be or becomes of unsound mind, (iii) resigns his office by notice in writing, (iv) without special leave of absence from our board, is absent from meetings of our board for a continuous period of six months, or (v) is removed from office pursuant to any other provisions of our post-offering amended and restated memorandum and articles of association.

Foreign Private Issuer Exemption

After the consummation of this Offering, we will qualify as a “foreign private issuer” under the SEC rules and Nasdaq rules. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors, and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Also, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and we will submit to the SEC from time to time, on Form 6-K, reports of information that would likely be material to an investment decision in our Shares.

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Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), except that we must comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640), and that we have an audit committee that satisfies Rule 5605(c)(3), including having committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). The exemptions are subject to our disclosure of which requirements we are not following and the equivalent Cayman Islands requirements. Below are some of the exemptions afforded to foreign private issuers under the Nasdaq rules:

●	Exemption from the requirement that we disclose within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers.

●	Exemption from the requirement that our board of directors be composed of independent directors.

●	Exemption from the requirement that our audit committee have a minimum of three members.

●	Exemption from the requirement that we hold annual shareholders’ meetings.

●	Exemption from the requirement that our board of directors have a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

●	Exemption from the requirement that director nominees are selected, or recommended for selection by our board of directors, either by (i) independent directors constituting a majority of our board of directors’ independent directors in a vote in which only independent directors participate, or (ii) a committee comprised solely of independent directors and governed by a formal written charter or board resolution, as applicable, addressing the nomination process as adopted.

We intend to comply with all of the rules generally applicable to U.S. domestic companies listed on the Nasdaq. We may in the future decide to use the foreign private issuer exemption with respect to some or all of the other Nasdaq corporate governance rules. We also intend to comply with Cayman Islands corporate governance requirements under the Companies Act applicable to us at the same time. If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Other Corporate Governance Matters

The Sarbanes-Oxley Act of 2002, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, including us, to comply with various corporate governance practices.

Because we are a foreign private issuer, the members of our Board of Directors and senior management are not subject to short-swing profit and insider trading reporting obligations under section 16 of the Exchange Act. They will, however, be subject to the obligation to report changes in share ownership under section 13 of the Exchange Act and related SEC rules.

We are eligible to utilize the “controlled company” exemptions under the Nasdaq corporate governance rules if more than 50% of our voting power is held by an individual, a group or another company. Pursuant to the Nasdaq corporate governance rules, in order for a group to exist, such shareholders must have publicly filed a notice that they are acting as a group (i.e., a Schedule 13D). We expect that more than 50% of our voting power will be held by an individual, a group or another company immediately following the consummation of this Offering.

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COMPENSATION

For the years ended June 30, 2024 and 2023, we paid an aggregate of approximately $0.11 million and approximately $0.08 million, respectively in cash and benefits in-kind granted to or accrued on behalf of all of our directors and members of senior management for their services, in all capacities, and we did not pay any additional compensation to our directors and members of senior management. We do not have a share incentive program to provide for grants of awards to our executive officers and directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors.

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PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our Shares as of the date of this prospectus by our officers, directors, and 5% or greater beneficial owners of Shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our Shares. The following table assumes that none of our officers, directors or 5% or greater beneficial owners of our Shares will purchase shares in this Offering. In addition, the following table assumes that the over-allotment option has not been exercised. Holders of our Shares are entitled to one (1) vote per share and vote on all matters submitted to a vote of our Shareholders, except as may otherwise be required by law.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

	Shares Beneficially Owned Prior to This Offering(2)		Shares Beneficially Owned After This Offering(3)
Name of Beneficial Owners(1)	Number	%	Number	%
Directors and Executive Officers:
Chuanbo Jiang(4)	7,700,000	77.0%	7,700,000	68.44%
Diana Li	-	-	-	-
Huyun Gao(5)	1,500,000	15.0%	1,500,000	13.33%
Ke Dennis Xu	-	-	-	-
Zhaohui Randall Xu	-	-	-	-
Yiqin Hu	-	-	-	-
Johannes AG Beekmans	-	-	-	-
All directors and executive officers as a group 5% shareholders:	9,200,000	92.0%	9,200,000	81.78%
Lanying Capital Ltd(4)	7,700,000	77.0%	7,700,000	68.44%
MT. Yang Holding Ltd(5)	1,500,000	15.0%	1,500,000	13.33%
Total	9,200,000	92.0%	9,200,000	81.78%

*	Less than 1%.

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is Building 11, 8th Floor, No. 6 Beitanghe East Road, Tianning District, Changzhou, Jiangsu, People’s Republic of China, 213000.

(2)	Applicable percentage of ownership is based on 10,000,000 Ordinary Shares outstanding immediately before the offering as of the date of this prospectus.

(3)	Applicable percentage of ownership is based on 11,250,000 Ordinary Shares outstanding immediately after the offering.

(4)	Chuanbo Jiang, our CEO and Chairman of the board, beneficially holds 7,700,000 Ordinary Shares, or 77.0% of the outstanding Ordinary Shares of the Company through his 100% shareholding of Lanying Capital Ltd.

(5)	Huyun Gao, our COO, beneficially holds 1,500,000 Ordinary Shares, through his 100% shareholding of MT. Yang Holding Ltd.

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RELATED PARTY TRANSACTIONS

The following is a summary of transactions since July 1, 2021 to which we have been a party and in which any members of our board of directors, any executive officers, or major shareholders had, has or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this prospectus captioned “Management.”

	Subsequent	For the Years Ended June 30,
	period (1)	2024	2023	2022
Mr. Jieping Gao
Purchase of equipment from Mr. Jieping Gao	$-	$-	$-	$306,720

Qianlimu (Shiyan) Technology Co., Ltd.
Consulting service provided by Qianlimu (Shiyan) Technology Co., Ltd.	$-	$-	$-	$826,440

Shareholder contributions (2)
Mr. Chuanbo Jiang	$-	$38,500	$2,804,556	$135,245
Ms. Huyun Gao	-	7,500	553,652	-
Mr. Huailiang Xu	-	2,000	168,516	-
Mr. Haoyu Xiong	-	1,500	126,134	-
Mr. Cheukyin Tai	-	500	6,895	-
Changzhou Xinmou	$-	$38,500	$-	$386,776

(1)	For the period from July 1, 2024 through the date of the prospectus.
(2)	The transaction amount represented the shareholders’ capital contributions to our PRC operating subsidiary YLAN in exchange for equity interest of YLAN, and all capital contributions have been received within the corresponding periods. In September 2023, WFOE entered into a share transfer agreement with YLAN’s former shareholders to acquire 100% voting equity interests of YLAN at the consideration of $0.7 million (RMB5.2 million). The transaction has been treated as a corporate restructuring of entities under common control as part of the Reorganization process.

Share Issuances in May 2023 and Share Splits in May 2024

Upon our incorporation in the Cayman Islands in May 2023, we issued 50,000 shares to our initial shareholders at par value $1 per share. We effected a one thousand-for-one subdivision of shares to the shareholders in May 2024, whereby increased the total number of issued and outstanding Ordinary Shares from 50,000 to 50,000,000, and decreased the par value of Ordinary Shares from $1 to $0.001. Then the shareholders surrendered a pro-rata number of Ordinary Shares of 40,000,000 to the Company for no consideration and thereafter such shares were cancelled. Following the surrender, the issued and outstanding Ordinary Shares were 10,000,000 of par value of $0.001 per share. The share numbers in this prospectus have given effect to the one thousand-for-one subdivision of shares, unless expressly indicated otherwise:

Shareholder	Number of Ordinary Shares	Consideration
Lanying Capital Ltd	7,700,000	$38,500
MT. Yang Holding Ltd	1,500,000	$7,500
Mr. Huailiang Xu	400,000	$2,000
Mr. Haoyu Xiong	300,000	$1,500
Mr. Cheukyin Tai	100,000	$500
Total	10,000,000	$50,000

We have received consideration of $50,000 as of May 20, 2024.

The foregoing issuances were exempt from registration under the Securities Act since they were transactions not involving a public offering. No underwriters were involved in these issuances of Ordinary Shares. Other than disclosed herein, we did not issue any securities in the past three years.

Policies and Procedures for Related Party Transactions

Our board of directors has created an audit committee in connection with this Offering which will be tasked with review and approval of all related party transactions.

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DESCRIPTION OF SHARE CAPITAL AND GOVERNING DOCUMENTS

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability and our affairs are governed by our post-offering amended and restated memorandum and articles of association, the Companies Act, and the common law by the Cayman Islands.

Upon the closing of this Offering, our authorized share capital consists of (i) 50,000,000 Ordinary Shares of a par value of US$0.001 each. All of our issued and outstanding Ordinary Shares are fully paid.

As of the date of this prospectus, we had 10,000,000 Ordinary Shares issued and outstanding. All of our Shares issued and outstanding prior to the completion of the offering will be fully paid, and all of our shares to be issued in the offering will be issued as fully paid.

Our Post-Offering Amended and Restated Memorandum and Articles of Association

Our shareholders intend to adopt an amended and restated memorandum and articles of association, which will become effective and replace our current memorandum and articles of association in its entirety immediately prior to the completion of this Offering. The following are summaries of material provisions of the post-offering amended and restated memorandum and articles of association that we expect become effective immediately prior to completion of this Offering, and of the Companies Act, insofar as they relate to the material terms of our shares.

Objects of Our Company. Under our post-offering amended and restated memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Ordinary Shares. Our Ordinary Shares are issued in registered form and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our Ordinary Shares will not receive a certificate in respect of such Ordinary Shares. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares. Subject to the provisions of the Companies Act and our post-offering amended and restated memorandum and articles of association regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. The directors may deal with unissued shares either at a premium or at par, or with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise. No share may be issued at a discount except in accordance with the provisions of the Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

Dividends. Subject to the provisions of the Companies Act and any rights attaching to any class or classes of shares under and in accordance with the articles: (a) the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and (b) our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors. Subject to the requirements of the Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie. Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights. Subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights, on a show of hands every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote per Ordinary Share. On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each Ordinary Share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

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General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our amended and restated memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting within 21 clear days’ from the date of receipt of the written requisition, those shareholders who requested the meeting or any of them may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

Advance notice of at least 7 clear days is required for the convening of a general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Companies Act and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days hence or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for more than seven clear days, notice of the adjourned meeting shall be given in accordance with the articles.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by at least two shareholders having the right to vote on the resolutions or one or more shareholders present who together hold not less than ten percent of the voting rights of all those who are entitled to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

Transfer of Ordinary Shares. Subject to any applicable requirements set forth in the Articles and provided that a transfer of Ordinary Shares complies with applicable rules of the Nasdaq Capital Market, a shareholder may transfer all or any of his or her Ordinary Shares to another person by completing an instrument of transfer in the common form or in a form prescribed by Nasdaq or any other form approved by our board of directors, executed:

●	where the Ordinary Shares are fully paid, by or on behalf of that shareholder; and

●	where the Ordinary Shares are partly paid, by or on behalf of that shareholder and the transferee.

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The transferor shall be deemed to remain the holder of an Ordinary Share until the name of the transferee is entered into our register of members.

Where the Ordinary Shares in question are not listed on or subject to the rules of the Nasdaq Capital Market, our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share that is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of such Ordinary Share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of shares;

●	the instrument of transfer is properly stamped, if required;

●	the Ordinary Share transferred is fully paid and free of any lien in favor of us;

●	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; and

●	a fee of such maximum sum as the Nasdaq Capital Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register of members closed at such times and for such periods as our board of directors may, in their absolute discretion, from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Liquidation. If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Companies Act, pass a special resolution allowing the liquidator to do either or both of the following: (a) to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and (b) to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up. The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Calls on Shares and Forfeiture of Shares. Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate: (a) either alone or jointly with any other person, whether or not that other person is a shareholder; and (b) whether or not those monies are presently payable.

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At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within 14 clear days of the date on which the notice is deemed to be given under the articles, such notice has not been complied with.

Redemption, Repurchase, and Surrender of Shares. Subject to the Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors: (a) issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares; (b) with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and (c) purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Issuance of Additional Shares. Our post-offering amended and restated memorandum and articles of association authorizes our board of directors to issue additional shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Inspection of Books and Records. Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our corporate records (except for the memorandum and articles of association of our company, any special resolutions passed by our company and the register of mortgages and charges of our company). However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions. Some provisions of our post-offering amended and restated memorandum and articles of association may discourage, delay, or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that limit the ability of shareholders to requisition and convene general meetings of shareholders. Our authorized but unissued Ordinary Shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Ordinary Shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	is a company that conducts its business mainly outside the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

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●	is not required to open its register of members for inspection by shareholders of that company;

●	does not have to hold an annual general meeting;

●	may not issue negotiable or bearer shares but may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as an exempted limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent English statutory enactments and, accordingly, there are significant differences between the Companies Act and the current Companies Act of the United Kingdom. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the comparable laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies provided that the laws of the foreign jurisdiction permit such merger or consolidation. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property, and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a new consolidated company and the vesting of the undertaking, property, and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company, and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation that is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a dissenting shareholder of a Cayman constituent is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

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In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by seventy-five percent (75%) in value of the shareholders or class of shareholders, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest person of that class acting in respect of his or her interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

When a takeover offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, give notice to require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer that has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

●	a company acts act illegally or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

●	the act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority vote that has not been obtained; and

●	an act which constitutes a “fraud on the minority.” Where the wrongdoers are themselves in control of the company,

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty. Our post-offering amended and restated memorandum and articles of association provide to the extent permitted by Cayman Islands law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

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No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by the Companies Act, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer, or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith, and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time. We have the right to seek damages where certain duties owed by any of our directors are breached.

Shareholder Action by Written Resolution. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering amended and restated articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

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The Companies Act does not provide shareholders any right to bring business before a meeting or requisition a general meeting. However, these rights may be provided in the company’s memorandum and articles of association. Our post-offering amended and restated articles of association allow one or more of our shareholders who together hold not less than 10% of the rights to vote to requisition a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Other than this right to requisition a shareholders’ meeting, our amended and restated articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we may but are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled for a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our post-offering amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering amended and restated articles of association, directors may be removed, by an ordinary resolution of our shareholders. In addition, a director’s office shall be vacated if the director (i) is prohibited by the law of the Cayman Islands from acting as a director, (ii) is made bankrupt or makes any arrangement or composition with his creditors generally; (iii) only held office as a Director for a fixed term and such term expires; (iv) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; (v) resigns his or her office by notice in writing to the company; (vi) is removed from office pursuant to any other provisions of our post-offering amended and restated memorandum and articles of association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Companies Act, pass a special resolution allowing the liquidator to do either or both of the following: (a) to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and (b) to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up. The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies Act and our post-offering amended and restated articles of association, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our post-offering amended and restated memorandum and articles of association, our then effective memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our post-offering amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

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SHARES ELIGIBLE FOR FUTURE SALE

Upon the completion of this Offering, 1,250,000 Shares sold in this Offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Prior to this Offering, there has been no public market for our Shares, and while we plan to apply to list our Shares on Nasdaq, we cannot assure you that a regular trading market for our Shares will develop or be sustained after this Offering. Future sales of substantial amounts of Shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our Shares. Further, since a large number of our Shares will not be available for sale shortly after this Offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of our Shares in the public market after these restrictions lapse, or the perception that such sales may occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Lock-Up Agreements

We have agreed not to, for a period of eighteen (18) months from the closing date of this Offering, (a) offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of, except in this Offering, any of our securities, including but not limited to any options or warrants to purchase our Ordinary Shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our Ordinary Shares or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the representative of the underwriter; (b) file or caused to be filed any registration statement with the SEC relating to the offering of any capital shares or any securities convertible into or exercisable or exchangeable for capital shares; or (c) enter into any swap or other agreement or arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares.

Furthermore, each of our directors, executive officers and holders of five percent (5%) of more of our Ordinary Shares has also agreed to enter into a similar lock-up agreement for a period of six (6) months from the closing date of this Offering, subject to certain exceptions, with respect to our securities.

Other than this Offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our Ordinary Shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our Ordinary Shares may dispose of significant numbers of our Ordinary Shares in the future. We cannot predict what effect, if any, future sales of our Ordinary Shares, or the availability of Ordinary Shares for future sale, will have on the trading price of our Ordinary Shares from time to time. Sales of substantial amounts of our Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Ordinary Shares.

Rule 144

All of our Shares outstanding prior to this Offering are “restricted shares” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements. Under Rule 144 as currently in effect, a person who has beneficially owned our Shares for at least six months is generally entitled to sell the restricted securities without registration under the Securities Act beginning 90 days after the date of this prospectus, subject to certain additional restrictions.

Subject to the Lock-Up Agreements, our affiliates may sell within any three-month period a number of Shares that does not exceed the greater of the following:

●	1% of the then outstanding Shares of the same class, which will equal approximately 1,125,000 Shares immediately after this Offering assuming the over-allotment option is not exercised and 1,143,750 Shares assuming the over-allotment option is exercised in full; or

●	the average weekly trading volume of our Shares on Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Affiliates who sell restricted securities under Rule 144 may not solicit orders or arrange for the solicitation of orders, and they are also subject to notice requirements and the availability of current public information about us.

Persons who are not our affiliates are only subject to one of these additional restrictions, the requirement of the availability of current public information about us, and this additional restriction does not apply if they have beneficially owned our restricted shares for more than one year.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such Shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

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TAXATION

The following description is not intended to constitute a complete analysis of all tax considerations relating to the acquisition, ownership, and disposition of our Shares. You should consult your own tax advisor concerning the tax considerations of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign, or other taxing jurisdiction.

Cayman Islands Taxation

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding tax will be required on the payment of a dividend or capital to any holder of the Ordinary Shares nor will gains derived from the disposal of the Ordinary Shares be subject to Cayman Islands income or corporation tax.

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not party to any double tax treaties that are applicable to any payments made to or by our company. There are no foreign exchange controls or foreign exchange regulations or currency restrictions in the Cayman Islands.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (2021 Revision) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. The Company is required to comply with the economic substance requirements from July 1, 2019 and make an annual report in the Cayman Islands as to whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

Hong Kong Taxation

The following summary of certain relevant taxation provisions under the laws of Hong Kong is based on current law and practice and is subject to changes therein. This summary does not purport to address all possible tax consequences relating to purchasing, holding or selling the Ordinary Shares, and does not take into account the specific circumstances of any particular investors, some of whom may be subject to special rules. Accordingly, holders or prospective purchasers (particularly those subject to special tax rules, such as banks, dealers, insurance companies and tax-exempt entities) should consult their own tax advisors regarding the tax consequences of purchasing, holding or selling the Ordinary Shares. Under the current laws of Hong Kong:

●	No profit tax is imposed in Hong Kong in respect of capital gains from the sale of the Ordinary Shares.

●	Revenue gains from the sale of Ordinary Shares by persons carrying on a trade, profession or business in Hong Kong where the gains are derived from or arise in Hong Kong from the trade, profession or business will be chargeable to Hong Kong profits tax, which is currently imposed at the rate of 16.5% on corporations and at a maximum rate of 15% on individuals and unincorporated businesses.

●	Gains arising from the sale of Ordinary Shares, where the purchases and sales of Ordinary Shares are effected outside of Hong Kong such as, for example, on the New York Stock Exchange, should not be subject to Hong Kong profits tax.

According to the current tax practice of the Hong Kong Inland Revenue Department, dividends paid on the Ordinary Shares would not be subject to any Hong Kong tax.

No Hong Kong stamp duty is payable on the purchase and sale of the Ordinary Shares.

People’s Republic of China Taxation

According to the Enterprise Income Tax Law of the PRC (the “Income Tax Law”) and the Implementation Regulations of Enterprise Income Tax Law of the PRC, the enterprise income tax for both domestic and foreign-invested enterprises are unified at 25%.

According to the Income Tax Law, income such as dividends, rental, interest and royalty from the PRC derived by a non-resident enterprise which has no establishment in the PRC or has establishment but the income has no relationship with such establishment is subject to a 10% withholding tax, which may be reduced if the foreign jurisdiction of incorporation has a tax treaty with the PRC that provides for a different withholding arrangement, unless the relevant income is specifically exempted from tax under the applicable income tax laws, regulations, notices and decisions which relate to foreign invested enterprises and their investors.

According to the arrangement between mainland China and Hong Kong, the withholding tax rate for dividends paid by a PRC resident enterprise to a Hong Kong resident enterprise is 5%, if the Hong Kong enterprise owns at least 25% of the PRC enterprise. According to the Notice of the State Administration of Taxation on Issues Relating to the Administration of the Dividend Provision in Tax Treaties, the corporate recipients of dividends distributed by PRC enterprises must satisfy the direct ownership thresholds at all times during the twelve (12) consecutive months preceding the receipt of the dividends.

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Certain United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of the ownership and disposition of our Ordinary Shares. This summary applies only to U.S. Holders that hold our Ordinary Shares as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This summary is based on U.S. tax laws in effect as of the date of this prospectus, on U.S. Treasury regulations in effect or, in some cases, proposed as of the date of this prospectus, and judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which could apply retroactively and could affect the tax consequences described below. No ruling has been sought from the IRS with respect to any U.S. federal income tax considerations described below, and there can be no assurance that the IRS or a court will not take a contrary position. Moreover, this summary does not address the U.S. federal estate, gift, backup withholding, and alternative minimum tax considerations, or any state, local, and non-U.S. tax considerations, relating to the ownership and disposition of our Ordinary Shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

●	financial institutions or financial services entities;

●	underwriters;

●	insurance companies;

●	pension plans;

●	cooperatives;

●	regulated investment companies;

●	real estate investment trusts;

●	grantor trusts;

●	broker-dealers;

●	traders that elect to use a mark-to-market method of accounting;

●	governments or agencies or instrumentalities thereof;

●	certain former U.S. citizens or long-term residents;

●	tax-exempt entities (including private foundations);

●	persons liable for alternative minimum tax;

●	persons holding stock as part of a straddle, hedging, conversion or other integrated transaction;

●	persons whose functional currency is not the U.S. dollar;

●	passive foreign investment companies;

●	controlled foreign corporations;

●	persons that actually or constructively own 5% or more of the total combined voting power of all classes of our voting stock; or

●	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding Ordinary Shares through such entities.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL TAXATION TO THEIR PARTICULAR CIRCUMSTANCES, AND THE STATE, LOCAL, NON-U.S., OR OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES.

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For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Ordinary Shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Ordinary Shares and their partners are urged to consult their tax advisors regarding an investment in our Ordinary Shares.

Taxation of Dividends and Other Distributions on Our Ordinary Shares

As discussed under “Dividend Policy” above, we do not anticipate that any dividends will be paid in the foreseeable future. Subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income, in accordance with such U.S. Holder’s method of accounting for United States federal income tax purposes, as dividends the amount of any distribution paid on the Ordinary Shares to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under United States federal income tax principles). Such dividends paid by us will be taxable to a corporate U.S. Holder as dividend income and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower capital gains rate, provided that our Ordinary Shares are readily tradable on an established securities market in the United States and the U.S. Holder satisfies certain holding periods and other requirements. In this regard, shares generally are considered to be readily tradable on an established securities market in the United States if they are listed on Nasdaq, as our Ordinary Shares are expected to be.

Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Ordinary Shares. In the event that we do not maintain calculations of our earnings and profits under United States federal income tax principles, a U.S. Holder should expect that all cash distributions will be reported as dividends for United States federal income tax purposes. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any cash dividends paid with respect to our Ordinary Shares.

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on our Ordinary Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Taxation of Sale or Other Disposition of Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of Ordinary Shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such Ordinary Shares. Any capital gain or loss will be long term if the Ordinary Shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are currently eligible for reduced rates of taxation. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our Ordinary Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as our company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and cash equivalents are categorized as passive assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

No assurance can be given as to whether we may be or may become a PFIC, as this is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this Offering. Under circumstances where our revenue from activities that produce passive income significantly increase relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years. If we were classified as a PFIC for any year during which a U.S. Holder held our Ordinary Shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our Ordinary Shares even if we cease to be a PFIC in subsequent years, unless certain elections are made. Our U.S. counsel expresses no opinion with respect to our PFIC status for any taxable year.

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If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Ordinary Shares), and (ii) any gain realized on the sale or other disposition of Ordinary Shares. Under these rules,

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;

●	the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

●	the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each prior taxable year, other than a pre-PFIC year, of the U.S. Holder.

If we are treated as a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, or if any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of any lower-tier PFICs for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is “regularly traded” within the meaning of applicable U.S. Treasury regulations. If our Ordinary Shares qualify as being regularly traded, and an election is made, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Ordinary Shares held at the end of the taxable year over the adjusted tax basis of such Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Ordinary Shares over the fair market value of such Ordinary Shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our Ordinary Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

Furthermore, as an alternative to the foregoing rules, a U.S. Holder that owns stock of a PFIC generally may make a “qualified electing fund” election regarding such corporation to elect out of the PFIC rules described above regarding excess distributions and recognized gains. However, we do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If a U.S. Holder owns our Ordinary Shares during any taxable year that we are a PFIC, the U.S. Holder must generally file an annual Internal Revenue Service Form 8621 and provide such other information as may be required by the U.S. Treasury Department, whether or not a mark-to-market election is or has been made. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

You should consult your tax advisors regarding how the PFIC rules apply to your investment in our Ordinary Shares.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the Internal Revenue Service relating to an interest in “specified foreign financial assets,” including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds $50,000 (or a higher dollar amount prescribed by the Internal Revenue Service), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a U.S. financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the Internal Revenue Service and fails to do so.

In addition, dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to additional information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR ORDINARY SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

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UNDERWRITING

Under the terms and subject to the conditions of an underwriting agreement, the underwriters named below, for whom Kingswood Capital Partners, LLC is acting as the representative, lead managing underwriter and book-runner, have severally agreed to purchase, and we have agreed to sell to them, the number of our Ordinary Shares at the initial public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Underwriters	Number of Ordinary Shares
Kingswood Capital Partners, LLC

Total	1,250,000

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the Ordinary Shares subject to their acceptance of the Ordinary Shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to purchase the Ordinary Shares included in this Offering are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated, severally and not jointly, to purchase all the Ordinary Shares if any such Ordinary Shares are taken. However, the underwriters are not required to take or pay for the Ordinary Shares covered by the underwriters’ over-allotment option described below.

We have granted to the underwriters an option, exercisable for 45 days after the closing of the Offering, to purchase up to 187,500 additional Ordinary Shares at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this Offering contemplated by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional Ordinary Shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of Ordinary Shares listed next to the names of all underwriters in the preceding table.

The underwriters initially propose to offer part of the Ordinary Shares directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $             per Ordinary Share under the initial public offering price. After the initial offering of the Ordinary Shares, the offering price and other selling terms may from time to time be varied by the representative. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

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Discount, Commissions and Expenses

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this Offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Ordinary Shares.

	Per Ordinary Share	Total Without Exercise of Over-allotment Option	Total With Full Exercise of Over-allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions (7.5%)	$	$	$
Proceeds, before expenses, to us	$	$	$

We will also pay to the representative, by deduction from the net proceeds of the offering contemplated herein, a non-accountable expense allowance equal to one percent (1.0%) of the gross proceeds (including any proceeds from the exercise of the over-allotment option) received by us from the sale of our Ordinary Shares.

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts and commissions and non-accountable expense allowance, will be approximately $          , including a maximum aggregate reimbursement of $175,000 of representative’s accountable expenses.

We have agreed to pay advance (the “Advance”) expense deposits of an aggregate of $90,000 to the representative for its anticipated out-of-pocket expenses. Any expense deposits will be returned to us to the extent the representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We have agreed to reimburse the representative’s accountable expenses of the offering, up to $175,000 (inclusive of the Advance), including, but not limited to: (i) the legal and due diligence fees and expenses incurred by or paid on behalf of the representative (including costs of background checks on our directors and officers); (ii) the reasonable cost for road show meetings and preparation of the roadshow presentation; (iii) all reasonable travel and lodging expenses incurred by the representative in connection with the roadshow; and (iv) “tombstone or Lucite” advertisements.

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The representative is entitled to a fee with respect to future financings of equity, equity-linked or debt or other capital raising activity (other than the exercise by any person or entity of any options, warrants or other convertible securities) consummated with investors introduced by the representative since the engagement of the underwriters to date, provided that the future financing is consummated at any time within the twelve (12) months period following the earlier of the expiration or termination of our engagement of the underwriters and subject to compliance with FINRA Rule 5110(g)(5)(B).

Representative’s Warrants

In addition to the foregoing, we have agreed to issue warrants to the representative of the underwriters to purchase such number of Ordinary Shares equal to five percent (5%) of the total number of Ordinary Shares sold in this Offering (including any Ordinary Share sold pursuant to the exercise of the over-allotment option). Such warrants shall have an exercise price equal to 120% of the offering price of the Ordinary Shares sold to investors in this Offering and may be exercised on a cashless basis. The Representative’s Warrants will be exercisable from the commencement of sales of this Offering and will terminate on the fifth anniversary of the commencement of sales for this Offering. Furthermore, the Representative’s Warrants and the underlying Ordinary Shares will be deemed compensation by FINRA, and therefore will be subject to compliance with FINRA Rule 5110. In accordance with FINRA Rule 5110(e)(1), and except as otherwise permitted by FINRA rules, neither the Representative’s Warrants nor any of our Ordinary Shares issued upon exercise of the Representative’s Warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities for a period of 180 days immediately following the commencement of sales of this Offering. In addition, although the Representative’s Warrants and the underlying Ordinary Shares will be registered by the registration statement of which this prospectus forms a part, we have also agreed that the Representative’s Warrants will provide for unlimited piggyback registration and one demand registration right at our expense and an additional demand registration right at the holder’s expense for a period of five (5) years from commencement of sales of this Offering in compliance with FINRA Rule 5110(g)(8).

We will bear all fees and expenses attendant to registering the Ordinary Shares issuable upon exercise of the Representative’s Warrants. The exercise price and number of Ordinary Shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances, in accordance with FINRA Rule 5110(g)(8).

Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC.

Indemnification; Indemnification Escrow

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

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Concurrently with the execution and delivery of the underwriting agreement, the Company will set up an escrow account with a third-party escrow agent in the United States and will fund such account with $400,000 from the offering proceeds that may be utilized by the underwriters to fund any bona fide indemnification claims of the underwriters arising during the 12-month period following the closing of the Offering. The escrow account will be interest bearing. All funds that are not subject to an indemnification claim will be returned to us after the applicable period expires. The Company will pay the reasonable fees and expenses of the escrow agent.

Lock-Up Agreements

Our directors and officers and holders of five percent (5%) or more of our outstanding shares as of the effective date of this registration statement will enter into customary “lock-up” agreements in favor of the underwriters for a period of six (6) months from the closing of this Offering. We have agreed with the underwriters that for a period of eighteen (18) months from the closing of this Offering, we will not (a) offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of any of our securities, subject to certain exceptions, without prior consent of the representative of the underwriters; (b) file or caused to be filed any registration statement with the SEC relating to the offering of any capital shares or any securities convertible into or exercisable or exchangeable for capital shares; or (c) enter into any swap or other agreement or arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares.

The representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lock-up agreements, the representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

Nasdaq Listing

We have applied to list our Ordinary Shares on the Nasdaq under the symbol “STAK” on or promptly after the date of this prospectus. At this time, Nasdaq has not yet approved our application to list our Ordinary Shares.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by Representative or by its affiliates. Other than the prospectus in electronic format, the information on the Representative’s website and any information contained in any other website maintained by it is not part of this prospectus or the registration statement, has not been approved and/or endorsed by us or the Representative in its capacity as an underwriter, and should not be relied upon by investors.

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Any underwriter who is a qualified market maker on the Nasdaq may engage in passive market making transactions on the Nasdaq in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the Offering, before the commencement of offers or sales. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

No Prior Public Market

Prior to this Offering, there has been no public market for our securities and the public offering price for our Ordinary Shares will be determined through negotiations between us and the representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the representative believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. The offering price for our Ordinary Shares in this Offering has been arbitrarily determined by the Company in its negotiations with the underwriters and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the Ordinary Shares offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our Ordinary Shares. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our Ordinary Shares. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

●	Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this Offering is in progress.

●	Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than they purchase from us in this Offering. In order to cover the resulting short position, the managing underwriter may exercise the overallotment option described above and/or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of Ordinary Shares covered by the registration statement.

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●	Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.

●	A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the ordinary shares originally sold by the underwriter were later repurchased by the managing underwriter and therefore was not effectively sold to the public by such underwriter.

Stabilization, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Ordinary Shares or preventing or retarding a decline in the market price of our Ordinary Shares. As a result, the price of our Ordinary Shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our Ordinary Shares. These transactions may occur on the Nasdaq or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and certain of their affiliates may, in the future, engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions and expenses. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their clients. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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Offers Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Ordinary Shares offered by this prospectus in any jurisdiction where action for that purpose is required. The Ordinary Shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Ordinary Shares offered by this prospectus in any jurisdiction in which such an offer or solicitation is unlawful.

Notice to Prospective Investors in Hong Kong

The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our Ordinary Shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our Ordinary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to Prospective Investors in the People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the Ordinary Shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

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EXPENSES OF THE OFFERING

Set forth below is an itemization of the total expenses, excluding the underwriting discounts and commissions and non-accountable expense allowance, which are expected to be incurred in connection with the sale of Ordinary Shares in this Offering. With the exception of the registration fee payable to the SEC, the Nasdaq Capital Market listing fee and the filing fee payable to Financial Industry Regulatory Authority, Inc., or FINRA, all amounts are estimates.

SEC registration fee	$933
The Nasdaq Capital Market listing fee	$50,000
FINRA filing fee	$1363
Printing and engraving expenses	$6,495
Legal fees and expenses	$588,714
Accounting fees and expenses	$580,500
Transfer agent and registrar fee and expenses	$547
Miscellaneous	$174,331
Total	$1,402,883

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LEGAL MATTERS

Loeb & Loeb LLP is acting as counsel to our Company regarding U.S. securities law matters. The validity of the Ordinary Shares offered hereby will be passed upon for us by Ogier. Ellenoff Grossman & Schole LLP is advising the underwriters in connection with the Offering. Legal matters as to PRC law will be passed upon for us by DeHeng Law Offices (Shenzhen) and for the underwriter by Jincheng Tongda & Neal Law Firm. Loeb & Loeb LLP may rely upon Ogier with respect to matters governed by Cayman Islands law and DeHeng Law Offices (Shenzhen) with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements as of June 30, 2024 and 2023 and for each of the years then ended included in this prospectus have been so included in reliance on the report of HTL International, LLC, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing. The office of HTL International, LLC is located at 12 Greenway Plaza, Suite 1100, Houston, TX 77046.

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ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions, and the availability of professional and support services. The Cayman Islands, however, has a less exhaustive body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

Substantially all of our assets are located in the PRC. In addition, most of our directors and officers are nationals or residents of the PRC and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Ogier, our counsel with respect to the laws of the Cayman Islands has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of United States courts obtained against us predicated upon the civil liability provisions of the securities laws of the United States and (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Ogier has further advised us that there is no statutory enforcement laws in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment: (i) is given by a foreign court of competent jurisdiction; (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given ; (iii) is final; (iv) is not in respect of taxes, a fine or a penalty; (v) was not obtained by fraud; and (vi) is not of a kind the enforcement of which is contrary to natural justice or public policy of the Cayman Islands.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

DeHeng Law Offices (Shenzhen) has further advised us that there are currently no statutes, treaties, or other forms of reciprocity between the United States and The PRC providing for the mutual recognition and enforcement of court judgments. Under The PRC laws, a foreign judgment cannot be directly or summarily enforced in the PRC. The judgment must first be recognized by the PRC court either under applicable the PRC laws or in accordance with common law principles. For the PRC courts to accept the jurisdiction for recognition of a foreign judgment, the foreign country where the judgment is made must be a reciprocating country expressly specified and listed in the Reciprocal Enforcement of Judgments Act 1958, Maintenance Orders (Facilities for Enforcement) Act 1949 or Probate and Administration Act 1959. As the United States is not one of the countries specified under the statutory regime where a foreign judgment can be recognized and enforced in the PRC, a judgment obtained in the United States must be enforced by commencing fresh proceedings in a PRC court. The requirements for a foreign judgment to be recognized and enforceable in the PRC are: (i) the party to such judgment apply directly to the intermediate people’s court of the PRC which has jurisdiction for recognition and enforcement, or the foreign court, pursuant to the provisions of the international treaty concluded or acceded to by the country of the foreign country and the PRC or under the principle of reciprocity, request for recognition and enforcement by the PRC court; (ii) the foreign court must have had jurisdiction accepted by a the PRC court; (iii) the judgment was not obtained by fraud; (iv) the enforcement of the judgment must not contravene the basic principles of the laws of PRC or the sovereignty, security and public interests of the PRC; (v) the people’s court has not made a judgment or ruling on the same dispute and has not recognized the judgment or ruling made by a court of a third country for the same dispute; (vi) the proceedings in which the judgment was obtained were not opposed to natural justice; and (vii) the judgment must be final and conclusive.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form F-1 under the Securities Act, including amendments and relevant exhibits and schedules, covering the underlying Shares represented by the Shares to be sold in this Offering.

Our SEC filings, including the Registration Statement on Form F-1, are also available to you on the SEC’s website at http://www.sec.gov.

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STAK INC. AND SUBSIDIARIES

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

STAK INC.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of STAK INC. and its subsidiaries (the “Company”) as of June 30, 2024 and 2023, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2024 and 2023 and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ HTL International, LLC

HTL International, LLC

We have served as the Company’s auditor since 2023.

Houston, Texas

October 18, 2024

F-2

STAK INC.

CONSOLIDATED BALANCE SHEETS

(Expressed in U.S. dollars, except for the number of shares)

	As of June 30,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$658,154	$593,199
Accounts receivable, net	3,485,523	4,016,773
Inventories	8,282,243	6,182,638
Advances to suppliers, net	1,427,849	526,688
Amounts due from a related party	133,482	-
Prepayments and other current assets, net	680,496	366,085
Deferred offering costs	627,604	157,015
Total current assets	15,295,351	11,842,398

Non-current assets:
Property and equipment, net	2,582,713	2,898,376
Intangible asset, net	62,241	67,401
Right-of-use assets, net	38,197	27,901
Deferred tax assets	506,523	166,010
Other assets	297,696	-
Total non-current assets	3,487,370	3,159,688

Total assets	$18,782,721	$15,002,086

Liabilities and shareholder’s equity

Liabilities
Current liabilities:
Accounts payable	$746,134	$3,303,771
Deferred revenues	-	384,532
Amounts due to related parties	42,487	258,106
Accrued expenses and other current liabilities	1,293,243	389,560
Short-term borrowings	4,334,544	1,448,016
Operating lease liabilities, current	-	39,265
Income tax payable	1,668,400	1,058,199
Total current liabilities	8,084,808	6,881,449

Non-current liabilities:
Long-term borrowings	116,964	-
Total non-current liabilities	116,964	-

Total liabilities	$8,201,772	$6,881,449

Commitments and contingencies

Shareholder’s equity
Ordinary shares (par value of $0.001 per share; 50,000,000 shares authorized; 10,000,000 shares issued and outstanding as of June 30, 2024 and 2023) *	10,000	10,000
Subscription receivable	-	(10,000)
Additional paid in capital	4,249,517	4,209,517
Statutory reserve	672,402	425,924
Retained earnings	6,037,573	3,842,277
Accumulated other comprehensive loss	(388,543)	(357,081)
Total shareholders’ equity	10,580,949	8,120,637

Total liabilities and shareholder’s equity	$18,782,721	$15,002,086

* The shares and per share information are presented on a retroactive basis to reflect the reorganization and the shares surrender (Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

F-3

STAK INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Expressed in U.S. dollars, except for number of shares)

	For the Years Ended June 30,
	2024	2023

Revenues	$18,918,847	$21,146,463
Cost of revenues	(13,245,171)	(14,385,492)
Gross profit	5,673,676	6,760,971

Operating expenses:
Selling and marketing expenses	(653,218)	(1,177,448)
General and administrative expenses	(544,304)	(579,353)
Research and development expenses	(1,677,456)	(1,371,912)
Total operating expenses	(2,874,978)	(3,128,713)

Operating income	2,798,698	3,632,258

Other (expense) income:
Interest expense, net	(126,373)	(52,349)
Government subsidies	45,638	595,593
Total other (expense) income, net	(80,735)	543,244

Income before income tax expense	2,717,963	4,175,502
Income tax expense	(276,189)	(715,040)
Net income	2,441,774	3,460,462

Net income per ordinary share:
Earnings per share, basic and diluted *	$0.24	$0.35

Weighted average number of shares outstanding, basic and diluted *	10,000,000	10,000,000

Net income	$2,441,774	$3,460,462
Foreign currency translation adjustments	(31,462)	(279,973)
Total comprehensive income	$2,410,312	$3,180,489

* The shares and per share information are presented on a retroactive basis to reflect the reorganization (Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

F-4

STAK INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Expressed in U.S. dollars, except for number of shares)

	Ordinary shares		Subscription	Additional paid in	Statutory	Retained	Accumulated other comprehensive	Total shareholders’
	Shares *	Amount	receivable	capital	reserve	earnings	loss	equity
Balance as of July 1, 2022	10,000,000	$10,000	$(10,000)	$549,764	$78,635	$729,104	$(77,108)	$1,280,395
Contribution from shareholders	-	-	-	3,659,753	-	-	-	3,659,753
Net income	-	-	-	-	-	3,460,462	-	3,460,462
Appropriation to statutory reserve	-	-	-	-	347,289	(347,289)	-	-
Foreign currency translation adjustments	-	-	-	-	-	-	(279,973)	(279,973)
Balance as of June 30, 2023	10,000,000	$10,000	$(10,000)	$4,209,517	$425,924	$3,842,277	$(357,081)	$8,120,637
Contribution from shareholders	-	-	10,000	40,000	-	-	-	50,000
Net income	-	-	-	-	-	2,441,774	-	2,441,774
Appropriation to statutory reserve	-	-	-	-	246,478	(246,478)	-	-
Foreign currency translation adjustments	-	-	-	-	-	-	(31,462)	(31,462)
Balance as of June 30, 2024	10,000,000	$10,000	$-	$4,249,517	$672,402	$6,037,573	$(388,543)	$10,580,949

* The shares and per share information are presented on a retroactive basis to reflect the reorganization and the shares surrender (Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

F-5

STAK INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in U.S. dollars)

	For the Years Ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	2,441,774	3,460,462
Adjustments to reconcile net income to net cash used in operating activities:	-	-
Provision for credit losses (bad debt recovery)	(17,508)	92,358
Depreciation of property and equipment	328,563	322,737
Amortization of intangible asset	5,042	3,056
Amortization of operating lease right-of-use asset	30,271	39,257
Deferred income tax	(342,877)	(145,992)
Changes in operating assets and liabilities:	-	-
Accounts receivable	529,647	(3,465,216)
Advances to suppliers	(907,610)	(507,412)
Inventories	(2,125,531)	(3,364,874)
Amounts due from/due to related parties	(350,582)	(369,642)
Prepayments and other current assets	(47,884)	640,661
Other assets	(299,443)	-
Accounts payable	(2,565,379)	481,279
Deferred revenues	(385,941)	306,223
Income tax payable	616,111	860,995
Accrued expenses and other current liabilities	436,148	176,476
Operating lease liabilities	(80,098)	(60,046)
Net cash used in operating activities	(2,735,297)	(1,529,678)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(17,427)	(2,522,408)
Purchase of intangible asset	-	(73,343)
Loans to third parties	(553,649)	(599,689)
Collection of loans to third parties	297,863	239,876
Net cash used in investing activities	(273,213)	(2,955,564)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contribution from shareholders	50,000	3,659,753
Proceeds from short-term bank loans	5,501,882	1,980,196
Proceeds from long-term bank loans	117,650	-
Repayments of short-term bank loans	(2,595,228)	(681,588)
Net cash provided by financing activities	3,074,304	4,958,361

Effect of exchange rate changes on cash and cash equivalents	(839)	88,167

Net increase in cash and cash equivalents	64,955	561,286
Cash and cash equivalents, at beginning of the year	593,199	31,913
Cash and cash equivalents, at end of the year	$658,154	$593,199

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Income taxes paid	3,058	3,773
Income taxes refund	-	4,702
Interest paid	120,602	52,740

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:
Additions of right-of-use assets	$56,085	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-6

STAK INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars, except for number of shares)

NOTE 1 - ORGANIZATION AND PRINCIPAL ACTIVITIES

STAK Inc. (“STAK”) was incorporated as an exempted holding company under the laws of Cayman Islands on May 9, 2023. STAK does not conduct any substantive operations on its own, but instead conducts its business operations through its wholly-owned subsidiary in the People’s Republic of China (the “PRC”) and the subsidiary of such entity. STAK and its subsidiaries are hereinafter collectively referred to as “the Company”. The Company is engaged in the design, production and sales of oilfield specific vehicles and related vehicles components, and provides automatic solution for oilfield specific vehicles in PRC.

Reorganization

In preparation for its initial public offering, the Company completed a reorganization on September 19, 2023 (the “Reorganization”), which involved the following steps:

●	on May 9, 2023, STAK was established under the laws of Cayman Islands, and is controlled by Mr. Chuanbo Jiang;

●	on May 15, 2023, STAK Holdings Limited (“STAK HK”) was incorporated in Hong Kong as a wholly-owned subsidiary of STAK;

●	on August 4, 2023, STAK (Changzhou) Intelligent Technology Co., Ltd. (“STAK Changzhou” or “WFOE”) was established as a wholly-owned subsidiary of STAK HK in the PRC; and

●	on September 19, 2023, WFOE acquired 100% equity interest of YLAN Technology (Changzhou) Co., Ltd. (“YLAN”).

On September 19, 2023, WFOE and the shareholders of YLAN entered into a share purchase agreement to purchase 100% equity shares of YLAN. Immediately before and after the Reorganization, Mr. Chuanbo Jiang controls over 50% of equity interest of these entities, and the Reorganization has been treated as a corporate restructuring of entities under common control. Thus, the current capital structure has been retroactively presented in prior periods as if such structure existed at that time, and the entities are presented on a consolidated basis for all periods to which such entities were under common control. The results of these subsidiaries are included in the financial statements for both years ended June 30, 2024 and 2023. The discussion and presentation of financial statements herein assumes the completion of the Reorganization, which is accounted for retroactively as if it occurred on July 1, 2021 in accordance with ASC805-50-45-5, and the equity has been restated to reflect the change, as well.

On May 20, 2024, the Company effected a one thousand-for-one subdivision of shares to shareholders, which increased the total number of authorized and issued ordinary shares of 50,000 to 50,000,000 and decreased the par value of ordinary shares from $1 to $0.001. Then the shareholders surrendered a pro-rata number of ordinary shares of 40,000,000 to the Company for no consideration and thereafter cancelled. Following the surrender, the issued and outstanding ordinary shares were 10,000,000 of par value of $0.001 per share. All share and per share data in the consolidated financial statements have been retroactively adjusted to reflect the surrender as if it has occurred at the beginning of the earliest period presented.

The consolidated financial statements reflect the activities of STAK and each of the following entities as of June 30, 2024:

Name	Date of Incorporation	Place of Incorporation	Percentage of effective ownership	Principal Activities
STAK Holdings Limited (“STAK HK”)	May 15, 2023	Hong Kong	100%	Holding company
STAK (Changzhou) intelligent Technology Co., Ltd. (“STAK Changzhou” or “WFOE”)	August 4, 2023	PRC	100%	Holding company
YLAN Technology (Changzhou) Co., Ltd. (“YLAN”)	June 18, 2020	PRC	100%	design, production and sales of oilfield-specialized production and maintenance equipment, and provide automatic solution for them
Changzhou Zhongshan intelligent Equipment Co., Ltd. (“Zhongshan Co”)	April 8, 2022	PRC	100%	design, collaborate production and sales of specialized oilfield vehicles

F-7

STAK INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars, except for number of shares)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the financial statements of STAK, and its subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation.

(b)	Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. The Company continually evaluates these estimates and assumptions based on the most recently available information, historical experience and various other assumptions that the Company believes to be reasonable under the circumstances. Significant accounting estimates reflected in the Company’s consolidated financial statements include, but are not limited to, estimates and judgments applied in determination of provision for doubtful accounts, lower of cost and net realizable value of inventories, impairment losses for long-lived assets, valuation allowance for deferred tax assets and uncertain tax position. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

(c)	Fair value measurement

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. These tiers include:

Level 1—defined as observable inputs such as quoted prices in active markets;

Level 2—defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

Level 3—defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The carrying amounts of the Company’s financial instruments approximate their fair values because of their short-term nature. The Company’s financial instruments include cash and cash equivalents, accounts receivable, prepayments and other current assets, amount due from and due to related parties, accounts payable and accrued expenses and other current liabilities.

(d)	Foreign currency translation and transactions

The reporting currency of the Company is the U.S. dollar (“USD” or “$”). The functional currency of subsidiaries located in China is the Chinese Renminbi (“RMB”), the functional currency of subsidiary located in Hong Kong is the Hong Kong dollars (“HK$”). For the entities whose functional currency is the RMB and HK$, results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments are reported as foreign currency translation adjustment and are shown as a separate component of other comprehensive income or loss in the consolidated statements of income and comprehensive income.

Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

The consolidated balance sheets amounts, with the exception of equity, on June 30, 2024 and 2023 were translated at RMB7.2672 to $1.00 and RMB7.2513 to $1.00, respectively. Equity accounts were stated at their historical rates. The average translation rates applied to consolidated statements of income and comprehensive income and cash flows for the years ended June 30, 2024 and 2023 were RMB7.2248 to $1.00 and RMB6.9536 to $1.00, respectively.

F-8

STAK INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars, except for number of shares)

(e)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, bank deposits and short-term, highly liquid investments that are readily convertible to known amounts of cash and have insignificant risk of changes in value related to changes in interest rates and have original maturities of three months or less when purchased.

(f)	Accounts receivable

Accounts receivable are stated at the original amount less an allowance for credit losses. Accounts receivable, net are recognized in the period when the Company has provided services to its customers and when its right to consideration is unconditional.

On July 1, 2023, the Company adopted ASU 2016-13, “Financial Instruments — Credit Losses (Accounting Standards Codification (“ASC” Topic 326): Measurement on Credit Losses on Financial Instruments”, including certain subsequent amendments, transitional guidance and other interpretive guidance within ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-11, ASU 2020-02 and ASU 2020-03 (collectively, including ASU 2016-13, “ASC 326”). ASC 326 introduces an approach based on expected losses to estimate the allowance for credit losses, which replaces the previous incurred loss impairment model.

The Company evaluates its accounts receivable for expected credit losses on a regular basis. The Company maintains an estimated allowance for credit losses to reduce its accounts receivable to the amount that it believes will be collected. The Company’s estimation of allowance for credit losses considers factors such as historical credit loss experience, age of receivable balances, current market conditions, reasonable and supportable forecasts of future economic conditions, as well as an assessment of receivables due from specific identifiable counterparties to determine whether these receivables are considered at risk or uncollectible. The Company adjusts the allowance percentage periodically when there are significant differences between estimated bad debts and actual bad debts. If there is strong evidence indicating that the accounts receivable is likely to be unrecoverable, the Company also makes specific allowance in the period in which a loss is determined to be probable. Accounts receivable balances are written off after all collection efforts have been exhausted.

(g)	Inventories

Inventories are stated at the lower of cost or net realizable value. The cost of raw materials is determined on the basis of weighted average. The cost of finished goods is determined on the basis of weighted average and comprises direct materials, direct labor cost and an appropriate proportion of overhead.

Net realizable value is based on estimated selling prices less selling expenses and any further costs of completion. Adjustments to reduce the cost of inventory to net realizable value are made, if required, for estimated excess, obsolescence, or impaired balances. Write-downs are recorded in the consolidated statements of income and comprehensive income.

(h)	Property and equipment, net

Property and equipment are carried at cost less accumulated depreciation and any impairment. Depreciation is calculated over the asset’s estimated useful life, using the straight-line method. Leasehold improvements are amortized over the life of the asset or the term of the lease, whichever is shorter. Estimated useful lives are as follows:

Categories	Estimates of useful lives	Estimates of residual values
Office equipment	3 years	5%
Machinery and equipment	10 years	5%
Transportation equipment	10 years	5%

The Company reassesses the reasonableness of the estimates of useful lives and residual values of long-lived assets when events or changes in circumstances indicate that the useful lives and residual values of a major asset or a major category of assets may not be reasonable. Factors that the Company considers in deciding when to perform an analysis of useful lives and residual values of long-lived assets include, but are not limited to, significant variance of a business or product line in relation to expectations, significant deviation from industry or economic trends, and significant changes or planned changes in the use of the assets. The analysis will be performed at the asset or asset category with the reference to the assets’ conditions, current technologies, market, and future plan of usage and the useful lives of major competitors.

The cost of maintenance and repair is charged to expenses as incurred, whereas significant renewals and betterments are capitalized.

The Company constructs certain of its property including recodifications and improvement of its office buildings. Depreciation is recorded at the time assets are ready for the intended use.

F-9

STAK INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars, except for number of shares)

(i)	Intangible assets, net

Intangible assets are carried at cost less accumulated amortization and any recorded impairment. Intangible assets are amortized using the straight-line approach over the estimated economic useful lives of the assets as follows:

Category	Estimated useful life
Patent	20 years

(j)	Deferred offering costs

Deferred offering costs consist of legal, accounting and other expenses incurred through the reporting date that are directly related to an anticipated offering and that will be charged as a reduction against additional paid-in capital upon the completion of the offering. Should the offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

(k)	Impairment of long-lived assets

The Company evaluates the recoverability of long-lived assets or asset group with determinable useful lives whenever events or changes in circumstances indicate that an asset or a group of assets’ carrying amount may not be recoverable. The Company measures the carrying amount of long-lived asset against the estimated undiscounted future cash flows expected to result from the use of the assets or asset group and their eventual disposition. The carrying amount of the long-lived asset or asset group is not recoverable when the sum of the undiscounted expected future net cash flows is less than the carrying value of the asset being evaluated. Impairment loss is calculated as the amount by which the carrying value of the asset exceeds its fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets or asset group, when the market prices are not readily available. The adjusted carrying amount of the assets becomes new cost basis and is depreciated over the assets’ remaining useful lives. Long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. The impairment test is performed at the asset group level. The Company did not record any impairment charge for the years ended June 30, 2024 and 2023.

(l)	Revenue recognition

The Company adopted ASC Topic 606 Revenue from Contracts with Customers with a date of the initial application of July 1, 2021 using the modified retrospective method.

The Company generates revenues primarily from sales of specialized oilfield vehicles, sales of specialized oilfield equipment, automation solutions service and others. In accordance with Revenue from Contracts with Customers (“ASC 606”), revenues from contracts with customers are recognized when or as the control of the services or goods is transferred to the customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services net of business tax and value added tax. Revenue recognition policies for each type of revenue stream are as follows:

F-10

STAK INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars, except for number of shares)

(l)	Revenue recognition - continued

Sales of specialized oilfield vehicles and specialized oilfield equipment

The Company sells products of specialized oilfield equipment and specialized oilfield vehicles. Among which the equipment and components of specialized oilfield vehicles are designed and manufactured by the Company; the vehicles are outsourced to qualified specialized vehicle manufacturing companies for integration and production of the Company’s produced core equipment and components. The Company generates revenues from sales of specialized oilfield vehicles and specialized oilfield equipment through contracts with customers. The Company identifies only one performance obligation to provide customers with the specific vehicle or equipment at a fixed price stated in the contracts.

The Company provides standard manufacturer’s warranty promise to general repairs on delivered specialized oilfield vehicles or specialized oilfield equipment if it does not perform as expected. The Company considers the warranty it provided not as an incremental service to customers, but rather an assurance of the product’s quality. Therefore, it is an assurance-type warrant, not a separate performance obligation, and should be accounted for in accordance with ASC 460, Guarantees. Because the Company has not experienced any claim for products, the Company does not recognize assurance-type warranty liability bases on the best estimation. The Company regularly reevaluates the estimates to assess the adequacy of the recorded warranty liabilities and adjust the amounts as necessary.

The revenue is recognized at a point in time upon the controls of the promised products are transferred to the customers. This occurs when the customers either pick up the products themselves or when the products are delivered to the customers’ designated place and accepted by them. Payment terms for product sales are generally 6 months after the control of products is transferred to the customers. The Company is deemed as the principal, recognizing revenue on a gross basis as the Company is primarily responsible for fulfilling the contract, bears the inventory risk as the processed specialized oilfield vehicles and equipment are stored in the Company’s warehouse before sales and it has the controls and ownership over the products, and has the discretion in establishing the sales price.

Service income from automation solutions

The Company provides corporate customers with automation solutions services, with multiple promises in the service contract, including software development, training, debugging, and other services for oilfield-specialized production and maintenance equipment. The software development, training, debugging, and other services are provided to customers prior to their acceptance of the developed software or function, and are not distinct because they are highly interdependent and interrelated with one another, integrated together as inputs to provide an combined output, that is to provide a well-developed software or function to corporate customers.

Therefore, the Company identifies only one performance obligation to provide corporate customers with the automation solutions services at a fixed price stated in the contracts. Corporate customers would not receive and consume the benefits before the delivery of the developed software or function. Both the corporate customers and the Company have the unilateral right to terminate the contract at any time with compensation, which would be further agreed by each party upon termination if any. In addition, the Company would control the source code and script of the software or function and would not have the enforceable right to the payment until the delivery of the developed software or function, therefore, the revenue is recognized at a point in time upon the corporate customers’ acceptance of the developed software or function. Payment terms are generally set at 6 months after the completion of the service. The Company is deemed as the principal, recognizing revenue on a gross basis as the Company is primarily responsible for fulfilling the contract, bears the inventory risk, and has the discretion in establishing the sales price.

Others

Other revenue primarily derives from sales of parts and materials, such as integrated circuits, box iron and backlight panels, etc. Payment terms for sales of parts and materials are generally 4 months after the control of products is transferred to the customers. The Company evaluates if it is a principal or an agent in a transaction to determine whether revenue should be recorded on a gross or net basis. Generally, the Company is deemed as the principal when it is primarily responsible for fulfilling the contract, bears the inventory risk, and has the discretion in establishing the sales price, and revenue is recognized on a gross basis. The Company is acting as the agent if it is not primarily responsible for fulfilling the contract, does not bear the inventory risk, and does not have the discretion in establishing the sales price, and revenue is recognize on a net basis. The Company recognizes revenue from sales of parts and materials at a point in time upon the customer’s acceptance of the parts and materials.

For all the revenue streams, the contract payment is not subject to any refund, sales incentives, cancellation or termination provision. Nor has the Company makes such payments.

The following table disaggregates the Company’s revenues by product line for the years ended June 30, 2024 and 2023:

	For the Years Ended June 30,
	2024	2023
Sales of specialized oilfield equipment	$8,877,804	$13,919,600
Sales of specialized oilfield vehicles	5,406,586	6,361,812
Service income from automation solutions	1,763,018	271,462
Others	2,871,439	593,589
Net revenues	$18,918,847	$21,146,463

Contract Balances

Timing of revenue recognition was once the Company has determined that the customer has obtained control over the product. Accounts receivable represent revenues recognized for the amounts invoiced and/or prior to invoicing when the Company has satisfied its performance obligation and has an unconditional right to the payment.

Deferred revenue primarily represents the Company’s obligation to transfer additional goods or services to a customer for which the Company has received consideration. The consideration received remains a contractual liability until goods or services have been provided to the customer. The amount of revenue recognized during the years ended June 30, 2024 and 2023 that was previously included in the deferred revenue as of June 30, 2024 and 2023 was $384,532 and $98,386, respectively.

F-11

STAK INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars, except for number of shares)

(m)	Cost of revenues

Cost of revenues mainly consists of manufacturing and purchase cost of raw materials, depreciation and other overhead expenses.

(n)	Selling and marketing expenses

Selling and marketing expenses mainly consist of commission. Selling and marketing expenses are expensed as incurred.

(o)	General and administrative expenses

General and administrative expenses mainly consist of (i) salaries and welfare expenses, (ii) allowance for doubtful accounts and (iii) professional fees.

(p)	Research and development expenses

The Company’s research and development (“R&D”) expenses primarily consist of (i) materials in relation to testing materials; and (ii) design and development expenses, which primarily include fees payable to third-party suppliers for designing and testing. The research and development expenses are mainly driven by the stage and scale of our equipment development. The Company follows the guidance in FASB ASC 730-10.

(q)	Employee benefits

The Company’s subsidiaries incorporated in the PRC participate in a government mandated, multiemployer, defined contribution plan, pursuant to which certain retirement, medical, housing, and other welfare benefits are provided to employees. PRC labor laws require the entities incorporated in the PRC to pay to the local labor bureau a monthly contribution calculated at a stated contribution rate on the monthly basic compensation of qualified employees. The Company has no further commitments beyond its monthly contribution. Employee social benefits included in the accompanying consolidated statements of income and comprehensive income amounted to $112,387 and $103,570 for the years ended June 30, 2024 and 2023, respectively.

(r)	Government subsidies

The Company’s PRC based subsidiaries received government subsidies from certain local governments. The Company’s government subsidies are the subsidies that the local government has not specified its purpose for and are not tied to future trends or performance of the Company, receipt of such subsidy income is not contingent upon any further actions or performance of the Company and the amounts do not have to be refunded under any circumstances.

Government subsidies are recognized as other income upon receipt as further performance by the Company is not required.

(s)	Income taxes

Current income taxes are recorded in accordance with the regulations of the relevant tax jurisdiction. The Company accounts for income taxes under the asset and liability method in accordance with ASC 740, Income Tax. Under this method, deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between carrying amounts of existing assets and liabilities in the consolidated financial statements and their respective tax basis, and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of comprehensive income in the period of change. Valuation allowances are established when necessary to reduce the amount of deferred tax assets if it is considered more likely than not that amount of the deferred tax assets will not be realized.

Uncertain tax positions

The guidance on accounting for uncertainties in income taxes prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Guidance was also provided on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. The Company recognizes interests and penalties, if any, under accrued expenses and other current liabilities on its consolidated balance sheets and under other expenses in its consolidated statements of comprehensive income. The Company did not recognize any significant interest and penalties associated with uncertain tax positions for the years ended June 30, 2024 and 2023. As of June 30, 2024 and 2023, the Company did not have any significant unrecognized uncertain tax positions.

(t)	Value added tax (“VAT”)

The Company is subject to VAT and related surcharges on revenues generated from sales of products and revenues earned for services. The Company records revenues net of VAT. Entities that are VAT general taxpayers are allowed to offset qualified input VAT, paid to suppliers against their output VAT liabilities. The applicable PRC VAT rates are 13% for selling products and 6% for service income for the years ended June 30, 2024 and 2023.

(u)	Comprehensive income

Comprehensive income includes all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. For the years presented, comprehensive income includes net income and the foreign currency translation changes.

F-12

STAK INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars, except for number of shares)

(v)	Segment

In accordance with ASC 280-10, Segment Reporting, the Company’s chief operating decision maker (“CODM”), identified as the Company’s Chief Executive Officer, relies upon the consolidated results of operations as a whole when making decisions about allocating resources and assessing the performance of the Company. As a result of the assessment made by CODM, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting.

As the Company’s long-lived assets are substantially all located in the PRC and all of the Company’s revenues and expenses are derived from within the PRC, no geographical segments are presented.

(w)	Operating lease

The Company adopted the new lease accounting standard, ASC Topic 842, Leases (“ASC 842”) as of July 1, 2021, using the non-comparative transition option pursuant to ASU 2018-11. The Company elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things (i) allowed the Company to carry forward the historical lease classification; (ii) did not require the Company to reassess whether any expired or existing contracts are or contain leases and (iii) did not require the Company to reassess initial direct costs for any existing leases. Therefore, the Company did not consider its existing land use right that was not previously accounted for as leases under Topic 840. For all operating leases except for short-term leases, the Company recognized operating right-of-use assets and operating lease liabilities. Leases with an initial term of 12 months or less were short-term leases and not recognized as right-of-use assets and lease liabilities on the consolidated balance sheets.

Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the commencement date based on the present value of the remaining future minimum lease payments. As the interest rate implicit in the Company’s leases is not readily determinable, the Company utilizes its incremental borrowing rate, determined by class of underlying asset, to discount the lease payments. The operating lease right-of-use assets also include lease payments made before commencement and exclude lease incentives. Some of the Company’s lease agreements contained renewal options; however, the Company did not recognize right-of-use assets or lease liabilities for renewal periods unless it was determined that the Company was reasonably certain of renewing the lease at inception or when a triggering event occurred. The Company’s lease agreements did not contain any material residual value guarantees or material restrictive covenants.

(x)	Commitments and contingencies

In the normal course of business, the Company is subject to contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters. Liabilities for the contingencies are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated.

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses these contingent liabilities, which inherently involves judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in legal proceedings, the Company, in consultation with its legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of the reasonably possible loss, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

(y)	Recently issued accounting standards pronouncements

The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

F-13

STAK INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars, except for number of shares)

In November 2023, FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires public entities to disclose information about their reportable segments’ significant expenses and other segment items on an interim and annual basis. Public entities with a single reportable segment are required to apply the disclosure requirements in ASU 2023-07, as well as all existing segment disclosures and reconciliation requirements in ASC 280 on an interim and annual basis. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Group is currently evaluating the impact of adopting ASU 2023-07.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires public entities, on an annual basis, to provide disclosure of specific categories in the rate reconciliation, as well as disclosure of income taxes paid disaggregated by jurisdiction. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Group is currently evaluating the impact of adopting ASU 2023-09.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent standards that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows or disclosures.

NOTE 3 - ACCOUNTS RECEIVABLE, NET

Accounts receivable, net was summarized as follows:

	As of June 30,
	2024	2023
Accounts receivable	$3,578,741	$4,114,299
Less: provision for credit losses	(93,218)	(97,526)
Accounts receivable, net	$3,485,523	$4,016,773

The changes in the provision for credit losses were as follows:

	For the Years Ended June 30,
	2024	2023
Balance at beginning of the year	$97,526	$4,974
(Reversal)/Additions	(4,118)	96,910
Foreign exchange effect	(190)	(4,358)
Balance at end of the year	$93,218	$97,526

For the year ended June 30, 2024, the Company reversed bad debt expense of $4,118 and for the year ended June 30, 2023, the Company recognized bad debt expense of $96,910.

F-14

STAK INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars, except for number of shares)

NOTE 4 - INVENTORIES

Inventories were summarized as follows:

	As of June 30,
	2024	2023
Parts and materials	$7,915,528	$4,548,555
Finished goods	366,715	-
Goods in transit	-	1,634,083
Inventories	$8,282,243	$6,182,638

For the years ended June 30, 2024 and 2023, the Company did not recognize any impairment loss for slow-moving inventory with cost lower than net realizable value.

NOTE 5 - PREPAYMENTS AND OTHER CURRENT ASSETS, NET

Prepayments and other current assets consisted of the following:

	As of June 30,
	2024	2023
Loans to third parties (i)	$598,580	$345,041
Prepaid expenses	21,694	30,633
Deductible input VAT	72,641	-
Others	2,029	18,233
Less: allowances for credit losses	(14,448)	(27,822)
Prepayment and other current assets, net	$680,496	$366,085

(i)	Loans to third parties are used for their capital turnover.

For the years ended June 30, 2024 and 2023, the Company reversed bad debt expense of $13,390 and $4,552, respectively.

NOTE 6 - PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	As of June 30,
	2024	2023
Machinery and equipment	$3,370,486	$3,377,877
Transportation equipment	13,898	13,929
Office equipment	18,929	1,607
Total	3,403,313	3,393,413
Less: accumulated depreciation	(820,600)	(495,037)
Property and equipment, net	$2,582,713	$2,898,376

Depreciation expenses for the years ended June 30, 2024 and 2023 were $328,563 and $322,737, respectively. The Company did not recognize any impairment loss for the years ended June 30, 2024 and 2023.

NOTE 7 - OTHER NON-CURRENT ASSETS

As of June 30, 2024, other non-current assets consisted of prepayment for software usage rights and joint research and development fees, using straight-line method with amortization period of 2.5 years and 3 years, respectively.

F-15

STAK INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars, except for number of shares)

NOTE 8 - SHORT-TERM BORROWINGS

Short-term borrowings consisted of the following:

	Annual	Maturity	Guarantee	June 30,	June 30,
	Interest Rate	date	Information	2024	2023
Bank of Nanjing	3.80%	From September 14, 2024 to March 26, 2025	Jiangsu Wujin Credit Financing Guarantee Co., Ltd.& Taizhou Guoxin Financing Guarantee Co., Ltd.& Mr. Chuanbo Jiang	$1,926,464	$-
Bank of Communications	3.65%	March 20, 2025	Jiangsu Changzhou High-tech Credit Financing Guarantee Co., Ltd.& Mr. Chuanbo Jiang	825,627	-
China Construction Bank (i)	3.95%	July 20, 2024	Intellectual property	550,418	-
Bank of Jiangsu (ii)	4.00%	July 19, 2024	Jiangsu Changzhou High-tech Credit Financing Guarantee Co., Ltd.& Mr. Chuanbo Jiang	412,814	-
Bank of Suzhou	3.70%	April 15, 2025	Jiangsu Changzhou High-tech Credit Financing Guarantee Co., Ltd.	412,814	-
Jiangnan Rural Commercial Bank	3.95%	November 10, 2024	Changzhou Zhongshan Intelligent Equipment Co., Ltd.& Mr. Chuanbo Jiang	206,407	-
Bank of Communications	3.85%	April 26, 2024	Jiangsu Changzhou High-tech Credit Financing Guarantee Co., Ltd.	-	827,438
Bank of Jiangsu	4.36%	December 15, 2023	Jiangsu Changzhou High-tech Credit Financing Guarantee Co., Ltd.	-	275,813
Jiangnan Rural Commercial Bank	4.15%	November 16, 2023	Mr. Chuanbo Jiang	-	206,859
China Construction Bank	3.95%	July 31, 2023	Mr. Chuanbo Jiang	-	137,906
Total				$4,334,544	$1,448,016

(i)	The principal of the borrowing is RMB4,000,000 (approximately $550,418). Subsequent in July 2024, the Company repaid the borrowing in full.

(ii)	The principal of the borrowing is RMB3,000,000 (approximately $412,814). Subsequent in July 2024, the Company repaid the borrowing in full.

Interest expenses for the years ended June 30, 2024 and 2023 were $120,602 and $52,740, respectively.

NOTE 9 - ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	As of June 30,
	2024	2023
VAT payable	$671,867	$9,154
Payroll payable	308,707	136,725
Accrued expenses	273,697	150,778
Loan payable	-	91,253
Others	38,972	1,650
Total	$1,293,243	$389,560

NOTE 10 - LONG-TERM BORROWING

Long-term borrowing consisted of the following:

	Annual	Maturity	Guarantee	June 30,	June 30,
	Interest Rate	date	Information	2024	2023
WeBank Co., Ltd.	10.30%	From January 25, 2026 to February 25, 2026	/	$116,964	$-
Total				$116,964	$-

F-16

STAK INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars, except for number of shares)

NOTE 11 - TAXATION

Cayman Islands

STAK is incorporated in the Cayman Islands. Under the current laws of Cayman Islands, STAK is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in Cayman Islands.

Hong Kong

On March 21, 2018, the Hong Kong Legislative Council passed The Inland Revenue (Amendment) (No. 7) Bill 2017 (the “Bill”) which introduces the two-tiered profits tax rates regime. The Bill was signed into law on March 28, 2018 and was announced on the following day. Under the two-tiered profits tax rates regime, the first HK$ 2 million of profits of the qualifying group entity will be taxed at 8.25%, and profits above HK$ 2 million will be taxed at 16.5%. The Company’s Hong Kong subsidiary did not have assessable profits that were derived in Hong Kong for the years ended June 30, 2024 and 2023. Therefore, no Hong Kong profit tax has been provided for the years ended June 30, 2024 and 2023.

PRC

The Company’s PRC subsidiaries are subject to the PRC Enterprise Income Tax Law (“EIT Law”) and are taxed at the statutory income tax rate of 25%, unless otherwise specified.

The components of the income tax provision consisted of the following:

	For the Years Ended June 30,
	2024	2023
Current income tax expenses	$619,064	$861,007
Deferred income tax expenses	(342,875)	(145,967)
Total	$276,189	$715,040

As the main business operations were concentrated in China, PRC statutory income tax rate was applied. The reconciliations of the PRC statutory income tax rate and the Company’s effective income tax rate were as follows:

	For the Years Ended June 30,
	2024	2023
PRC statutory income tax rate	25.0%	25.0%
Effect of different tax rates available to different jurisdictions	-	0.1%
Effect of non-deductible expenses	0.6%	0.2%
Effect of research and development deduction	(15.4%)	(8.2%)
Effective income tax rate	10.2%	17.1%

As of June 30, 2024 and 2023, the significant components of the deferred tax assets and deferred tax liabilities were summarized below:

	As of June 30,
	2024	2023
Deferred tax assets
Tax losses carried forward	$454,243	$103,525
Allowance for credit losses	26,917	32,963
Accrued expenses	34,912	26,681
Lease liabilities	-	9,816
Valuation allowance	-	-
Total deferred tax assets	$516,072	$172,985

Defer tax liabilities
Right-of-use assets	$(9,549)	$(6,975)
Total deferred tax liabilities	$(9,549)	$(6,975)

Deferred tax assets, net	$506,523	$166,010

F-17

STAK INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars, except for number of shares)

NOTE 11 - TAXATION (CONTINUED)

The current PRC EIT Law imposes a 10% withholding income tax for dividends distributed by foreign invested enterprises to their immediate holding companies outside the PRC. A lower withholding tax rate will be applied if there is a tax treaty arrangement between the PRC and the jurisdiction of the foreign holding company. Distributions to holding companies in Hong Kong that satisfy certain requirements specified by the PRC tax authorities, for example, will be subject to a 5% withholding tax rate.

As of June 30, 2024 and 2023, the Company had not recorded any withholding tax on the retained earnings of its foreign invested enterprises in the PRC, since the Company intends to reinvest its earnings to further expand its business in the PRC, and its foreign invested enterprises do not intend to declare dividends to their immediate foreign holding companies.

As of June 30, 2024 and 2023, there was no tax effect of temporary difference under ASC Topic 740 “Accounting for Income Taxes” that gives rise to deferred tax asset and liability.

For entities incorporated in Hong Kong, net loss can be carried forward indefinitely; for entities incorporated in PRC mainland, net loss can be carried forward for five years. As of June 30, 2024 and 2023, the Group had net operating loss carryforwards of approximately $1,788,722 and $411,817 for entities incorporated in PRC mainland, respectively. As of June 30, 2024, the net operating loss carryforwards from PRC will expire, if unused, from 2026 to 2029.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of June 30, 2024 and 2023, the Company did not have any significant unrecognized uncertain tax positions or any unrecognized liabilities, interest or penalties associated with unrecognized tax benefits. The Company does not believe that its uncertain tax benefits position will materially change over the next twelve months.

F-18

STAK INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars, except for number of shares)

NOTE 12 - LEASES

The Company leases offices and facility space under non-cancellable operating leases. The Company considers those renewal or termination options that are reasonably certain to be exercised in the determination of the lease term and initial measurement of right of use assets and lease liabilities. Lease expense for lease payments is recognized on a straight-line basis over the lease term. Leases with an initial term of 12 months or less are not recorded on the balance sheets.

The Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease.

The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

A summary of lease cost recognized in the Company’s consolidated statements of income and comprehensive income was as follows:

	For the Years Ended June 30,
	2024	2023
Operating leases costs excluding short-term rental expense	$31,725	$40,466
Short-term rental expense	2,284	506
Total	$34,009	$40,972

A summary of supplemental information related to operating leases was as follows:

	As of June 30,
	2024	2023
Weighted average remaining lease term (years)	2.00	0.72
Weighted average discount rate	3.85%	4.40%

The Company’s lease agreements do not have a discount rate that is readily determinable. The incremental borrowing rate is determined at lease commencement or lease modification and represents the rate of interest the Company would have to pay to borrow on a collateralized basis over a similar term and an amount equal to the lease payments in a similar economic environment.

F-19

STAK INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars, except for number of shares)

NOTE 13 - EQUITY

Ordinary shares

STAK was established under the laws of Cayman Islands on May 9, 2023. The authorized number of Ordinary Shares was originally 50,000 with par value of $1 per share. The Company issued 50,000 shares to the shareholders at par value $1 per share in May 2023.

On May 20, 2024, the Company effected a one thousand-for-one subdivision of shares to shareholders, which increased the total number of authorized and issued ordinary shares of 50,000 to 50,000,000 and decreased the par value of ordinary shares from $1 to $0.001. Then the shareholders surrendered a pro-rata number of ordinary shares of 40,000,000 to the Company for no consideration and thereafter cancelled. Following the surrender, the issued and outstanding ordinary shares were 10,000,000 of par value of $0.001 per share. All share and per share data in the consolidated financial statements have been retroactively adjusted to reflect the surrender as if it has occurred at the beginning of the earliest period presented.

Subscription receivable

As of June 30, 2023, subscription receivable in the amount of $10,000 on the consolidated balance sheets represented the unrecovered consideration of the 10,000,000 ordinary shares issued by STAK, which were fully collected by the Company during the year ended June 30, 2024.

Statutory reserve and restricted net assets

A significant portion of the Company’s operations are conducted through its PRC subsidiaries, the Company’s ability to pay dividends is primarily dependent on receiving distributions of funds from subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by the subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations, and after it has met the PRC requirements for appropriation to statutory reserve. The Company is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the surplus reserve are made at the discretion of the shareholders. Paid-in capital of the subsidiaries included in the Company’s consolidated net assets are also non-distributable for dividend purposes.

As a result of these PRC laws and regulations, the Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company. As of June 30, 2024 and 2023, net assets restricted in the aggregate, which include paid-in capital and statutory reserve funds of the Company’s subsidiaries, that are included in the consolidated net assets were $4,881,919 and $4,635,441 as of June 30, 2024 and 2023, respectively.

NOTE 14 - CONCENTRATIONS

(a)	Concentration of customers

The following table sets forth information as to each customer that accounted for 10% or more of net revenue for the years ended June 30, 2024 and 2023.

	For the Years Ended June 30,
Percentage of the Company’s revenues	2024	2023
Customer A	29%	*
Customer B	24%	31%
Customer C	14%	*
Customer D	*	16%
Customer E	*	13%
Total	67%	60%

The following table sets forth information as to each customer that accounted for 10% or more of total gross accounts receivable as of June 30, 2024 and 2023.

	As of June 30,
Percentage of the Company’s accounts receivable	2024	2023
Customer B	85%	60%
Customer F	*	23%
Total	85%	83%

*	Indicates below 10%.

F-20

STAK INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars, except for number of shares)

NOTE 14 - CONCENTRATIONS (CONTINUED)

(b)	Concentration of suppliers

For the years ended June 30, 2024 and 2023, the Company’s material suppliers, each of whom accounted for more than 10% of the Company’s total purchases, were as follows:

	For the Years Ended June 30,
Percentage of the Company’s purchase	2024	2023
Supplier A	39%	*
Supplier B	11%	*
Supplier C	*	16%
Supplier D	*	11%
Supplier E	*	10%
Total	50%	37%

The following table sets forth information as to each supplier that accounted for 10% or more of total accounts payable as of June 30, 2024 and 2023.

	As of June 30,
Percentage of the Company’s accounts payable	2024	2023
Supplier F	46%	*
Supplier G	17%	*
Supplier H	14%	*
Supplier I	10%	*
Supplier J	*	17%
Supplier A	*	11%
Total	87%	28%

*	Indicates below 10%.

NOTE 15 - COMMITMENTS AND CONTINGENCIES

Commitments

As of June 30, 2024 and 2023, the Company had no material purchase commitments, significant capital commitments, long-term obligations or guarantees.

Contingencies

In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is assessed to be probable, and the amount of the loss is reasonably estimable. In the opinion of the management, there were no material pending or threatened claims and litigation as of the issuance date of these consolidated financial statements.

F-21

STAK INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars, except for number of shares)

NOTE 16 - RELATED PARTY TRANSACTIONS AND BALANCES

The table below sets forth the major related parties and their relationships with the Company:

Name of related parties:	Relationship with the Company
Mr. Chuanbo Jiang	CEO, director and a shareholder of the Company
Ms. Huyun Gao	A shareholder of the Company
Mr. Jieping Gao	A member of Ms. Huyun Gao’s immediate family

Amounts due from a related party

The following table presents amounts due from a related party as of June 30, 2024 and 2023.

	As of June 30,
	2024	2023
Mr. Chuanbo Jiang (i)	$133,482	$-
Total	$133,482	$-

(i)	The balance mainly represents the advances made to the related party for Company’s daily operational purposes. The receivable is interest-free and due on demand.

Amounts due to related parties

The following table presents amounts due to related parties as of June 30, 2024 and 2023.

	As of June 30,
	2024	2023
Mr. Huyun Gao (i)	$42,487	$9,052
Mr. Chuanbo Jiang (i)	-	231,126
Mr. Jieping Gao (ii)	-	17,928
Total	$42,487	$258,106

(i)	The balance represented advance from related parties for the Company’s daily operations with no fixed term of repayment and interest.

(ii)	The balance represented the payment payable for the equipment purchases used in the Company’s daily operations from the related party.

F-22

STAK INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars, except for number of shares)

NOTE 16 - RELATED PARTY TRANSACTIONS AND BALANCES (CONTINUED)

Related party transactions

During the years ended June 30, 2024 and 2023, the Company had the following material related party transactions.

	For the Years Ended June 30,
	2024	2023
Shareholder contributions
Mr. Chuanbo Jiang	$38,500	$2,804,556
Ms. Huyun Gao	7,500	553,652
Mr. Huailiang Xu	2,000	168,516
Mr. Haoyu Xiong	1,500	126,134
Mr. Cheukyin Tai	500	6,895

NOTE 17 - CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X as the restricted net assets of the subsidiaries of the Company exceed 25% of the consolidated net assets of the Company. The ability of the Company’s operating subsidiaries to pay dividends may be restricted due to the restriction of paid-in capital, additional paid-in capital and statutory surplus reserves of the Company under PRC laws and regulations.

The condensed financial information of the parent company, STAK, has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company has used equity method to account for its investment in its subsidiaries.

STAK and its subsidiaries are included in the consolidated financial statements where the inter-company balances and transactions are eliminated upon consolidation. For the purpose of STAK’s stand-alone financial statements, its investments in subsidiaries are reported using the equity method of accounting. STAK’s share of income and losses from its subsidiaries is reported as earnings from subsidiaries in the accompanying condensed financial information of parent company.

F-23

STAK INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars, except for number of shares)

NOTE 17 - CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (CONTINUED)

Condensed balance sheets

	As of June 30,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$46,307	$-
Total current assets	46,307	-

Non-current assets:
Investment in subsidiaries	10,534,642	8,120,637
Total non-current assets	10,534,642	8,120,637
Total assets	$10,580,949	$8,120,637

Liabilities and shareholders’ equity
Ordinary shares (par value of $0.001 per share; 50,000,000 shares authorized; 10,000,000 shares issued and outstanding as of June 30, 2024 and 2023, respectively)	$10,000	$10,000
Subscription receivable	-	(10,000)
Additional paid in capital	4,249,517	4,209,517
Retained earnings	6,709,975	4,268,201
Accumulated other comprehensive loss	(388,543)	(357,081)
Total shareholders’ equity	$10,580,949	$8,120,637
Total liabilities and shareholders’ equity	$10,580,949	$8,120,637

Condensed statements of income and comprehensive income

	For the Years Ended June 30,
	2024	2023
Operating income
Equity income of subsidiaries	$2,446,103	$3,460,462
General and administrative expenses	(4,832)	-
Total operating income	2,441,271	3,460,462

Foreign exchange gain and interest income	503
Income before income tax expense	2,441,774	3,460,462
Income tax expense	-	-
Net income	$2,441,774	$3,460,462

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	(31,462)	(279,973)
Total comprehensive income	$2,410,312	$3,180,489

Condensed statements of cash flows

	For the Years Ended June 30,
	2024	2023

Cash flows from operating activities	$(3,710)	$—
Cash flows from investing activities	-	—
Cash flows from financing activities	50,000	—
Effect of exchange rate changes	17	—
Net increase in cash, cash equivalents and restricted cash	46,307	—
Cash and cash equivalents, at the beginning of the year	-	—
Cash and cash equivalents, at the end of the year	$46,307	$—

NOTE 18 - SUBSEQUENT EVENT

Short-term bank borrowings

From July 2024 to October 2024, the Company obtained several bank borrowings with a total amount of $1.7 million, at annual interest rates varying from 3.80% to 4.00%, which would be due within one year.

The Company has performed an evaluation of subsequent events through October 18, 2024, which was the date of the issuance of the consolidated financial statements, except for the events mentioned above, and determined that no events would have material impacts on the consolidated financial statements.

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1,250,000

Ordinary Shares

PROSPECTUS

[    ] , 2024

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this Offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

Part II — Information Not Required in the Prospectus

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty. Our articles of association provide to the extent permitted by Cayman Islands law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by the Companies Act, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

In May 2023, the Company issued 50,000 Ordinary Shares to the following founding shareholders at par value ($1 per share) for a total consideration of $50,000. The Company received the consideration of $50,000 on May 20, 2024. The Ordinary Shares were issued in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act. No underwriters were involved in these issuances of Ordinary Shares.

Name	Number of Ordinary Shares
Cheukyin Tai	500
Haoyu Xiong	1,500
Huailiang Xu	2,000
Lanying Capital Ltd	38,500
MT. Yang Holding Ltd	7,500

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On May 20, 2024, the Company effected a one thousand-for-one subdivision of shares to shareholders, which increased the total number of authorized and issued Ordinary Shares from 50,000 to 50,000,000, and decreased the par value of Ordinary Shares from $1 to $0.001. Then the shareholders surrendered an aggregate of 40,000,000 Ordinary Shares to the Company for no consideration, which shares were cancelled thereafter. Following the surrender, the issued and outstanding Ordinary Shares are 10,000,000 of par value of $0.001 per share.

Other than disclosed herein, we did not issue any securities in the past three years.

Item 8. Exhibits.

(a)	The following documents are filed as part of this registration statement:

1.1	Form of Underwriting Agreement
3.1	Memorandum and Articles of Association of the Registrant
3.2	Form of Amended and Restated Memorandum and Articles of Association of the Registrant, as adopted by special resolutions on May 20, 2024, conditional upon and with effect from the date of listing
4.1	Specimen Share Certificate
4.2	Form of Representative’s Warrant
5.1	Opinion of Ogier as to the validity of the Ordinary Shares
5.2	Opinion of Loeb & Loeb LLP regarding the validity of the Underwriter’s Warrants being registered
10.1	Translation of Framework Cooperation Agreements entered by YLAN and Baolu Auto Industrial (Shiyan) Limited dated August 10, 2022
10.2	Translation of Framework Cooperation Agreements entered by YLAN and Yizhuan Auto Limited dated June 30, 2022
10.3	Translation of Leasing Agreement entered by and among YLAN, Changzhou Hongce Urban Development and Construction Co., Ltd., and Jiangsu Tianing Economic Development Zone dated August 3, 2023
10.4	Translation of Leasing Agreement entered by and between YLAN and Shiyan Neng Sheng Gong Mao Development Limited
10.5	Form of Officer Employment Agreement
10.6	Form of Independent Director Agreement between the Registrant and Independent Directors
14.1	Code of Business Conduct and Ethics
21.1	List of Subsidiaries
23.1	Consent of HTL International, LLC
23.2	Consent of Ogier (included in Exhibit 5.1)
23.3	Consent of Beijing Bo Yan Zhishang Information Advise Co., Ltd
24.1	Power of Attorney (included on signature page to the registration statement)
99.1	Charter of the Audit Committee
99.2	Charter of the Compensation Committee
99.3	Charter of the Nomination Committee
99.4	Consent of Director Nominee Zhaohui Randall Xu
99.5	Consent of Director Nominee Yiqin Hu
99.6	Consent of Director Nominee Johannes AG Beekmans
99.7	Consent of DeHeng Law Offices (Shenzhen)
99.8	Form of Clawback Policy
107	Calculation of Registration Fee

* To be filed by amendment.

(b)	Financial Statement Schedules

None.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(a)	to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser;

(b)	insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

(c)	for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(d)	for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Changzhou, People’s Republic of China, on November 15, 2024.

STAK Inc.

By:	/s/ Chuanbo Jiang
Name:	Chuanbo Jiang
Title:	Chief Executive Officer and Director

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Chuanbo Jiang and Diana Li, and each of them, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to (1) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, together with all schedules and exhibits thereto, (2) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (3) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, and (4) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Chuanbo Jiang	Chief Executive Officer and Director	November 15, 2024
Chuanbo Jiang	(Principal executive officer)

/s/ Diana Li	Chief Financial Officer	November 15, 2024
Diana Li	(Principal financial and accounting officer)

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Authorized U.S. Representative

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of STAK Inc., has signed this registration statement in Newark, Delaware, on November 15, 2024.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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